As filed with the Securities and Exchange Commission on May 30, 2007

                                                     Registration No. 333-142419

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                (AMENDMENT NO. 1)

                   SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.
                 (Name of small business issuer in its charter)

            NEVADA                          6799                 56-2146925
            ------                          ----                 ----------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                 6 YOUPENG ROAD
                              QUFU, SHANDONG, CHINA
                                 (86) 537-442999
          (Address and telephone number of principal executive offices)

                                  SAME AS ABOVE

(Address of principal place of business or intended principal place of business)

                                 MS. DONDONG LIN
                             CHIEF EXECUTIVE OFFICER
                   SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.
                                 6 YOUPENG ROAD
                              QUFU, SHANDONG, CHINA
                                 (86) 537-442999
            (Name, address and telephone number of agent for service)

                                 with a copy to:
                            JAMES M. SCHNEIDER, ESQ.
                       SCHNEIDER WEINBERGER & BEILLY, LLP
                          2200 CORPORATE BOULEVARD N.W.
                                    SUITE 210
                            BOCA RATON, FLORIDA 33431
                            TELEPHONE (561) 362-9595
                            TELECOPIER (561) 362-9612

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ] ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                        PROPOSED
                            DOLLAR      MAXIMUM       PROPOSED
TITLE OF EACH               AMOUNT      OFFERING       MAXIMUM       AMOUNT OF
CLASS OF SECURITIES          TO BE       PRICE        AGGREGATE     REGISTRATION
TO BE REGISTERED          REGISTERED    PER UNIT   OFFERING PRICE       FEE
----------------------    ----------    --------   --------------   ------------
Common stock,
  par value $0.001 (1)    10,452,500     $0.50       $5,226,250         $160
Common stock,
  par value $0.001 (1)       900,000     $0.78          702,000           22
Common stock,
  par value $0.001 (2)    10,793,750     $0.65        7,015,938          215
                          ----------                                    ----
        Totals            22,146,250                                    $397 (3)
                          ==========                                    ====

(1) Includes issued and outstanding shares of common stock. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the average of the high and low sale price of the common stock as reported on the OTC Bulletin Board on April 24, 2007 as to the 10,452,500 shares included in the initial registration statement and on May 29, 2007 as to the additional 900,000 shares included in amendment number 1 to the registration statement.

(2) Includes shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $.65 per share.

(3) $375.00 of the filing fee was previously paid.

To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the warrants in the event of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 30, 2007

                                   PROSPECTUS

                   SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.

                        22,146,250 shares of Common Stock

         This prospectus relates to periodic offers and sales of 22,146,250 shares of our common stock by the selling security holders, which includes:

         o  11,325,500 shares which are presently outstanding; and

         o 10,793,750 shares issuable upon the exercise of common stock purchase warrants with an exercise price of $.65 per share.

         At May 17, 2007 we had outstanding 85,909,776 shares of our common stock, of which 66,653,814 shares are held by non-affiliates. The number of shares of our common stock covered by this prospectus, including common stock underlying the warrants, equals approximately 28.6% of the shares held by non-affiliates on a fully diluted basis. We will not receive any proceeds from the sale of the shares by the selling security holders. The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock.

         For a description of the plan of distribution of these shares, please see page 72 of this prospectus.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "SUWN". On May 29, 2007 the last reported sale price for our common stock was $0.78 per share.
                              ____________________

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about the risks of investing in our common stock.
                              ____________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                              ____________________

                 The date of this Prospectus is _________, 2007

                              ABOUT THIS PROSPECTUS

         You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospectus may have changed since that date.

         When used in this prospectus, the terms:

         o "Sunwin," "we," and "us" refers to Sunwin International Neutraceuticals, Inc., a Nevada corporation, and our subsidiaries,

         o "Sunwin Tech" refers to our subsidiary Sunwin Tech Group, Inc., a Florida corporation,

         o "Qufu" refers to our subsidiary Qufu Natural Green Engineering Co., Ltd., a PRC company,

         o "Shengya Veterinary Medicine" refers to Qufu's subsidiary Shengya Veterinary Medicine Co., Ltd. a PRC company formerly known as Shangong Qufu Veterinary Medicine Plant,

         o "Shengyuan Herb Extraction" refers to Qufu's subsidiary Shengyuan Herb Extraction Co., Ltd., a PRC company,

         o "Qufu Chinese Medicine" refers to Qufu's subsidiary Qufu Chinese Medicine Factory, a PRC company,

         o "Sunwin Stevia International" refers to our subsidiary Sunwin Stevia International Corp., a Florida corporation,

         o "Sunwin California" refers to our subsidiary Sunwin California, Inc., a California corporation, and

         o "Sunwin Canada" refers to our subsidiary Sunwin (Canada) Pharmaceutical Ltd., a Canadian corporation.

         We also use the following terms when referring to certain related parties:

         o "Pharmaceutical Corporation" refers to Shandong Shengwang Pharmaceutical Corporation Limited, a Chinese company which is controlled by Mr. Laiwang Zhang, our President, Chairman and a principal shareholder of our company,

         o "Group Corporation" refers to Shandong Shengwang Group Corporation, a Chinese company controlled by Mr. Zhang.

         The information which appears on our web sites at www.sunwin.biz and www.onlysweet.com is not part of this prospectus.

                               PROSPECTUS SUMMARY

THE COMPANY

         We manufacture a group of neutraceutical products in the People's Republic of China ("China" or "PRC"). Our operations are organized into three main product groups which include:

         o Stevioside, a 100% natural sweetener which we extract from the leaves of the Stevia rebaudiana plant. We are one of the leading manufacturers of Stevioside in the PRC. We sell this product on a wholesale basis to domestic food manufacturers and larger foreign trade companies which export the product to Japan, Korea and Southeast Asia,

         o a comprehensive group of veterinary medicines including both Traditional Chinese medicine and Western medicine, feed additives, feeds and disinfectants. These products are sold domestically on both a wholesale and retail basis to livestock and poultry farmers, retail veterinary product outlets and large scale cultivating business. We are one of the top 50 companies in this product category in the PRC, and

         o traditional Chinese medicine formula extracts which we sell on a wholesale basis to domestic traditional Chinese medicine manufacturers and large animal pharmaceutical companies.

         We strive to work closely with consumers to provide a quality, value, and a hybrid mix of agricultural products and services that meet growing demand in the PRC.

         We were incorporated in Nevada in August 1987. Our executive offices are located at 6 Youpeng Road, Qufu, Shandong, China, and our telephone number is (86) 537-442999.

                               ABOUT THE OFFERING

         This prospectus covers the resale of a total of 22,146,250 shares of our common stock by selling security holders. Of those shares covered by this prospectus, 11,352,500 shares have been issued and are currently outstanding and the remaining 10,793,750 shares are issuable upon the exercise of outstanding common stock purchase warrants with an exercise price of $0.65 per share. Selling security holders may resell their shares from time-to-time, including through broker-dealers, at prevailing market prices. We will not receive any proceeds from the resale of our shares by the selling security holders. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

COMMON STOCK:

      OUTSTANDING PRIOR TO THIS OFFERING:  85,909,776 shares of common stock and no shares of preferred stock as of
                                           May 17, 2007

         COMMON STOCK RESERVED:            10,793,750 shares issuable upon
                                           exercise of outstanding warrants with
                                           an exercise price of $0.65 per share,
                                           the resale of which is covered by
                                           this prospectus.

         OUTSTANDING AFTER THIS OFFERING:  96,703,526 shares of common stock and no shares of preferred stock,
                                           assuming the exercise of all
                                           outstanding warrants.

                             SELECTED FINANCIAL DATA

         The following summary of our financial information for the years ended April 30, 2006 and 2005 and the nine months ended January 31, 2007 and 2006 has been derived from, and should be read in conjunction with, our financial statements included elsewhere in this prospectus.

INCOME STATEMENT:

                                                                      FOR THE NINE MONTHS
                                   FISCAL YEAR ENDED APRIL 30,         ENDED JANUARY 31,
                                   ---------------------------     --------------------------
                                       2006            2005            2007           2006
                                       ----            ----            ----           ----
                                                                           (unaudited)
Net Revenues ..................    $15,490,013    $ 12,114,006     $11,562,948    $11,065,853
Gross Profit ..................      4,624,096       3,735,168       3,044,343      3,510,780
Total Operating Expenses ......      2,195,955       2,110,340       2,559,505      1,542,858
Income From Operations ........      2,428,141       1,624,828         484,838      1,967,922
Total Other Income (Expense) ..         68,337          (2,960)         66,256        122,450
Income Before Minority Interest      3,020,959       1,107,495         551,094      2,614,372
Net Income ....................    $ 2,429,814    $    829,114         551,094      2,025,104
Comprehensive Income ..........              -               -     $ 1,220,718    $ 2,208,115

BALANCE SHEET DATA:

                                    JANUARY 31, 2007          APRIL 30, 2006
                                    ----------------          --------------
                                      (UNAUDITED)

Working capital ...............       $ 13,634,219             $  8,908,577
Cash ..........................       $  7,152,142             $  5,433,691
Total current assets ..........       $ 15,319,611             $ 10,789,326
Property and equipment, net ...       $  5,184,666             $  5,375,849
Total assets ..................       $ 20,504,277             $ 16,165,175
Total current liabilities .....       $  1,685,392             $  1,880,749
Total liabilities .............       $  1,823,948             $  2,105,197
Total stockholders' equity ....       $ 18,680,329             $ 14,149,978


                                  RISK FACTORS

         An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

                          RISKS RELATED TO OUR COMPANY

THE MANAGEMENT OF OUR COMPANY IS LOCATED IN THE PRC AND WE ARE MATERIALLY DEPENDENT UPON ADVISORY SERVICES OF A U.S. COMPANY.

         None of the current members of our management have any experience in U.S. public companies and other than our President, Mr. Zhang, none these individuals are fluent in English. We have engaged China Direct Investments, Inc. to provide us with various advisory and consulting services, including U.S.

business methods and compliance with SEC disclosure requirements. We selected China Direct Investments, Inc. to provide these services to us in part because its staff includes Chinese-speaking individuals with experience in the operation and regulatory framework applicable to U.S. public companies. Until such time as we are able to expand our board of directors to include English-speaking individuals who have experience with the operation and regulatory framework applicable to U.S. public companies, we are materially dependent upon our relationship with China Direct Investments, Inc. Our contract with that company expires in January 2009. If for any reason China Direct Investments, Inc. should fail to provide the contracted services at the anticipated levels or fails to extend its services and we have not added members to our board of directors with the requisite experience, the abilities of our board of directors to do business as a U.S. public company could be materially and adversely affected. In such instances, we may be unable to prepare and file reports as required by the Securities Exchange Act of 1934 on a timely basis which could lead to our common stock being removed from the OTCBB.

WE ARE HIGHLY DEPENDENT ON OUR PRESIDENT, AS WELL AS HIS AFFILIATED COMPANIES, PHARMACEUTICAL CORPORATION AND GROUP CORPORATION.

         We are dependent upon the services of Mr. Laiwang Zhang, our President, and his affiliated companies Pharmaceutical Corporation and Group Corporation, for the continued growth and operation of our company because of his experience in the industry and his personal and business contacts in China. We do not have an employment agreement with Mr. Zhang and we do not anticipate entering into an employment agreement in the foreseeable future. We also do business with several companies which are affiliated with Mr. Zhang as described later in this prospectus under "Certain Relationships and Related Party Transactions." We are dependent upon those relationships to provide us with certain services which we cannot readily obtain on our own without additional expense. We do not have written agreements with any of these related parties.

         Although we have no reason to believe that Mr. Zhang or his affiliated companies would discontinue their services with us, the interruption or loss of these services would adversely effect our ability to effectively run our business and pursue our business strategy as well as our results of operations.

THE MANAGEMENT FEE WHICH WE PAY A RELATED PARTY IS SUBJECT TO INCREASE FROM YEAR TO YEAR. THE AMOUNT WE PAY MAY NOT BE AS ADVANTAGEOUS TO US AS TERMS WE COULD NEGOTIATE WITH AN UNRELATED PARTY.

         We pay Pharmaceutical Corporation, a related party, an annual management fee. These management services include costs and services related to housing provided to certain of our non-management employees, government mandatory insurance for our employees and rent for our principal offices and the research and development facilities we use. We do not have a contract with Pharmaceutical Corporation and the amount of annual management fee is subject to increase at Mr. Zhang's discretion. The management fee paid increased from approximately $85,000 in fiscal 2005 to approximately $123,000 in fiscal 2006. For the nine months ended January 31, 2007, we have paid a management fee of $144,337. While we believe that the terms and costs of this fee are fair to our company, because this agreement is not negotiated on an arms-length basis there are no assurances that we could not obtain more favorable terms from an unrelated party.

WE CANNOT CONTROL THE COST OF OUR RAW MATERIALS, WHICH MAY ADVERSELY IMPACT OUR PROFIT MARGIN AND FINANCIAL POSITION.

         Our principal raw materials are stevioside and herbs used in the formulation of traditional Chinese medicine extracts. The prices for these raw materials are subject to market forces largely beyond our control, including availability and competition in the market place. The prices for these raw materials have varied significantly in the past and may vary significantly in the future, including the increase of the stevia leaves in the later half of

2003 due to the plants being adversely affected by weather conditions. For instance, in 2003 the South China planting bases were adversely affected as a result of a drought in the Jiangxi Province and excessive rains in the Henan, Jiangsu and Anhui Provinces. We have continued to witness an increase in costs of certain raw materials. For example, in our Stevioside segment the cost of sales as a percentage of revenues increased from 76.8% for the nine months ended January 31, 2006 to 79.3% for the nine months ended January 31, 2007. We may not be able to adjust our product prices, especially in the short term, to recover the costs of increases in these raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material costs to our customers.

WE DEPEND ON CERTAIN SUPPLIERS, AND ANY DISRUPTION WITH THOSE SUPPLIERS COULD DELAY PRODUCT PRODUCTION AND SALES AND ADVERSELY AFFECT OUR RELATIONSHIPS WITH CUSTOMERS.

         The stevioside finished product and certain materials used in products we manufacture are available from a limited number of suppliers. Further, we may elect to develop relationships with a single or limited number of suppliers for materials that are otherwise generally available. We have planting and purchase agreements with our major suppliers of the stevia leaves. Although we believe that alternative suppliers are available to supply materials and the stevioside finished product, any interruption in the supply from any supplier could delay product shipments and sales and adversely affect our relationships with customers.

OUR BUSINESS IS HIGHLY DEPENDENT UPON PROPRIETARY TECHNOLOGIES.

         Our success depends on the knowledge, ability, experience and technological expertise of our employees and on the legal protection of proprietary rights. We claim proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to extraction processes used to make Stevioside as well as certain of the traditional Chinese medicine herbal extracts we sell. We believe these proprietary processes increase the quality of our products and give us a competitive advantage in the marketplace. We do not have any patents nor have we filed any patent application for patents on our technologies and proprietary processes. If our competitors independently develop technologies that are substantially equivalent or superior to our processes, the resulting increased competition could reduce the demand for our products. During the past five years we had three of our traditional Chinese medicine products and five of our veterinary medicine products copied by competitors which have been related to us losing approximately 6% to 8% of our revenues in this segment.

         We protect our proprietary rights in our products and operations through contractual obligations, including nondisclosure agreements. There can be no assurance as to the degree of protection these contractual measures may or will afford. If these contractual measures fail to protect our proprietary rights, any advantage those proprietary rights provided to us would be negated.

EACH OF OUR THREE MAIN PRODUCT GROUPS OPERATE IN HIGHLY COMPETITIVE BUSINESSES.

         Each of our product groups is subject to competition from other manufacturers of those products. There are approximately 30 Stevioside manufacturers in China, but only approximately 10, including our company, operate on a continuous basis with the remainder of the companies periodically entering the market in times of increased demand. While we believe we are one of the leading manufacturers of stevioside in the PRC, from time to time there is a sporadic oversupply of this product which can decrease our market share and competitive position in this product group. We compete against a greater number of companies in the production of veterinary medicines and our ability to attain a competitive position in this product market is dependent upon our ability to change our existing product delivery system from tablets and injections to sprays to increase ease of use. Because there are no assurances we will be successful in this endeavor, we may never attain a competitive position in this product group. Finally, our competition within the traditional Chinese medicine formula extract portion of our business is the most intense. There are over 500 companies in China against whom we compete in the sale of traditional Chinese medicine formula extracts and the barriers to entry in this product segment are relatively low. If these other companies successfully market their products or better market their products than our products, we may have a difficult time marketing and selling our products. As a result, we cannot assure you that we will be able to effectively compete in any of our product segments.

OUR HOLDING COMPANY STRUCTURE CREATES RESTRICTIONS ON THE PAYMENT OF DIVIDENDS.

         We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may adversely affect the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars. We do not presently have any intention to declare or pay dividends. You should not purchase shares of our common stock in anticipation of receiving dividends in future periods.

OUR OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION. IF WE FAIL TO COMPLY WITH THE APPLICATION REGULATIONS, OUR ABILITY TO OPERATE IN FUTURE PERIODS COULD BE IN JEOPARDY.

         We are subject to state and local environmental laws related to certification of water release. We are subject to registration and inspection by The Ministry of Agriculture of China with respect to the manufacture and distribution of veterinary medicines and the State Food and Drug Administration of China (SFDA) with respect to the manufacturing and distribution of traditional Chinese medicine extracts. We are also licensed by the Shandong Provincial Government to manufacture veterinary medicine and stevioside. While we are in substantial compliance with all provisions of those registrations, inspections and licenses and have no reason to believe that they will not be renewed as required by the applicable rules of the Central Government and the Shandong Province, any non-renewal of these authorities could result in the cessation of our business activities. In addition, any change in those laws and regulations could impose costly compliance requirements on us or otherwise subject us to future liabilities.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE REDUCED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND OTHER MATTERS.

         Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. Although we have adopted a Code of Ethics, we have not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors as we presently do not have any independent directors. If we expand our board membership in future periods to include additional independent directors, we may seek to establish an audit and other committees of our board of directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

WE MAY BE EXPOSED TO POTENTIAL RISKS RELATING TO OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING AND OUR ABILITY TO HAVE THOSE CONTROLS ATTESTED TO BY OUR INDEPENDENT AUDITORS.

         As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. Presently, we will become subject to compliance with SOX 404 for our fiscal year ending April 30, 2008. While we have yet to being evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as a required part of our annual report on Form 10-KSB beginning with our report for the fiscal year ending April 30, 2008, we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

         In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

WE ENGAGE IN A NUMBER OF RELATED PARTY TRANSACTIONS WHICH MAY NOT ALWAYS BE ON TERMS AS FAVORABLE AS WE COULD RECEIVE FROM NON-AFFILIATED THIRD PARTIES.

         As described later in this prospectus under "Certain Relationships and Related Transactions," we historically have engage in a number of transactions with affiliated entities and we anticipate that we will continue to engage in such transactions in future periods. We cannot assure you that the terms of these transactions will always be as favorable to us as we might receive from non-affiliated third parties. Purchasers of our common stock are reliant upon management's judgment as to the reasonableness and fairness of the terms of the various transactions.

                    RISKS RELATED TO DOING BUSINESS IN CHINA

OUR OPERATIONS ARE LOCATED IN CHINA AND MAY BE ADVERSELY AFFECTED BY CHANGES IN THE POLITICAL AND ECONOMIC POLICIES OF THE CHINESE GOVERNMENT.

         Our business operations may be adversely affected by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

         Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn have material and negative impact on the market price of our stock

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH WE MUST CONDUCT OUR BUSINESS ACTIVITIES.

         The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

FUTURE INFLATION IN CHINA MAY INHIBIT ECONOMIC ACTIVITY IN CHINA.

         In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past 10 years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby adversely affect the market for our products.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD ADVERSELY AFFECT OUR OPERATIONS.

         A renewed outbreak of SARS or another widespread public health problem in China, where all of our revenue is derived, and in Shandong, where our operations are headquartered, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

         o quarantines or closures of some of our offices which would severely disrupt our operations,

         o  the sickness or death of our key officers and employees, and

         o  a general slowdown in the Chinese economy.

         Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY.

         Because all of our revenues are in the form of Renminbi, any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

THE VALUE OF OUR SECURITIES WILL BE AFFECTED BY THE FOREIGN EXCHANGE RATE BETWEEN U.S. DOLLARS AND RENMINBI.

         The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position and the price of our common stock may be adversely affected. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi; the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

         Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including U.S. dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China's current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. On July 21, 2005 the PRC reported that it would have its currency pegged to a basket of currencies rather than just tied to a fixed exchange rate to the dollar. It also increased the value of its currency 2% higher against the dollar, effective immediately.

         If any devaluation of the Renminbi were to occur in the future, returns on our operations in China, which are expected to be in the form of Renminbi, will be negatively affected upon conversion to U.S. dollars. Although we attempt to have most future payments, mainly repayments of loans and capital contributions, denominated in U.S. dollars, if any increase in the value of the Renminbi were to occur in the future, our product sales in China and in other countries may be negatively affected.

REVISED TAX STRUCTURE PROPOSED BY THE NATIONAL PEOPLES CONGRESS COULD HAVE A MATERIAL IMPACT ON OUR PERFORMANCE.

         On December 24, 2006, the Chinese government officially submitted a draft of the new Enterprise Income Tax Law which seeks to unify China's dual tax system. Presently China has a dual tax policy with different rates of taxation for domestic enterprises as opposed to foreign investment enterprises. The new unified tax rate is proposed to be 25% for all entities, which is higher than the 15% rate currently applied to foreign investment entities. However low profit enterprises, whether foreign investment enterprises or domestic enterprises, may be subject to a lower tax rate of 20%. It is uncertain how this new policy, if adopted, would impact our subsidiaries, as all the components of the revised policy have not been determined.

CERTAIN AGREEMENTS TO WHICH WE ARE A PARTY AND WHICH ARE MATERIAL TO OUR OPERATIONS LACK VARIOUS LEGAL PROTECTIONS WHICH ARE CUSTOMARILY CONTAINED IN SIMILAR CONTRACTS PREPARED IN THE UNITED STATES.

         We are a Chinese company and all of our business and operations are conducted in China. We are a party to certain material contracts, including the planting agreements with the farmers who supply the stevia rebaudiana used in our products and the leases for the facilities used by our stevioside, veterinary medicine and Traditional Chinese medicine extract formula product groups. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain provisions which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our material contracts omit these types of clauses, notwithstanding the differences in Chinese and U.S. laws we may not have the same legal protections as we would if the contracts contained these additional provisions. We anticipate that contracts we enter into in the future will likewise omit these types of legal protections. While we have not been subject to any adverse consequences as a result of the omission of these types of clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, we cannot assure you that future events will not occur which could have been avoided if the contracts were prepared in conformity with U.S. standards, or what the impact, if any, of this hypothetical future events could have on our company.

WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO POLICIES REGARDING THE REGULATION OF FOREIGN INVESTMENTS IN CHINA.

         The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China's regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and negatively affected.

IT MAY BE DIFFICULT FOR STOCKHOLDERS TO ENFORCE ANY JUDGMENT OBTAINED IN THE UNITED STATES AGAINST US, WHICH MAY LIMIT THE REMEDIES OTHERWISE AVAILABLE TO OUR STOCKHOLDERS.

         All of our assets are located outside the United States and all of our current operations are conducted in China. Moreover, all of our directors and officers are nationals or residents of China. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for our stockholders to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

RECENT PRC REGULATIONS RELATING TO ACQUISITIONS OF PRC COMPANIES BY FOREIGN ENTITIES MAY CREATE REGULATORY UNCERTAINTIES THAT COULD RESTRICT OR LIMIT OUR ABILITY TO OPERATE, INCLUDING OUR ABILITY TO PAY DIVIDENDS.

         The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company's assets or equity interests to foreign entities for equity interests or assets of the foreign entities.

         In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April 2005 notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January 2005 notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations. The April 2005 notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on our PRC resident stockholders and our subsidiaries. Pending the promulgation of detailed implementation rules, the relevant government authorities are reluctant to commence processing any registration or application for approval required under the SAFE notices.

         In addition, on August 8, 2006, the Ministry of Commerce ("MOFCOM"), joined by the State-Owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE, amended and released the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, new foreign-investment rules which took effect September 8, 2006, superseding much, but not all, of the guidance in the prior SAFE circulars. These new rules significantly revise China's regulatory framework governing onshore-offshore restructurings and how foreign investors can acquire domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

         These new rules may significantly affect the means by which offshore-onshore restructurings are undertaken in China in connection with offshore private equity and venture capital financings, mergers and acquisitions. It is expected that such transactional activity in China in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure its domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

         It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the SAFE notices and new rules. Our business operations or future strategy could be adversely affected by the SAFE notices and the new rules. For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

         We are subject to the United States Foreign Corrupt Practices Act which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

                         RISKS RELATED TO THIS OFFERING

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

         Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Nevada Revised Statutes also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

         In addition, our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors, of which no shares are currently outstanding. Our Board of Directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Collectively, these provisions may prevent a change of control of our company in situations where a change of control would be beneficial to our stockholders.

BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR STOCK IS CONSIDERED A "PENNY STOCK" WHICH CAN ADVERSELY AFFECT ITS LIQUIDITY.

         As the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

         SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

THIS PROSPECTUS PERMITS SELLING SECURITY HOLDERS TO RESELL THEIR SHARES. IF THEY DO SO, THE MARKET PRICE FOR OUR SHARES MAY FALL AND PURCHASERS OF OUR SHARES MAY BE UNABLE TO RESELL THEM.

         It is possible that selling security holders will offer all of there shares for sale. To the extent that these shares are sold into the market, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

           CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING INFORMATION

         Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, Chinese and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors". Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

                   MARKET FOR COMMON STOCK AND DIVIDEND POLICY

         Our common stock is quoted on the OTC Bulletin Board under the symbol "SUWN". The following table sets forth the reported high and low closing prices for our common stock as reported on the OTCBB for the following periods. These prices do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

                                                         High      Low
         Fiscal 2005

         May 1, 2004 through July 31, 2004              $0.74      $0.17
         August 1, 2004 through October 31, 2004        $0.74      $0.25
         November 1, 2004 through January 31, 2005      $0.27      $0.12
         February 1, 2005 through April 30, 2005        $0.19      $0.12

                                                         High      Low
         Fiscal 2006

         May 1, 2005 through July 31, 2005              $0.18      $0.09
         August 1, 2005 through October 31, 2005        $0.22      $0.09
         November 1, 2005 through January 31, 2006      $0.87      $0.18
         February 1, 2006 through April 30, 2006        $1.69      $0.59

         Fiscal 2007

         May 1, 2006 through July 31, 2006              $1.23      $0.65
         August 1, 2006 through October 31, 2006        $1.00      $0.55
         November 1, 2006 through January 31, 2007      $0.87      $0.60
         February 1, 2007 through April 30, 2007        $0.77      $0.43

         On May 29, 2007, the last reported sale price of the common stock on OTC Bulletin Board under the symbol "SUWN" was $0.78 per share. As of May 17, 2007 there were approximately 776 stockholders of record of the common stock.

DIVIDENDS

         We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. Under Nevada law, we are prohibited from paying dividends if the distribution would result in our company not be able to pay its debts as they become due in the usual course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed, we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. Finally, the subscription agreements for our most recently concluded financing prohibit us from paying dividends until the earlier of March 23, 2009, or when all shares of common stock covered by this prospectus have been sold.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of January 31, 2007. This table gives no effect to the sales of the securities by us subsequent to January 31, 2007as described later in this prospectus. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

                                                                JANUARY 31, 2007
                                                                   (UNAUDITED)
                                                                ----------------
Long term liabilities: ........................................  $          0
Preferred Stock, $0.001 par value, 1,000,000 authorized,
  none issued and outstanding .................................             -
Common stock, $0.001 par value, 200,000,000 shares authorized,
  73,942,276 issued and outstanding ...........................        73,942
Additional paid-in capital ....................................    12,025,899
Retained Earnings .............................................     7,452,976
Deferred compensation .........................................      (969,212)
Subscription receivable .......................................      (602,900)
Other comprehensive income-foreign currency ...................       699,624
                                                                 ------------
         Total stockholders' equity ...........................  $ 18,680,329

Total capitalization ..........................................  $ 18,680,329

                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling security holders. Any proceeds that we receive from the exercise of the common stock purchase warrants will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of the warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised. Pending utilization of the proceeds we may receive from the exercise of the warrants, they will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following analysis of our consolidated financial condition and results of operations for the years ended April 30, 2006 and 2005, and the third quarter ended January 31, 2007 and 2006 (unaudited) should be read in conjunction with the consolidated financial statements, including footnotes, and other information presented elsewhere in this prospectus. When used in this section, "fiscal 2006" means our fiscal year ended April 30, 2006 and "fiscal 2005" means our fiscal year ended April 30, 2005.

OVERVIEW

         Through our subsidiaries, we manufacture and sell neutraceutical products which can be classified into three main product groups including; Stevioside, a 100% natural sweetener, veterinary medicines and animal feed additives, and traditional Chinese medicine formula extracts. For accounting purposes, however, we report our revenues in two segments, Stevioside and Chinese and animal medicines. All of our business and operations are located in the People's Republic of China.

         The majority of our revenues are derived from our Stevioside product, and our principal customers for this product are located in Asia, primarily China and Japan where Stevioside is approved for use as both a food additive as well as a nutritional supplement.

         This product group represented approximately 54% of our net sales for the nine months ended January 31, 2007 and approximately 46% of our net sales for fiscal 2006. China has emerged as the world's largest producer of Stevioside, with volume exceeding 80% of the world's supply. We believe that we are one of the top three Stevioside manufacturers in China.

         We also manufacture and sell a comprehensive group of veterinary medicines including seven series of more than 200 products. These veterinary medicines include traditional Chinese medicine as well as western medicine, feed additives, feeds and antibiotics.

         We are an advocate of developing animal medicine from Chinese herbs, especially antivirus and feed additives. We are concentrating our efforts in this product category on developing and producing medicines which are relevant to the needs of the animal stock industry in the PRC, and developing special veterinary medicines made from pure traditional Chinese medicines combined with Western medicine. This product group represented approximately 21% of our net sales for the nine months ended January 31, 2007. Our last product group includes the manufacture and sale of traditional Chinese medicines formula extracts that are used in products made for use by both humans and animals. This product group represented approximately 25% of our net sales for the nine months ended January 31, 2007.

         Our ability to significantly increase our revenues in any of these groups faces a number of challenges. In addition to the existing laws which limit the sale of Stevioside to Western countries, we face competition in the manufacture and sale of Stevioside. There are approximately 30 Stevioside manufacturers in China, with approximately 10 companies operating on a continuing basis. Our other two product groups operate in highly competitive environments. We estimate that there are more than 5,000 companies in China selling animal medicines and more than 200 companies in China that produce Chinese traditional medicines and extracts and refined chemical products. The sale of our products in these two product groups are concentrated on domestic customers therefore our ability to expand our revenues in these product groups are limited to a certain extent by economic conditions in the PRC. In addition, since we are dependent upon raw materials which are harvested and farmed, our ability to produce our products and compete in our markets is also subject to risks including weather and similar events which may reduce the amount of raw materials we are able to purchase from farmers as well as increased competition or market pressure which may result in reduced prices for our products. Our ability, however, to expand our revenues from the sale of Stevioside is limited as the product is not approved for use as a food additive in most Western countries, including the United States, Canada and the European Union. In these countries forms of Stevioside can be marketed and sold as a nutritional supplement. In an effort to increase our competitive position within our market segment, we have built an additional Stevioside manufacturing line in order to expand our Stevioside production, upgraded our existing manufacturing Stevioside line, and we relocated to a larger facility. In January 2007, Sunwin Stevia International launched its website, www.onlysweet.com and during fiscal 2007 we launched five new products in our veterinary medicine division as described later in this prospectus.

         Through January 31, 2007, we have invested an aggregate of approximately $2,005,489 for leasehold improvements and equipment related to an additional veterinary medicine manufacturing line and $1,214,777 towards the construction and development of a new Stevioside facility.

         Even though we are a U.S. company, because all of our operations are located in the PRC, we face certain risks associated with doing business in that country. These risks include risks associated with the ongoing transition from state business ownership to privatization, operating in a cash-based economy, various government policies, unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, challenges in staffing and managing operations in a Communist country, differences in technology standards, employment laws and business practices, longer payment cycles, and changes in currency exchange rates and currency exchange controls. We are unable to control the vast majority of these risks associated both with our operations and the country in which they are located and these risks could result in significant declines in our revenues and adversely affect our ability to continue as a going concern in future periods.

FOREIGN EXCHANGE CONSIDERATIONS

         Since revenues from our operations in the PRC accounted for 100% of our net revenues for fiscal 2006 and fiscal 2005, how we report net revenues from our PRC-based operations is of particular importance to understanding our financial statements. Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52,"Foreign Currency Translation," and are included in determining net income or loss. For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the prevailing exchange rate on the respective balance sheet date.

         Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.

         The functional currency of our Chinese subsidiaries is the local currency or the RMB. The financial statements of our subsidiaries are translated to U.S. dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented. The translation adjustment and effect of exchange rate changes on cash for the nine month period ending January 31, 2007 was $185,158. Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including the U.S. dollar. There was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. dollar has remained stable; appreciating slightly against the U.S. dollar. Countries, including the United States, have historically argued that the Renminbi is artificially undervalued due to China's current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. On July 21, 2005, the PRC announced that the Renminbi would be pegged to a basket of currencies rather than just tied to a fixed exchange rate to the U.S. dollar. It also increased the value of its currency 2% higher against the U.S. dollar, effective immediately

         As of the period ending January 31, 2007 we held cash of $78,816 in banks in Canada. The functional currency of our Canadian subsidiary is the Canadian Dollar. We periodically evaluate the credit quality of the financial institutions at which it holds deposits. The financial statements of our subsidiaries are translated to U.S. dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the period presented.

         If any devaluation of the Renminbi were to occur in the future, returns on our operations in China, which are expected to be in the form of Renminbi, will be negatively impacted upon conversion to U.S. dollars. Although we attempt to have most future payments, mainly repayments of loans and capital contributions denominated in U.S. dollars, if any increase in the value of the Renminbi were to occur in the future, our product sales in China and in other countries may be negatively affected.

CRITICAL ACCOUNTING POLICIES

         The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         A summary of significant accounting policies is included in Note 1 to the Consolidated Financial Statements appearing elsewhere in this prospectus. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our company's operating results and financial condition.

         We record property and equipment at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are from five to twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. We review the carrying value of long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

         We account for stock options issued to employees in accordance with the FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. We adopted FAS No.123R in the second quarter of fiscal 2006.

REVENUE RECOGNITION

         We follow the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. Our revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

RECENT ACCOUNTING PRONOUNCEMENTS

         In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments". The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "Accounting In Certain Investments In Debt and Equity Securities". EITF 03-01 also included accounting considerations subsequent to the recognition of other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. We believe that the adoption of this standard will have no material impact on our financial statements.

         In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS No. 151 amends the guidance in ARB No.43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handing costs, and spoilage. This statement requires that those items be recognized as current period charges regardless of whether they meet the criterion of "so abnormal" which was the criterion specified in ARB No. 43. In addition, this Statement requires that allocation of fixed production overheads to the cost of production be based on normal capacity of the production facilities. This pronouncement is effective for our company beginning October 1, 2005. We do not believe adopting this new standard will have a significant impact on our consolidated financial statements.

         In March 2006, the FASB issued SFAS No. 156: "Accounting For Servicing of Certain Financial Instruments- an amendment of SFAS No. 140". This statement establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. This statement amends SFAS No. 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. SFAS No. 156 permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under SFAS No. 156, an entity can elect subsequent fair value measurement to account for it's separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because this statement permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments in the same accounting period. SFAS No. 156 is effective for financial statements for fiscal years beginning after September 15, 2006. Earlier adoption of SFAS No. 156 is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued any financial statements for that fiscal year. The adoption of SFAS No 156 is not expected have a significant impact on our consolidated financial statements.

         In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No.48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No.109" ("FIN 48"), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that entities recognize the impact of a tax position in their financial statements, if that position is more likely than not to be sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We believe that the adoption of FIN 48 will not have a material effect on our financial statements.

         In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("FAS 157"). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The Statement is to be effective for our financial statements issued in 2008; however, earlier application is encouraged. We are currently evaluating the timing of adoption and the impact that adoption might have on our financial position or results of operations.

         In September 2006, the Staff of the SEC issued SAB No. 108:
"Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements". SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year's financial statements are materially misstated. The SEC staff believes registrants must quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. This Statement is effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 did not have a significant impact on our consolidated financial statements.

         In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FAS 115" (Statement 159). Statement 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. Statement 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the potential impact of Statement 159 on our financial statements. We do not expect the impact will be material.

RESULTS OF OPERATIONS

FOR THE NINE MONTHS ENDED JANUARY 31, 2007 AS COMPARED TO THE NINE MONTHS ENDED JANUARY 31, 2006

         The following table provides certain comparative information on our results of operations for the nine months ended January 31, 2007 and the nine months ended January 31, 2006.

                                          NINE MONTHS ENDED JANUARY 31,
                                               2007           2006
                                               ----           ----            $            %
                                           (UNAUDITED)    (UNAUDITED)      CHANGE        CHANGE
                                           -----------    -----------    -----------    -------
Net Revenues ..........................    $11,562,948    $11,065,853    $   497,095       4.5%
Cost of sales .........................      8,518,605      7,555,073        963,532      12.8%
Stock-based consulting expense ........        414,693        278,517        136,176      48.9%
Selling expenses ......................      1,314,792      1,371,548        (56,756)     -4.1%
General and administration(GA) expenses        830,020       (107,208)       937,228    -874.2%
Total operating expenses ..............      2,559,505      1,542,857      1,016,648      65.9%
Operating income ......................        484,838      1,967,923     (1,483,085)    -75.4%
Total other income ....................         66,256        122,449        (56,193)        NM
Income taxes ..........................              -        523,907       (523,907)   -100.0%
Minority interest .....................              -       (589,174)       589,174         NM
Net income ............................    $   551,094    $ 2,025,104    $(1,474,011)    -72.8%
Comprehensive Income ..................    $ 1,220,718    $ 2,208,115    $  (987,397)     44.7%

NM = not meaningful

Other key indicators:

                                                    NINE MONTHS ENDED JANUARY 31,
                                                         2007           2006
                                                         ----           ----        %
                                                     (UNAUDITED)    (UNAUDITED)    CHANGE
                                                     -----------    -----------    ------
OTHER KEY INDICATORS:
Cost of sales as a percentage of revenues ..........      74%           68%          5.4%
Gross profit margin ................................      26%           32%         -5.4%
Selling expenses as a percentage of revenues .......      11%           12%           -1%
GA expenses as a percentage of revenues ............       7%           -1%          8.1%
Total operating expenses as a percentage of revenues      22%           14%          8.2%

REVENUES

         For the nine months ended January 31, 2007, our total net sales were $11,562,948 as compared to total net sales of $11,065,853 for the nine months ended January 31, 2006, an increase of $497,095 or approximately 4.5%. For nine months ended January 31, 2007, sales from our Stevioside segment represented approximately 54% of our net sales and sales from our traditional Chinese medicine extracts and veterinary medicine segment represented approximately 46% of our total net sales. For the nine months ended January 31, 2006, sales from our Stevioside segment represented approximately 40% of our total net sales and sales from our traditional Chinese medicine extracts and veterinary medicine segment represented approximately 60% of our total net sales.

         Our sales related to the manufacture and sale of Stevioside increased from $4,443,062 for the nine months ended January 31, 2006 to $6,243,196 for the nine months ended January 31, 2007, an increase of $1,800,134, or approximately 41%. The increase in the sales of our natural sweetener, Stevioside, reflects the completion in fiscal 2006 of a new Stevioside manufacturing facility. The new facility could enable us to capture a larger market share. We manufactured 107 tons of Stevioside and resold 123 tons during fiscal year 2006. For the nine months ended January 31, 2007, we manufactured 145 tons and resold 248 tons of Stevioside, while for the nine months ended January 31, 2006, we manufactured 75 tons and resold 167 tons of Stevioside. We continue to witness growing demand for Stevioside. We credit this growth to increased awareness of the attributes of Stevioside.

         Our sales related to our veterinary medicine products was $2,470,168 for the nine months ended January 31, 2007 as compared to $3,274,677 for the nine months ended January 31, 2006, a decrease of $804,509 or approximately 25%. The decrease in the sale of our veterinary medicine products was due in part to reduced demand for animal medicine products as a result of heightened health standards which were enforced from February 2006 through May 2006. One such measure mandates that farmers and breeders euthanize livestock upon confirmation of avian flu symptoms. Our primary clients are veterinary facilities. This policy resulted in a decline in market demand for animal medicine products. Management is cognizant of this market reaction. There can no assurances that sales will return to their historical levels.

         Our sales related to our traditional Chinese medicine products was $2,837,229 for the nine months ended January 31, 2007 as compared to $3,348,114 for the nine months ended January 31, 2006, a decrease of $510,885 or approximately 15%. Sales of our traditional Chinese medicine products include sales of products to third party animal medicine producers who use our products as a component of their own product. Sales of traditional Chinese medicine products to these animal medicine producers were sluggish due to reduced demand for animal medicine products as a result of heightened health standards which the Chinese government instituted in response to increased reports of the avian flu. These measures were strictly enforced from February 2006 through May 2006. One such measure mandates that farmers and breeders euthanize livestock upon confirmation of avian flu symptoms. This policy has caused a decline in the demand for animal medicine products in the market. There can no assurances that sales will return to their historical levels. Accordingly, in addition to seasonality of sales, as a result of the heightened health standards following the incidences of avian flu in fiscal 2006 discussed above we also experienced a decrease in demand for traditional Chinese medicine products by third party animal medicine producers. There are no assurances sales will return to historic levels.

COST OF SALES AND GROSS PROFIT

         For the nine months ended January 31, 2007, cost of sales amounted to $8,518,605 or approximately 73.8% of net sales as compared to cost of sales of $7,555,073 or approximately 68.3% of net sales for the nine months ended January 31, 2006, an increase of 12.8%. The cost of sales increased due to the increase in the cost of raw materials in each of our segments. For traditional Chinese medicine, the cost of sales as a percentage of revenues increased from 58.4% for the nine months ended January 31, 2006 to 65.1% for the nine months ended January 31, 2007. We have witnessed an increase in the general cost of raw materials in this product segment due to reduced supply. The supply of raw materials has been reduced due to seasonal variances. We expect that the cost of raw materials employed in the process and manufacture of traditional Chinese medicine will continue to increase in the future. As a precaution we have increased our inventory levels for the raw materials employed in the process and manufacture of traditional Chinese medicine.

         In our veterinary medicine segment, the cost of sales as a percentage of revenues increased from 66.8% for the nine months ended January 31, 2006 to 69.5% for the nine months ended January 31, 2007. We have witnessed an increase in the general cost of raw materials in this product segment due to a reduced veterinary medicine raw material market after the avian flu disruption in fiscal 2006 described elsewhere herein.

         In our Stevioside segment, the cost of sales as a percentage of revenues increased from 76.8% for the nine months ended January 31, 2006 to 79.3% for the nine months ended January 31, 2007. We have witnessed an increase in the general cost of raw materials in this product segment. As demand for Stevioside grows, the cost of raw materials utilized in the production of Stevioside will continue to rise. Due to circumstances relating to the availability of the raw materials which comprise Stevioside we have increased its inventory levels for the raw materials employed in the process and manufacturing of Stevioside.

         Gross profit for the nine months ended January 31, 2007 was $3,044,343 or approximately 26.3% of net sales, as compared to $3,510,780, or approximately 31.7% of net sales for the nine months ended January 31, 2006.

OPERATING EXPENSES

         Total operating expenses were $2,559,505 for the nine months ended January 31, 2007 as compared to operating expenses of $1,542,857 for the nine months ended January 31, 2006, an increase of $1,016,648, or approximately 65.9%. Included in this increase were:

         o For the nine months ended January 31, 2007, we recorded non-cash compensation expense of $414,693 as compared to $278,517 for the nine months ended January 31, 2006, an increase of $136,176 or approximately 48%. This amount represented the value of shares of our common stock we issued as compensation for consulting services and professional services being rendered to us. This increase primarily represents fees related to our Canadian and California subsidiaries. While we anticipate that we will enter into additional, similar agreements during the balance of fiscal year 2007, we cannot predict the amount of expense which will be attributable to such agreements.

         o For the nine months ended January 31, 2007, selling expenses amounted to $1,314,792 compared to $1,371,548 for the nine months ended January 31, 2006 a decrease of $56,756 or approximately 4.1%. For the nine months ended January 31, 2007 selling expenses were approximately 11.4% of our net sales, as compared to approximately 12.4% for the nine months ended January 31, 2006. For the nine months ended January 31, 2007 we experienced an increase in marketing expenses for Stevia products in the North American market of $130,000; these costs are associated with the introduction of our products to the North American market. As discussed elsewhere herein we formed new subsidiaries in Florida, Canada, and California. The purpose of these subsidiaries is to establish a North American distribution network for a proprietary blend of Stevioside, as well as for our traditional Chinese medicine products. We have experienced increased expenditures related to these efforts. As a result, we have been granted a trademark, UPC bar code certification, retained the services of Blue Chip

Marketing and Communications to conduct extensive market research studies, created an interactive web site, and hired a chief executive officer for our Sunwin Stevia International subsidiary. There is no assurance that these subsidiaries will generate substantial revenues in the near term.

         o For the nine months ended January 31, 2007 we incurred a decrease in commission expenses of approximately $77,000, a decrease in the local sales tax of approximately $131,000, a decrease in travel expenses of approximately $31,000. Commission expenses decreased as a larger portion of our sales are processed directly from the factory as opposed to sales consummated through our salespeople. Local sales tax is exempt by local government for fiscal year 2007.

         o For the nine months ended January 31, 2007 we incurred an increase in shipping and freight expenses of approximately $51,000. The increase in freight charges are related to an increase in sales and related fuel surcharges realized by us during the period ending January 31, 2007.

         o For the nine months ended January 31, 2007, general and administrative expenses were $830,020 as compared to negative expenses of $(107,208) for the nine months ended January 31, 2006, an increase of $937,228 or approximately 874.2%. We formed a wholly owned subsidiary, Sunwin California, on April 11, 2006. We incurred expenses related to Sunwin California which are included in the general and administrative costs of approximately $50,000 for the nine months ended January 31, 2007 which reflects expenses associated with our efforts to expand distribution of Chinese herbs in Chinese communities within California. We formed a wholly owned subsidiary in Canada, Sunwin Canada, on April 20, 2006. The Canadian subsidiary's related expenses included in the general and administrative costs were approximately $45,000 for the nine months ended January 31, 2007 which reflects expenses associated with our efforts to expand distribution of Stevioside into Canada. We also incurred expenses related to Sunwin Tech which are included in the general and administrative costs of approximately $60,000 for the nine months ended January 31, 2007 which reflects expenses associated with consultants and professional resources for the marketing the proprietary blend of Stevioside, "Only Sweet" in the U.S. market

         o For the nine months ended January 31, 2007 our subsidiary Qufu incurred general and administrative expenses of $635,670 as compared to negative expenses of $(160,280) for the nine months ended January 31, 2006, an increase of $795,950 or 497%. For the nine months ended January 31, 2006, we incurred a one time bad debt expense recovery of $867,323. Furthermore, the difference is widened by the abatement of management fees for the Stevioside factory and the veterinary medicine factory which was waived by Pharmaceutical Corporation for the nine months ended January 31, 2006 due to the construction of the new Stevioside facility.

         o During the nine months ended January 31, 2007, we completed the upgrade of the facility and incurred management fees of $144,337 as compared to $55,200 in management fees for the nine months ended January 31, 2006, an increase of $89,137, or 161%. Included in the management fees for the nine months ended January 31, 2007 are approximately $104,376 related to the operations of our Stevioside and veterinary medicine factories. During fiscal 2006 we were undertaking an upgrade of our Stevioside factory and veterinary medicine factory and we did not pay management fees on those operations during the period of the upgrade.

         o These increases were offset by a decrease of approximately $760,507 in bad debt expenses, $19,530 in rent expenses, $24,795 in travel expenses and overall decrease in other general and administrative expenses of approximately $12,000. Bad debt expenses decreased for the nine months ended January 31, 2007 as compared to the nine months ended January 31, 2006. For the nine months ended January 31, 2006 we incurred a one time bad debt expense recovery of $867,323. During the nine months ended January 31, 2007, we formed a delinquent accounts receivable department whose objective is to resolve overdue accounts receivable.

We established an initiative to resolve outstanding accounts receivable; the goal is to improve our collection rate for outstanding accounts receivable. As a result, the bad debt expenses were decreased by approximately $760,507 for the nine months ended January 31, 2007 as compared to the nine months ended January 31, 2006. For the nine months ended January 31, 2006, we incurred rental expense of $41,313 while we upgraded the traditional Chinese medicine factory. We required additional space to warehouse goods while the upgrade was in process. During the nine months ended January 31, 2007, we completed the upgrade of the facility and the rental expense decreased accordingly. Travel expenses decreased for the nine months ended January 31, 2007 as compared to the nine months ended January 31, 2006. We expect travel expenses will increase in the near term as our salespeople are beginning to service their customers on a more frequent basis since the government mandates have eased related to the Avian flu, and we plan to bolster our sales efforts of our veterinary medicine products.

FOR THE YEAR ENDED APRIL 30, 2006 AS COMPARED TO YEAR ENDED APRIL 30, 2005

                                              2006            2005       $ DIFFERENCE   % CHANGE
                                          ------------    ------------   ------------   --------
Net Revenues ..........................   $ 15,490,013    $ 12,114,006     3,376,007         28%
Cost of Sales .........................     10,865,917       8,378,838     2,487,079         30%
                                          ------------    ------------
Stock-based consulting expense ........          9,581         220,000       349,581        159%
Selling expenses ......................        615,348         923,114      (307,766)       -33%
General and administrative ............      1,011,026         967,226        43,800          5%
                                          ------------    ------------
Total Operating Expenses ..............      2,195,955       2,110,340        85,615          4%
                                          ------------    ------------
Operating Income ......................      2,428,141       1,624,828       803,313         49%
Total Other Income (Expense) ..........         68,337          (2,960)       71,297     -2,409%
                                          ------------    ------------
(Benefit) Provision for Income Taxes ..       (524,481)        513,373    (1,037,854)      -202%
                                          ------------    ------------
Minority Interest .....................       (591,145)       (279,381)     (311,764)       112%
                                          ------------    ------------
Net Income ............................   $  2,429,814    $    829,114     1,600,700        193%
                                          ============    ============

Other key indicators:

                                                     FISCAL YEAR ENDED APRIL 30,
                                                         2006          2005        % CHANGE
                                                         ----          ----        --------
Cost of sales as a percentage of revenues ..........      70%           69%            1%
Gross profit margin ................................      43%           45%           -2%
Selling expenses as a percentage of revenues .......       4%            8%           -4%
GA expenses as a percentage of revenues ............       7%            8%           -1%
Total operating expenses as a percentage of revenues      14%           17%           -3%

REVENUES

         For fiscal 2006, our revenues were $15,490,013 as compared to $12,114,006 for fiscal 2005, an increase of $3,376,007 or approximately 27.9%. For fiscal 2006, revenues from our stevioside segment represented approximately 47% of our net revenues and revenues from our traditional Chinese medicine extracts and veterinary medicine segment represented approximately 53% of our total net revenues. We attribute our overall increase in net revenues to an increase in revenues from each of our product lines;

         o revenues from the sale of our natural sweetener, stevioside increased $1,660,953,

         o revenues from the manufacture and sale of our traditional Chinese medicine increased $796,425, and

         o  revenues from our veterinary medicine increased $918,629

         The increase in the sale of our natural sweetener, stevioside, was due to the completion of our manufacturing equipment upgrade. Our revenues related to the manufacture and sale of stevioside increased from approximately $5,540,567 to $7,201,520, a 30% increase from fiscal 2005 to fiscal 2006. In
September 2005 we commenced operations on our new manufacturing line; the facility became fully operational in November 2005. The new facility improves the quality of our stevioside and allows to acquire a larger market share. We manufactured 107 tons of stevioside and resold 123 tons during fiscal 2006. We anticipate manufacturing 300 tons of stevioside during fiscal 2007. We believe that the market for stevioside remains strong as we continue to witness growing demand for the product from consumers based in Japan resulting in increased exports to Japan. In order to ensure we have a sufficient supply of raw materials for production next year, we have prepaid farmers to harvest stevioside leaves, which increased our prepaid expenses by approximately $117,593 on our consolidated balance sheet as of April 30, 2006.

         Our revenues related to traditional Chinese medicine increased from approximately $3,420,000 to $4,217,000, a 23% increase from fiscal 2005 to fiscal 2006. Our gross profit rate has grown from 39% to 41% from fiscal 2005 to fiscal 2006 on this product line due to the introduction of new products and improved sales. The Chinese central government issued a new rule for the Chinese Medicine industry that all manufactures should satisfy good manufacturing practices (GMP) standards in their production process before December 31, 2005. We completed our manufacturing equipment upgrade and as a result currently satisfy the GMP standards requirements in December 2005. As a result of these new regulations, we believe there was a significant market vacancy left by competitors who did not conform to the heightened standards. We believe that the new rules implemented by the central government of China helped us to establish a reputation within this field and acquire a larger market share. In December 2005, we completed the expansion and upgrade of our traditional Chinese medicine production facility and following this upgrade we launched five additional traditional Chinese medicine products. In January 2006, we introduced new products into the market and established a new products series, natural dietary health food. We expect to achieve growth in our traditional Chinese medicine division in our fiscal 2007.

         Our revenues related to veterinary medicine increased from approximately $3,153,000 to $4,072,000, a 29% increase from fiscal 2005 to fiscal 2006. Furthermore our gross profit has grown from approximately $1,007,319 to $1,357,270, an approximate 35% increase from fiscal 2005 to fiscal 2006 due to the introduction of new products and improved sales skills. Similar to the rules which effected our production of Traditional Chinese medicine extracts described above, the Chinese central government also issued a new rule for the veterinary industry mandating that all manufacturers satisfy GMP standards in their production process on or before December 31, 2005. We completed the construction and finished the inspection process of our facilities in December 2005. As a result of these new regulations, we also believe a significant market vacancy was left by competitors who did not conform to the heightened standards and that this void enabled us to acquire a larger market share. From January 2006, we introduced five new products into the market. We expect to achieve growth in our veterinary medicine division in our fiscal 2007.

         In December 2005, we completed the expansion and upgrade of the veterinary medicine production facility. As a result, we have launched five additional veterinary medicine products; Amoxicillin, Cephalosporium, Ampicillin, Sodium oxacillin, and penbritin. These five new products are employed as antiviral agents, to combat fever and treat respiratory tract infections. In fiscal 2006, these new products accounted for approximately 1.71% of our revenue.

COST OF SALES AND GROSS PROFIT

         For fiscal 2006, cost of sales amounted to $10,865,917 or 70% of net revenues as compared to cost of sales of $8,378,838 or 69% of net revenues for fiscal 2005, a percentage increase of 1%. Gross profit for fiscal 2006 was $4,624,096 or 30% of revenues, as compared to $3,735,168, or 31% of revenues for fiscal 2005.

TOTAL OPERATING EXPENSES

         Our total operating expenses increased for fiscal 2006 from fiscal 2005. Total operating expenses were $2,195,955 for fiscal 2006 while total operating expenses were $2,110,340 for fiscal 2005 an increase of $85,625, or approximately 4.1%. Included in this increase were:

         o For fiscal 2006, we recorded non-cash compensation expense of $569,581 as compared to $220,000 for fiscal 2005, an increase of $349,581 or 159%. This amount represented the value of shares of our common stock we issued as compensation for consulting services and professional services being rendered to us. While we anticipate that we will enter into similar agreements during fiscal 2007, we cannot predict the amount of expense which will be attributable to such agreements;

         o For fiscal 2006, selling expenses amounted to $615,348 compared to $923,114 for fiscal 2005 a decrease of $307,766 or 33%. For fiscal 2006 we experienced an increase in commission expenses of approximately $173,000, increased marketing expenses of approximately $53,000 increased shipping and freight costs of approximately $84,000 and an overall increase in other selling expenses of $22,300. These increases were offset by bad debt recovery of approximately $640,090 from the collection of previously reserved receivable balances; and

         o For fiscal 2006, general and administrative expenses were $1,011,026 as compared to $967,226 for fiscal 2005, an increase of $43,800 or 4.5%. Travel related expenses included in the general and administrative costs increased from $25,000 for fiscal 2005 to $110,000 for fiscal 2006 which reflects expenses associated with our efforts to expand distribution of stevioside into North America. As well, we recognized increased general and administrative costs which are primarily due to the increase in our operations. As a result of our manufacturing upgrades, we realized a decrease in repairs, maintenance and retooling expenses. The repairs and maintenance expense amounted to $8,752 for fiscal 2006, a decrease from the $19,374 incurred in fiscal 2005. We expect expenditures for repairs, maintenance and facility upgrades to decrease in future periods as much of our upgrade and renovation projects was completed in December 2005.

         We experienced an increase in management fees from approximately $44,000 in fiscal 2005 to approximately $123,000 in fiscal 2006, an increase of approximately $79,000. Pharmaceutical Corporation, a company controlled by Mr. Zhang, our CEO, provides management services to us which includes costs and services related to housing provided to certain of our non-management employees, government mandatory insurance for our employees and rent for our principal offices and the research and development facilities we use. We do not have a contract with Pharmaceutical Corporation and the amount of annual management fee is subject to increase at Mr. Zhang's discretion. We also reported an overall increase in other general and administrative expenses of approximately $20,700 associated with an increase in operations; this increase was offset by a decrease of approximately $56,200 in research and development expenses. Finally, we reported a decrease in advertising expenses for fiscal 2006 of approximately $41,000, from $212,865 in fiscal 2005 to $171,896 in fiscal 2006. This decrease is reflects a reduction in funds spent on advertising our veterinary medicines in fiscal 2006. We incurred a decrease in advertising costs related to its veterinary medicine division. Industry regulations adopted by the central government regarding GMP have limited competition in the industry. As such we have reduced our advertising expenditures in the veterinary medicine department.

         o Legal and accounting fees increased to approximately $62,000 in fiscal 2006 from approximately $53,000 in fiscal 2005. This increase is primarily attributable to costs associated with our annual audit and a registration statement we filed during fiscal 2006 with the SEC and other required filings with the SEC. During fiscal 2007 we anticipate further increases in legal and accounting fees associated with our continued compliance with provisions of the Sarbanes-Oxley Act of 2002, including new provisions related to internal controls which will phase in during our fiscal 2008 period.

TOTAL OTHER INCOME (EXPENSE)

         For fiscal 2006 we reported total other income of $68,337 as compared to total other expense of $2,960 for fiscal 2005. This change included:

         o Other income amounted to $103,675 for fiscal 2006 as compared to other income of $59,094 for fiscal 2005. Other income for fiscal 2006 was associated with income recognized from the over accrual of value-added taxes on certain of our animal medicine products which had not been assessed to our customers. Certain of our animal medicine products are not subject to value added taxes. However until we received notification of such position from the respective tax authority, we had accrued additional value added taxes. Upon notification from the tax authority, the accrued taxes were recorded as other income for fiscal 2006.

         o Interest expense was $35,338 in fiscal 2006 as compared to $62,054 in fiscal 2005. Interest expense for fiscal 2006 and fiscal 2005 was associated with our borrowings. The amount of loans payable was $255,487 and $592,541 and for fiscal 2006 and fiscal 2005 respectively, a decrease of $337,054, accordingly, the interest expense decreased. Given our current cash flow from our operations, we expect we are able to meet the obligation of the debt services from our existing working capital.

         Our income before minority interest was $3,020,959 for fiscal 2006 as compared to $1,108,495 for fiscal 2005, an increase of $1,912,464 or 172.5%. On February 7, 2006, we acquired the remaining 20% of Qufu and, as a result, Qufu is now our wholly-owned subsidiary effective on February 1, 2006. The acquisition of the remaining 20% of Qufu was a non cash transaction, whereby we issued 5,000,000 shares of our common stock to acquire the remaining 20% of Qufu.

         For fiscal 2006, we reported a minority interest in income of subsidiary (Qufu) of $591,145 as compared to $279,381 for fiscal 2005. The minority interest for fiscal 2006 represents the minority interest's proportional share of Qufu's net income up until the date we acquired the minority interest ownership in Qufu.

         As a result of these factors, we reported net income of $2,429,814 or $.05 per share for fiscal 2006 as compared to net income of $829,114 or $.02 per share for fiscal 2005.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. The following table provides certain selected balance sheet comparisons between January 31, 2007 (unaudited) and April 30, 2006:

                                        JANUARY 31,    APRIL 30,       $ OF        % OF
                                           2007           2006        CHANGE      CHANGE
                                        -----------   -----------   ----------    -------
                                        (UNAUDITED)
                                        -----------   -----------   ----------    -------
Working capital .....................   $13,634,219   $ 8,908,577    4,725,642      53.0%
Cash ................................   $ 7,152,142   $ 5,433,691    1,718,451      31.6%
Accounts receivable, net ............   $ 2,947,568   $ 2,608,873      338,695      13.0%
Inventories .........................   $ 4,264,049   $ 1,778,870    2,485,179     139.7%
Prepaid expenses and other ..........   $   955,852   $   967,892      (12,040)     -1.2%
Total current assets ................   $15,319,611   $10,789,326    4,530,285      42.0%
Property and equipment, net .........   $ 5,184,666   $ 5,375,849     (191,183)     -3.6%
Loans payable .......................   $         0   $   255,487     (255,487)   -100.0%
Accounts payable and accrued expenses   $ 1,684,095   $ 1,579,402      104,693       6.6%
Due to related party ................   $     1,297   $     8,497       (7,200)    -84.7%
Advances from customers .............   $         0   $    37,363      (37,363)   -100.0%
Total current liabilities ...........   $ 1,685,392   $ 1,880,749     (195,357)    -10.4%
Total liabilities ...................   $ 1,823,948   $ 2,015,197     (191,249)     -9.5%

         At January 31, 2007, we had working capital of $13,634,219 and cash and cash equivalents of $7,152,142. At January 31, 2007, our cash position by geographic area is as follows:

         United States   $  428,103
         Canada ......       78,816
         China .......    6,645,223
                         ----------
                Total    $7,152,142

         At January 31, 2007 we had prepaid expenses and other of $955,852 as compared to $967,892 at April 30, 2006, a decrease of $12,040 or approximately 1.2%. As reported in Prepaid expenses and other, advances to vendors for fiscal 2006 was $80,224 while the advances to vendors for the period ending January 31, 2007 was $0; a decrease of $80,224. We advanced funds to farmers in the region as a down payment to grow Stevia leaves for the production of our Stevioside. Prepayment to farmers is dependent on the supply of Stevioside in the market. For the first six months of fiscal 2007 we increased our inventory of Stevia leaves in response to tightening market conditions. During the three months ended January 31, 2007, however, supply of Stevia leaves increased and we, accordingly, decreased advances to farmers.

         Our inventories, net of reserve for obsolete inventory, increased $2,485,179 during the nine months ended January 31, 2007 from $1,778,870 at April 30, 2006 to $4,264,049 at January 31, 2007. It is the harvest season for Stevia leaves. We reserve adequate Stevia leaves for our increased sales of Stevioside. We believe the inventory will be maintained at this level for the next quarter as well.

         As of January 31, 2007, we had approximately $1,297 in due to related party. We pay management fees to Pharmaceutical Corporation, a related entity. The management fees which are included in general and administrative expenses for the nine months ended January 31, 2007 and January 31, 2006 were $144,337 and $55,200, respectively. At January 31, 2007, we owed Pharmaceutical Corporation $1,297 for management fees. We do not have a contract with Pharmaceutical Corporation and the amount of annual management fee is subject to increase at Mr. Zhang's discretion.

         Net cash provided by (used in) operating activities decreased to $(1,256,832) for the nine months ended January 31, 2007 from $2,314,557 for the nine months ended January 31, 2006. This decrease is primarily attributable to:

         o a decrease of $1,474,010 in our net income,

         o an increase of $288,112 in depreciation and amortization as a result of the fact that during fiscal 2006 we upgraded a portion of our facilities to satisfy heightened GMP standards.

         o an increase of $98,382 in stock based compensation which reflects the increase in the amortization of the payments of non-cash compensation to consultants during fiscal 2006. We paid stock based compensation to consultants for business development services, management services, and investor relations services. The total payments are amortized over the life of the service period. Most of the amortization expense of stock based compensation commenced in fiscal 2006, therefore for the nine months ended January 31, 2007 amortization has been recorded for the full nine month period as compared to the three months of amortization expenses which appeared during the comparable period ending January 31, 2006.

         o a decrease of $589,174 in minority interest which represents that portion of our net income which is attributable to the remaining 20% interest in Qufu we did not own for the nine months ended January 31, 2006.

         o a decrease of $704,798 in allowance for doubtful accounts which represents a decrease in our allowance for bad debts based on the increased credit worthiness of our customers and our historical collections. At present we have dedicated additional labor and support in our credit and accounts receivable department and this initiative has significantly reduced our bad debt expense

         o a decrease of $401,117 in accounts receivable as a result of collecting our receivables in a more timely manner. We have been more focused on our credit and collection procedures and as a result has witnessed faster payment by its customers.

         o an increase of $2,485,179 in inventory for the nine months ended January 31, 2007 as compared to the change in inventory for the nine months ended January 31, 2006. Our inventory level increased due to our increased Stevioside production. As well we have increased our inventory for raw materials used in Stevia production and traditional Chinese medicine production; however we have decreased our raw material inventory levels for veterinary medicine production. Presently during the harvest season for Stevia leaves, we have reserved adequate Stevia leaves for our increased sales of Stevioside. The management also expects that the availability of the raw materials used in our veterinary medicine division will decrease and the cost of raw materials used in our Traditional Chinese medicine division will increase. Therefore, for the nine months ended January 31, 2007 the inventory for stevioside is $2,640,340, a 92% increase from the inventory for the nine months ended January 31, 2006 of $1,374,144. For the nine months ended January 31, 2007 the inventory for Chinese medicine is $650,467, a 46% increase from the inventory for the nine months ended January 31, 2006 or $444,723.

         o a decrease of $12,040 in prepaid and other current assets, as a result of advances made to consultants in preparation of our marketing and business development efforts. We made approximately $252,000 in advances to consultants and professional resources for the marketing of our proprietary blend of Stevioside, "Only Sweet" during the three months ended January 31, 2007. These expenses to various professional resources for the marketing of our products is a continual practice, we expect to witness these expenses in the foreseeable future.

         o a decrease of $74,649 in amounts due to related parties for management fees which are discussed elsewhere in this section.

         o an increase of $230,139 in accounts payable and accrued expenses which represents the increase in inventory,

         o an increase of $523,906 in income tax payable as a result of the receipt of a tax waiver during the current period which will impact fiscal 2007. For the nine months ended January 31, 2006 we recorded a benefit from income tax in the amount of $523,906. For the nine months ended January 31, 2007 we did not record a provision for tax expenses due to the tax waiver. There is no income tax payable as of January 31, 2007. We received the tax waiver from the government for the period from November 2005 to October 2006, and

         o a decrease of $100,442 in advances from customers which includes a reduction in prepayments from our animal medicine customers due to a slow down in production and shipments as a result of reduced demand of animal medicine products as discussed earlier in this section.

         Net cash used in investing activities decreased to $36,181 for the nine months ended January 31, 2007 as compared to $2,156,597 for the nine months ended January 31, 2006. This change is primarily the result of a decrease of $2,120,416 in capital expenditures for the acquisition of manufacturing equipment during the nine months ended January 31, 2006 as compared to the nine months ended January 31, 2007.

         Net cash provided by financing activities was $2,826,306 for the nine months ended January 31, 2007 as compared to net cash provided by financing activities of $1,763,544 for the nine months ended January 31, 2006. This change is primarily attributable to proceeds of $3,077,100 from subscriptions receivable during the nine months ended January 31, 2007. In February 2006 we issued options to purchase an aggregate of 4,000,000 shares of our common stock to four employees as additional compensation for their services to us under the terms of our 2006 Equity Compensation Plan. Of this amount, options to purchase 3,200,000 shares were exercisable at $0.90 per share and the remaining 800,000 options were exercisable at $1.00 per share. The fair market value of our common stock on the date of grant was $0.56 per share. On March 30, 2006 these employees exercised these options and delivered to us unsecured promissory notes due April 30, 2007 in the amount of the option exercises. The amount of these notes was reflected on our balance sheet as a subscription receivable in the amount of $3,680,000. During the nine months ended January 31, 2007 $3,077,100 of these subscription receivables has been paid. This increase was offset by $720,000 of short term loans which satisfied during the period.

         We currently have no material commitments for capital expenditures. During fiscal 2007, however, we may seek to raise additional working capital to further augment our cash position and to provide additional funds for marketing and distribution as we seek to bring distribution of Stevioside to North American markets. We do not have any firm commitments for any additional capital and there are no assurances we will obtain a commitment upon terms and conditions which are acceptable to us.

OFF BALANCE SHEET ARRANGEMENTS

         Under SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

         o Any obligation under certain guarantee contracts;

         o Any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;

         o Any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in stockholder's equity in our statement of financial position; and

         o Any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

         We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

2007 UNIT OFFERING

         On March 23, 2007, we completed the sale of 9,812,500 shares of our common stock, at an offering price of $0.42 per share, to 18 institutional and accredited investors, and issued the purchasers five year common stock purchase warrants to purchase 9,812,500 shares of common stock at an exercise price of $0.65 per share. We received gross proceeds of $4,121,250 in the offering. The net proceeds from the offering will be used for working capital purposes.

                                    BUSINESS

         We sell stevioside, a natural sweetener, as well as veterinary products and herbs used in traditional Chinese medicine. All of our operations are located in the People's Republic of China (PRC). As an industry leader in agricultural processing, we have built an integrated firm with the sourcing and production capabilities to meet the needs of our customers. The Sunwin family works closely with consumers to provide a quality, value, and a hybrid mix of agricultural products and services that meet growing demand.

         Our operations are organized into two operating segments related to our product lines:

         o Stevioside - a natural sweetener, and

         o Veterinary medicines and Traditional Chinese medicine formula extracts.

         The products manufactured and sold by these operating groups are as follows.

STEVIOSIDE - A NATURAL SWEETENER

         We manufacture and sell stevioside, a 100% natural sweetener which is extracted from the leaves of the Stevia rebaudiana plant, a green herb plant of the Aster/Chrysanthemum family. We also purchase and resell finished stevioside product from third party manufacturers. For fiscal 2006 and fiscal 2005 revenues from this segment represented approximately 47% of our total net revenues, and for the nine months ended January 31, 2007 revenues from this segment represented approximately 54% of our total net revenues.

         We believe we are one of the leading manufacturers of stevioside in the PRC. We have been engaged in the continuous production of stevioside since 1998. Our present capacity is approximately 300 tons annually, following the completion of an expansion of our manufacturing facilities in December 2005 which included the upgrade of our stevioside facilities in accordance with recently implemented GMP standards. According to the China Stevioside Sugar Association, in 2004, worldwide demand for stevioside exceeded 1,200 tons and China supplied more than 1,000 tons, accounting for 80% of worldwide consumption of stevioside.

         We are a perennial member of China Stevioside Sugar Association which was established in November 1988. The association seeks to contribute its efforts, and the strength of its members to harmonize the relationships among other participants of this industry, to promote the technology innovation, to supervise the quality control, to set self-discipline market prices, to assist the association to set long-term goals, industrial policy and technical standard, and to collect information on the domestic and foreign stevioside industry and supply the information to its members.

         The leaves of the Stevia rebaudiana plant have been used for centuries to sweeten bitter beverages and to make tea in the plant's native Paraguay. In 1931 French chemists extracted the compounds which give stevia its sweet taste. According to several sources these extracts, called steviosides, were found to be 250 times to 300 times sweeter than sucrose (ordinary table sugar). (1)(2)

         Stevia is grown commercially in Brazil, Paraguay, Uruguay, Central America, Israel, Thailand and China. The Stevia rebaudiana plant was first introduced to China in 1977 and wide harvesting of stevia started in the mid-1980's. Stevia is grown commercially in Brazil, Paraguay, Uruguay, Central America, Israel, Thailand and China. The Stevia rebaudiana plant was first introduced to China in 1977 and country wide harvesting of stevia started in the mid-1980's. There are two major species of stevia grown in China; one which was cultured by Chinese researchers and the other was introduced from Japan. According to the China Stevioside Sugar Association as of 2004, China has grown into the world's largest exporting country of stevioside, with a volume exceeding 80% of the overall amount of stevioside used in the world. Most stevioside is exported by Chinese manufacturers to Asia, primarily to Japan and South Korea. At present, some Asian countries and areas like Japan, Korea, the Mainland and Taiwan, and a few South American countries allowed the use of stevioside as a sweetener in food. In these places, stevioside may be used in a wide variety of products, including soft drinks, tabletop sweeteners, confectioneries, fruit products, medicines, and processed foods. (3)

         We believe that the worldwide demand for healthy sugar is rising, and we estimate that the demand for stevioside in recent years is increasing at a rate of 15% to 20% every year. According to the China Stevioside Sugar Association, in 2004 worldwide demand for stevioside exceeded 1,200 tons and China supplied more than 1,000 tons, accounting for 80% of worldwide consumption
__________________
(1) http://www.food.gov.uk/multimedia/webpage/stevia
(2) http://www.fehd.gov.hk/safefood/report/stevioside/stevioside.html
(3) "The Stevia Story: A tale of incredible sweetness & intrigue." by Donna Gates http://www.stevia.net/history.htm of stevioside. For the fiscal 2006 and fiscal 2005, our stevioside production reached approximately 107 tons and approximately 150 tons, respectively.

         From June 2004 to September 2005 we implemented a significant renovation project. The project entailed upgrading our facilities to comply with heightened standards implemented by the central government. The heightened standards mandated the manufacturing facilities to adopt GMP standards and receive approval from the central government upon inspection. In December 2005 we received approval as a GMP facility. During the implementation of the upgrade, we moved our stevioside production line to a new location, which interrupted our manufacturing capacity, resulted in decreased output during this period. Following the completion of this new manufacturing facility we now have an aggregate production capacity of 300 tons of stevioside per year. The main facilities are comprised of extraction technology and spray towers for high temperature drying. During the first year of operations under the new facility, we anticipate manufacturing no more than 200 tons of stevia and purchasing and reselling from other manufactures any amounts we require in excess thereof to meet customer demand.

THE USE OF STEVIOSIDE

         Generally, no large scale mechanized production has been established and stevia sweeteners are not yet found in mainstream food products in most countries of the world. Progress towards large scale commercialization has been slow, largely due to difficulties in producing the crop, the poor quality of stevia extracts and the absence of regulatory approvals essential for stevia sweeteners in the North American and European markets.

         While stevioside has been sanctioned by the Ministry of Health of China to be used as a food additive, and is listed in the Sanitation Standard of Food Additives (GB2760), the number of countries in the world which permit the use of stevioside as a food additive is limited. As of the date of this annual report, Japan, Korea, China, Taiwan, Indonesia, Israel, Germany, Brazil and Paraguay permit the use of stevioside as a sweetener and food additive. In these countries stevioside may be used in a wide variety of products including soft drinks, Japanese-style processed vegetable products, tabletop sweeteners, confectioneries, fruit products and processed seafood products. The countries, however, which do not permit the use of stevioside as a food additive, include most Western nations.(4)

         While stevioside may be used as a dietary supplement in the U.S. since the mid-1980's the United States Food and Drug Administration (FDA) has labeled stevia as an "unsafe food additive." The FDA's position is that available toxicological information on stevia is inadequate to demonstrate its safety as a food additive or to affirm its status as generally recognized as safe. When sold as a dietary supplement, dietary ingredients, including stevia, are not subject to the food additive regulations of the FDA.

         Canada and Australia also permit the use of stevioside as a dietary supplement but not as a food additive. In 1999, the Canadian Food Inspection Agency, the equivalent of the FDA, issued a notice of detention to companies in Canada who attempt to move, sell or dispose of stevia products. Stevia is also not approved for use in the European Union, Singapore or Hong Kong.

         The Joint FAO/WHO Expert Committee on Food Additives is an international scientific committee that is administered by the Food and Agriculture Organization of the United Nations (FAO) and the World Health Organization (WHO). Since 1956 the committee has evaluated the use of food additives as well as other food hazards and is recognized as an international authority in the risk assessment of food hazards. In 1998 the committee conducted an evaluation of the safety of stevioside. As a result of incompleteness in search findings, the committee has not yet reached a
__________________
(4) http://www.fehd.gov.hk/safefood/report/stevioside/stevioside.html conclusion as to the safety of stevioside as a food additive. In addition, the committee could not allocate an acceptable daily intake to stevioside because of the shortcomings of the research findings. The committee recommended that new studies should be performed before re-reviewing the toxicity of stevioside and asked that additional information regarding the pharmacological effects of stevioside on humans be provided by 2007.

         In 1999, the Scientific Committee on Food of the European Commission (now the European Union), citing both the findings of the Joint FAO/WHO Expert Committee on Food Additives and its own conclusions that additional studies on the safety of stevioside are needed, issued its opinion that stevioside is not acceptable as a sweetener on the then presently available data. Countries in both Central America and South America generally adhere to the European Union's guidelines, as do the countries of the European Union.

         In response to the request by the European Commission for more research on the safety of stevioside, in 2003, Professors Jan Geuns of the Laboratory for Functional Biology and Johan Buyse of the Laboratory of Physiology and Immunology of Domestic Animals of the Katholieke Universiteit Leuven in Belgium set up the European Stevia Research Centre at K.U. Leuven in order to coordinate research on stevia and stevioside. One of the centre's goals is to develop a European quality label for stevioside which would hopefully lead to the eventual lifting of the European ban on stevioside. The European Stevia Research Centre held the first international symposium on the safety of stevioside in April 2004. Foreign specialists and K.U. Leuven scientists were invited to give an overview of the recent stevioside research. The proceeding of the symposium reached the general conclusion that the use of stevioside as a sweetener is safe. It is presently unknown, however, if or when the European Union will alter its initial findings and determine that the use of stevioside as a food additive is safe for humans. As of 2004, U.S., the European Union (EU) and Australia, where stevioside is permitted only as a dietary supplement, remain largely inaccessible to producers of stevia-based sweeteners. (5)

OUR CUSTOMERS

         We sell stevioside on a wholesale basis to customers primarily located in China and Japan. Our target market for customers of our stevioside product is domestic food manufacturers and larger foreign trade companies which export the products from the PRC to Japan, Korea and Southeast Asia. For fiscal 2006 revenues from two of customers in this segment represented approximately 12.5% and approximately 10.3% of our total net revenues from this segment. We do not have contracts with our customers and sales are made under a purchase order arrangement with payment in full on the order due prior to shipment. We do not provide any discounts to customers on Stevia sales.

RAW MATERIALS

         The Shandong Province is a primary harvesting base of stevia leaves as well as the main production of stevioside in China. To ensure the supply of raw material, we primarily acquire raw materials through harvesting contracts with local farmers and purchases from local farmers. Approximately 30% of our supply of stevia comes from harvesting contracts with several large plantations in China covering approximately 277 acres used to grow stevioside rebaudiana. In fiscal 2006 we advanced funds in the amount of $80,224 to these plantations for harvesting contracts, as compared to $4,949 for fiscal 2005, an increase of $75,300. Under the terms of these contracts we generally pay the farmer 30% of the contract price at the time the seed is planted, generally in March of each year, and the remaining 70% upon delivery of the leaves. As well, we will secure raw materials from local farmer markets. In this instance we pay for leaves purchased at the time of purchase. In order to improve quality
__________________
(5) http://www.food.gov.uk/multimedia/webpage/stevia

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of the stevia and management to avoid degeneration, our company has set up a fine breed base so that we can enhance the control and correspond the prices of stevia raw material, seed and stevioside production.

         Based upon our historical experience, the average price of dry leaves of stevia generally ranged from 5,500 Renminbi to 6,000 Renminbi per ton, or approximately $695 per ton, and the price of stevioside was approximately 200,000 Renminbi per ton, or approximately $24,160 per ton. In the later half of 2003, the raw material market in China was adversely affected by weather conditions. The South China harvesting bases were adversely affected as a result of a drought in the Jiangxi Province and excessive rains in the Henan, Jiangsu and Anhui Provinces. Certain agriculture policies enacted in North China had the effect of limiting the farmer's initiative to plant crops, including stevia. As a result, since September 2003, declining supply of raw materials has resulted in a steady increase in the market price of dry leaves and finished product and the cost of stevioside has increased. Currently the price of stevia leaves is approximately 15,000 Renminbi per ton, or approximately $1,812 per ton, and the price of stevioside ranges from approximately 270,000 Renminbi to approximately 280,000 Renminbi per ton, or approximately $35,000 to approximately $33,750 per ton. As a result of the harvesting contracts we have entered into with local farmers and our inventory of dry leaves at the time of the price increases, we have been able to ensure our supply of stevia leaves at reasonable prices.

         Stevioside products are graded by the quality and the prices vary depending on the grade of quality. Each grade has a national reference price which is fixed upon the national average cost of goods sold for a certain period. Taking into account slight cost differences associated with production, process for similar grades may float within a 3% to 5% range. As a representative of the whole industry and a member of National Price Corresponding Team, our company also participates in establishing the national reference price of the stevia seeds, dry leaves and stevioside.

MANUFACTURING, EXTRACTION AND PACKAGING; AND RESALE DISTRIBUTION

         We use the traditional extraction technology of a natural "aqueous extraction" process which involves the use of purified water extraction and air dehydration to produce our stevioside. This all natural method results in a pure white stevia crystal, with no brownish coloring. We set our production schedules based on the market demand and our capability. In 2001, we increased our annual productivity of stevioside from 100 tons to 200 tons by utilizing an advanced technology alteration that improves the purity and production of the stevioside. In September 2005, we acquired new technology which enhances the extraction process enabling us to increase the purity of our stevioside which results in a more flavorful product. We are cooperating with the China Agriculture Institute and other national research facilities to increase the output of stevioside by improving the manufacturing protocol and developing new products.

         The extraction process for stevioside generally takes seven days. The plant leaves are first dried and then undergo a quality control inspection to ensure only good quality leaves are used in the extraction process. We then use a combined process involving a solid/liquid extraction step, followed by a liquid/liquid-purifying step that is traditionally used to extract the steviosides from stevia. Once the extraction process has been completed, the final product is ready for packaging and shipment to our customers. We bulk package our stevioside in 10 kilo packages, two per box.

         We generally maintain an inventory of approximately 200 tons of stevia leaves, which equals approximately one year of finished product, to maintain a regular production schedule. We generally maintain an inventory of finished product equal to approximately one month's average sales.

         We purchase the stevioside finished product directly from other manufacturers. We have four unaffiliated suppliers to obtain the lowest cost. We do not have any contracts with these suppliers. We generally place orders for

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stevioside products with our suppliers based upon our internal estimates of the amounts we can manufacture and the remaining amount we will need to fill an order of a customer.

         During fiscal 2006, approximately 51% of our total net revenues from this segment were generated from reselling approximately 123 tons of stevioside purchased from third party manufacturers, of which four primary manufacturers supplied us with approximately 93 tons. The resale of the 93 tons purchased from four primary manufacturers accounted for approximately 38% of our total net revenues from this segment. During fiscal 2005, approximately 52% of our total net revenues from this segment were generated from reselling approximately 96 tons of stevioside purchased from third party manufacturers, of which our four primary manufacturers supplied us with substantially all of our resold stevioside.

EXPANSION INTO THE U.S. AND CANADA

         During fiscal 2006 we determined to expand the distribution of our stevioside into the U.S. and Canada. On February 7, 2006, we formed Sunwin Stevia International. Sunwin Stevia International responsible for the mainstream distribution of our brand of Stevia within North America. Our objective is to compete within the mainstream alternative sweetener market. This project entails developing a brand of Stevia acceptable in taste to the mainstream consumer, and conducting various taste tests to gauge the response to the brand of Stevia. Thereafter a comprehensive marketing campaign must be devised for the purpose of developing brand awareness. This will include, all forms of media; print, television, radio, and online.

         Furthermore, Sunwin Stevia International will seek to establish relationships with specialty food brokers to distribute the product within North America. Our goal is to place our product on shelves of national grocers competing within the alternative sweetener market. Furthermore this project will entail sourcing relationships for blending, packaging, storage, and shipment of our product. We are also developing a website for direct sales.

         In order to facilitate our expansion efforts into new markets, we have engaged Mr. Patrick Mak to provide us with services related to the distribution of stevioside in California. Specifically Mr. Mak will seek to distribute our brand of stevia within the Chinese community in California. Mr. Mak has extensive experience operating with the Chinese community in California, primarily San Francisco. Mr. Mak will market the product to local Chinese food markets within the Asian community. Mr. Mak will be paid a commission of 5% on the net margins generated by Sunwin California.

         Presently we have adopted the name of Only Sweet as a product name and the tag line of "Make Life Sweeter". This name and tag line have been submitted for trademark with the U.S. Patent and Trademark Office. Sunwin Stevia International received several purchase orders from multiple grocery chains, both national and regional, to carry the company's OnlySweet(TM) dietary supplement product line beginning in June 2007. We estimate that the total number of locations that will sell OnlySweet (TM) nationwide will be approximately 2,000.

         We have also formed Sunwin Canada on April 20, 2006 to explore the possibility of distributing our stevia products to the Canadian market. Sunwin Canada's related expenses included in general and administrative costs were approximately $45,000 for the nine months ended January 31, 2007 which reflects expenses associated with our efforts to expand distribution of Stevioside into Canada. In April 2007 we received approval from Health Canada for the distribution of four of our Chinese herbal medicine, including Angelica (300 mg capsule), Milk Thistle (200 mg capsule), Astragalus (200 mg capsule), and Mugwort (200 mg capsule).

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VETERINARY MEDICINES AND TRADITIONAL CHINESE MEDICINE FORMULA EXTRACTS

         We also manufacture and sell a comprehensive group of veterinary medicines, including seven series of more than 200 products, as well as traditional Chinese medicine formula extracts which are used in products made for use by both humans and animals. For each of fiscal 2006 and fiscal 2005 this segment represented approximately 53% of our total net revenues.

VETERINARY MEDICINES

         According to the China Animal Health Association, we are one of the top three companies in this product category in Shandong Province and one of the top 50 in the PRC. We are a leading advocate of preparing animal medicine from Chinese herbs, especially in antivirus and feed additives. We are concentrating our efforts in this product category on developing and producing medicines which are relevant to the needs of the animal stock industry in the PRC, and developing special veterinary medicines made from pure traditional Chinese medicines or combining traditional Chinese medicine with Western medicine. Our products in this group include veterinary medicine (traditional Chinese medicine and Western medicine), feed additives, feeds and disinfectants. These products are sold throughout 28 Provinces in China.

         We also manufacture and sell animal feed additives. Historically, antibiotics were added to animal feed in an effort to produce healthier animals. However, scientists now believe that this practice can produce some unforeseen and unwanted effects. Some studies indicate that the antibiotics and chemical compound medicines that are contained in feeds will accumulate in the animal body, and can possibly cause harm to human beings. Penicillin, streptomycin and sulfanilamide medicines often emit allergic and abnormal reactions; aureomycin can lead to allergic reactions; chloromycetin can arouse anti-regenerating anemia, hemoblast reducing, and liver damnification; olaquindox can cause abnormal gene development; and furazolidone can create cancerous cells in animal organisms.

         Scientists also believe that incorporating antibiotics into animal feeds could, over a long period of time, convert some bacteria into antibiotic resistant bacteria. Under this assumption, these antibiotic resistant bacteria then spread the antibiotic resistant genes to other sensitive bacteria, generating the resistance to some medicines which then inhibit or prevent the cure of certain diseases that originally could be prevented and cured by such medicines.

         The use and/or abuse of antibiotics has affected countries around the world. For example, in Belgium, France, Germany and Holland, dioxins polluted the feeds and in turn caused damage to the livestock population. The outbreak of bovine spongiform encephalopathy (BSE or Mad Cow disease) in Britain not only decimated the British livestock markets but had a worldwide effect on beef production. It was reasoned that a certain population of virus in these cows might have developed a drug-resistant strain. In recent years, many countries have regulated the use of antibiotics additives through legislation. In the middle of the 1970's, the European Economic Council adopted regulations prohibiting the use of penicillin and acheomycin as feed additives. In 1977, U.S. Food and Drug Administration limited using bacteriophage as the feed additive and regulated the zinc-bacitracin as the special feed additive for the livestock and birds. Since olaquindox, furazolidone and chloromycetin were forbidden as applications on edible animals in the European Community, the EU began to forbid four antibiotics including zinc-bacitracin and tylosin to use in feeds at the end of 1998.

         Animal feed additives based upon traditional Chinese medicine are increasingly being regarded as desirable as they lack the drawbacks of chemical compounds, even though these traditional Chinese medicines may not be as potent as chemical compounds in terms of stimulating growth of livestock.

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Many traditional Chinese medicines have double functions of nourishment and medicament, which not only accelerate the sucrose metabolism of the organism and synthesis of the protein and enzyme, but also increase the efficiency of the antibody and the growth of the sex gland. The health growth of the sex gland would in turn enhance muscular system development. The traditional Chinese medicines have the effect of sterilizing and resisting the bacteria and adjusting the organism immunity function. As a result of these benefits, many countries are developing and researching the natural traditional Chinese medicine feed additives.

         Compared with antibiotics and chemical compounds feed additives, the natural traditional Chinese medicine feed additives have the following advantages:

         o non-diathesis antibacterial function which can not only sterilize and resist bacteria, but also adjust organism immunity function;

         o no or little harmful remains; pathogenic microbe can not generate the anti-medicine character easily; and the materials are abundant and can be used locally.

         We manufacture and sell a polysaccharid and flavonoid extraction compound feed additive that is all natural with little or no side effects which can be substituted for antibiotics and chemical compounds often found in animal feeds. We believe our product provides a number of benefits, including:

         o  Producing safe and healthy animal foods,

         o Reducing fat and cholesterol contents, improving the quality of animal feeds, and in turn improving the taste of livestock and birds,

         o Reducing toxicity associated with antibiotic and chemical compounds which reduce the levels of medicines which are present in animal feeds,

         o  Improving growth of the livestock,

         o Improving the disease-resistance of the animal. The product can regulate the intestines which in turn prevent or aids in the resistance to diseases. Specifically, the plant Oligosaccharide which is contained in our product can greatly promote the multiplication of the lactobacilli and bifidus and adjust the PH parameter in intestines. Alkaloid, which is also present in the product, can restrain the growth of the pathogeny in intestines in an effort to prevent the occurrence of intestinal deceases, and

         o Reduced labor cost. The product contains plant active substances such as flavonoid, and multi-hydroxybenzene. The additives serve a binary purpose; restraining the growth of mildew thereby improving the taste of the animal feed and increasing appetite. By increasing the animal's appetite, the animal feeds in less time thereby reducing labor costs.

         We also sell our brand of CIO2 food disinfectant. ClO2, a chemical employed in both industrial and commercial applications, was developed successfully in 1985 by American Baihexing Company. It was regarded as a food disinfector by the European Environmental Protection Unit and the U.S. Environmental Protection Agency and was sanctioned as a food additive by the U.S. Food and Drug Administration. Japan, Australia, and the European countries followed and regarded it as the fourth generation of safe disinfectant and food additive that substituted the chlorine serial disinfectants. Due to its good character, it was regarded as the A-grade safe additive by the World Health Organization and was strongly promoted on a global scale.

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

         China began to expand the use of the ClO2 disinfectant at the beginning of the 1990s. In 1992, it was listed in health standard by the China National Food Additive Standard Committee. On February 19, 2004, we attended the bird flu convention conference organized by the Ministry of Agriculture in Beijing. The Ministry of Agriculture sanctioned our new ClO2 disinfectant as a Ministry recommended product for the prevention of the spread of bird flu virus.

         Our Sunwin brand ClO2 disinfectant is a steady ClO2 disinfectant and can be used directly without activation and dilution. The traditional ClO2 disinfectant requires a stability dose to stabilize it after production and needs to be activated and diluted before use. If it is not used in time after activation, the effective substances will be depleted thoroughly in four to six hours. Our product can restrain the chemical activity of the activated ClO2 and can control the ClO2 to release the effective compounds slowly. The product has a storage life of 18 months after dilution. At present, this steady ClO2 disinfectant product has been used in a wide variety of disinfectant and sterilization applications including waste and sewage disposal and sterilization of food utensils.

         From June 2004 to September 2005 we implemented a significant renovation project. The project entailed upgrading our facilities to comply with heightened standards implemented by the central government. The heightened standards mandated the manufacturing facilities to adopt GMP standards and receive approval from the central government upon inspection. In December 2005 we received approval as a GMP facility.

         During fiscal 2006 we also launched five additional veterinary medicine products; Amoxicillin, Cephalosporium, Ampicillin, sodium oxacillin, and penbritin. These five new products are employed as an antiviral agent, to combat fever and treat respiratory tract infections, and accounted for approximately 1.7% of revenues from this product group. As a result of the recent upgrade in our facilities we now have the ability to manufacture these products in various forms including a liquid injection, pulvis, pre-mixed powder, a tablet and an oral liquid.

         HYPERICIN

         Recently, scientists from Ha'erbing Veterinary Institute of the Chinese Academy of Agricultural Sciences, Animal Influenza Laboratory of the Ministry of Agriculture, and National Bird Flu Reference Laboratory performed an independent study of our veterinary disinfectant products. The disinfectants were produced with Hypericin as a root compound which is a derivative of St. Johns Wort.

         The tests were performed on chicken embryos infected with the H5N1 strand of the Avian flu. The veterinary disinfectants contained Hypericin at a diluted ratio of 1:5, 1:10, 1:25 and 1:50. The test results demonstrated that in the case of embryos artificially infected with the H5N1 strand of the avian flu; the veterinary disinfectants can effectively eliminate 100% of the H5N1 strand within 10 minutes of treatment by injection.

         In November 2005, the Department of Livestock Farming for Shandong Province Government submitted an application to the Livestock Farming Bureau of China Ministry of Agriculture for approval of Hypericin related products as a class one new veterinary medicine to treat strands of the avian flu virus. This independent study was a requirement of the approval process for the application which remains ongoing. We cannot predict at this time if the application will be approved.

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         OUR CUSTOMERS

         We sell our veterinary medicine products on a wholesale and retail to livestock and poultry farmers, retail veterinary product outlets and large scale cultivating businesses. Our principal customers include Chengde Chengxing Animal Hospital, Ha'erbin Donghui Veterinary Products Store, Xiantan Golddragon Veterinary Co. Ltd., Gao'an Aquatic Bureau, Shandong Veterinary Supervision Office and Hebei Veterinary Station. No customer accounts for more than 10% of our net revenues in this product category. We do not have contracts with our customers and sales are made under a purchase order arrangement. General payment terms for our veterinary medicine products range from prepaid prior to shipment to net 60. We will provide certain discounts to our veterinary medicine customers in the event a customer pays us full payment 60 days in advance. The discount ranges from 2% to 3% and is only applicable to items not currently in inventory. In fiscal 2006 and fiscal 2005, such discounts that we gave were minimal. The accounts receivable generated by our veterinary medicine product group represents approximately 49% and approximately 50% of our total accounts receivable at April 30, 2006 and April 30, 2005, respectively.

         RAW MATERIALS

         We purchase the raw materials for medicines and feed additives produced by us on the open market from a number of suppliers to ensure best price and high quality ingredients. For products which are based on traditional Chinese medicines, we use extract formulas produced by our traditional Chinese medicine formula extract group described below. We have not experienced any difficulty in obtaining the necessary raw materials for our veterinary medicine products.

TRADITIONAL CHINESE MEDICINE FORMULA EXTRACTS

         Traditional Chinese medicine is based on a "five element theory" and those elements are wood, earth, metal, fire, and water. Our bodies have two energy channels (meridians) representing organ systems in each of those five elements of nature. Optimally, these all work in balance and in synchronized harmony. In the process of defending against diseases for thousands of years, Chinese herbal medicine has been developed and systemized based upon theoretical principles as a means of both the prevention and treatment of illness and disease. A complex system of diagnostic methods takes into consideration the person as a whole, not just isolated symptom. A "pattern of disharmony" is discovered and treated accordingly. The aim is not necessarily to eliminate or alleviate symptoms, the objective is to increase both the ability to function and the quality of life. The restoration of harmony is integral to Chinese herbal medicine. After a diagnosis is made, herbs are selected and combined, or a well-known traditional formula is prescribed and the formula is adjusted to fit the patient's symptoms and diagnosis.

         Modern medical science is experiencing a change from biological research to biological-psychological-social research with traditional medical science playing a more important role than ever. Many modern chemical medicines contain high toxicities and present numerous side-effects. Purely chemical medicines are difficult, time consuming and expensive to develop. We believe that natural Chinese traditional medicines represent advantages over a variety of chemical medicines and that the process of combining herbal extraction and chemical medicines is becoming a popular alternative, following the current trends of "natural" and "green" products in a variety of industries.

         According to our research, there are over 400 different commonly used types of traditional Chinese medicine extracts. We manufacture and sell approximately 120 different extracts which can be divided into the following three categories:

         o  single traditional Chinese medicine extracts,
         o  compound traditional Chinese medicine extracts, and
         o purified extracts, including active parts and monomer compounds such as soy isoflavone.

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         The following formula extracts and single extracts are our main products.

         VETERINARY MEDICINE PRODUCTS

         o pimedium powder which is used to tonify the kidney, invigorate yang, strengthen muscles and bones and as anantiheumaitc,
         o mixed powder which is used to prevent and cure chronic respiratory failure caused by septicemia and infective bronchitis,
         o Sihuang mixed powder which is used to cure colibacillois and hypercathasis of poultry, and
         o mixed powder used to cure seasonal febrile diseases of poultry and bursa of fabricius and epiornitic bursitis.

         MEDIUM PRODUCTS FOR HUMAN MEDICINE

         o Astragalus root extracted powder which is used to replenish qi and keep yang-qi ascending, to consolidate superficial resistance to cause diuresis and to promote pus discharge and tissue regeneration,
         o Scutellaria root extracted powder which is used to remove heat, dampness and toxic substances, to purge intense heat and to prevent miscarriage,
         o Honeysuckle flower extracted powder which is used to remove heat and toxic substance and to dispel wind-heat,
         o Liquorice extracted powder which is used to tonify the middle-jiao and replenish qi to remove heat and toxic substance, to moisturize the lung and arrest cough, and to relieve spasm and pain, and
         o Hawthorn fruit extracted powder which is used to remove food stagnancy and blood stasis.

         OUR CUSTOMERS

         We sell our traditional Chinese medicine formula extracts on a wholesale basis to domestic traditional Chinese medicine manufacturers and large animal pharmaceutical manufacturers. Our primary customers include Zhucheng Xinde Foreign Trade Co., Ltd., Shangdong Liuhe Feed Co., Ltd., Najing Traditional Chinese Medicine University, Taiyuan Hengfengqiang Bio-Tech Development Co., Ltd., Beijing Xiangshang Veterinary Factory and Hefei Huarui Co., Ltd. For fiscal 2006 we did not have any customers in this product group which represented more than 10% of our total net revenues, however, and in fiscal 2005 one of our customers in this product group accounted for approximately 10% of our total net revenues. We do not have contracts with our customers and sales are made under a purchase order arrangement. We generally require 10% to 30% deposit at the time when the order is submitted, and offer payment terms of between six months to one year for the balance of the order.

         RAW MATERIALS

         The business of extraction of Chinese herbs is a fast growing industry in China following its membership in the WTO. Many industries, including pharmaceutical companies, chemical companies, health products companies, biological engineering companies and research and development institutions, have entered the field. A key factor to success in this industry is where the herb grows. "San Qi", a very popular herb, grows in Yun Nan province so many companies engaging in extraction have established operations there. For the same reason, the companies in Inner Mongolia are focusing on production of

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"Gan Cao" extraction, and most companies in Ji Lin province are preparing the extraction of ginseng while in Xin Jiang province, companies are extracting the "Ma Huang Su" and "Gan Cao".

         Currently, most raw material purchases are from the country's well-known herbal harvesting bases in the Shangluo Area of Shanxi Province which is located in Qinlin Area and nicknamed the Chinese Traditional Medicine Treasury, as well as the Haozhou Area of Anhui Province and the Anguo Area of Hebei Province, which are the two largest herbal markets of China. We purchase raw materials from a number of suppliers to ensure favorable pricing, steady supplies as well as quality materials.

FORMULATION, MANUFACTURING AND PACKAGING

         We manufacture approximately 120 extracts used in traditional Chinese medicine. The production time is generally seven days. These formulas are either commonly used formulas published in the National Medicine Dictionary or utilizing the Shandong Province industry standards, as well as formulas which may have been developed by university research scientists or internally developed by our research and development personnel. Formulas developed by our company must first be approved by the Shandong Bureau of Quality and Technical Supervision prior to use in our products.

         The raw materials are subjected to a combined process involving a solid/liquid extraction step, followed by a liquid/liquid-purifying step to obtain the purified extract. Once the purification process has been completed, the extract is concentrated and re-filtered at which time it is ready for packaging and shipment to our customers. The extracts are bulk packaged in 25 kilogram barrels. We utilize just in time manufacturing for our traditional Chinese medicine extracts and do not maintain an inventory of finished products.

PENDING ACQUISITION OF QUFU PHARMACEUTICALS FACTORY

         In June 2006 we entered into an oral agreement with Shandong Yulong Group Company, Limited, an unaffiliated third party, to acquire 100% of the ownership of Qufu Pharmaceuticals Factory, a manufacturer of herb-based medicines. The final terms of the proposed acquisition will be determined upon the audit of Qufu Pharmaceuticals Factory. The purchase price will be based on the net tangible assets of Qufu Pharmaceuticals Factory and we do not estimate that the purchase price should not be more than the total net tangible assets of Qufu Pharmaceuticals Factory for the most recent fiscal period. As consideration in the transaction we will issue shares of our common stock to acquire Qufu Pharmaceuticals Factory. It is expected the transaction will close during the first quarter of fiscal 2008, however, until the audit has been completed, a definitive purchase price agreed upon and a definitive agreement entered into by the parties there are no assurances we will consummate this pending transaction.

         Qufu Pharmaceuticals Factory was established in January 1995 in the Shandong Province of China and located in the western section of the Shanjia Village within Qufu City of the Shandong Province. Its registered capital is $423,750 (approximately RMB 3.39 million).

         Qufu Pharmaceuticals Factory manufactures and distributes various medicinal products in China. The medicines are derived from chemical compounds as opposed to herbal based remedies. The primary product is Metformin Hydrochloride, a treatment for type II diabetes. Metformin Hydrochloride has been approved by the Chinese central government as a treatment for type II diabetes in China. The product received permit # H32021625 issued by the China Pharmaceutical Association.

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NEW PRODUCT DEVELOPMENT

         We engage in new product development both through our internal research facilities and in partnership with a number of research facilities in the PRC including:

         o Shandong Medical University where we are engaged in a project in the joint development of molecular absorption purified rutoside,
         o Kelong Bio-Tech Co., Ltd. Biology and Physics Research Center of Chinese Academy of Science where the project is the joint development of soy bean oligosaccharide, and
         o Tianfulai Bio-Tech Technology Co. Ltd. (Beijing) where the project is the joint development of traditional Chinese medicine polysaccharide anthone extracted powder for forage.

         We also utilize the research facilities of Beijing Medical University, China Agriculture University and Taiwan Renshan Bio-Tech Co. We pay for the use of these facilities on an as needed basis and the costs are included in our research and development expenses. For fiscal 2006 and fiscal 2005 we spent approximately $115,000 and approximately $171,000, respectively, on research and development.

         Our research findings which were developed jointly with Kelong Bio-Tech Co. Ltd., Biology and Physics Research Center of the Chinese Academy of Science and other findings in Chinese traditional medicine have been industrialized over the course of history. Since 2000 we have successfully developed in excess of 40 veterinary medicines used to treat a variety of infectious diseases. In fiscal 2006 we introduced five new products in the traditional Chinese medicine segment.

NAME                              PURPOSE                  CAPACITY (KG)  FORM

Chinese thorowax radix Bupleurum  Regulate metabolism      32.84          Powder

Rhizoma gastrodiae extract        Treat liver              3              Powder

Honeysuckle powder                antioxidant              11             Powder

forsythia injection               antioxidant              10             Powder

Pearl Powder                      Sedative, treat anxiety  3              Powder

COMPETITION

         All of our product groups operate in highly competitive markets. There are approximately 30 stevioside manufacturers in China, with only approximately 10 companies operating on a continuing basis. Of these 10 companies, our primary competitors are Huaxian Stevia Factory and Julong Stevia Company who, like our company, have an annual output of stevioside in excess of 100 tons. Other companies periodically enter the industry depending upon the market demand. These short term participants may choose to stop production when the market is in its downturn and raw materials are not readily available. This sporadic oversupply of product can adversely affect our market share. In addition to competing with other Chinese companies, we also compete with growers and processors in Japan, the world's largest market for stevioside. We believe we compete in this product segment based upon our production capabilities and product quality. In order to maintain our industry position and as we seek to increase our market share in both the domestic and international market, we have undertaken certain personnel reorganizations to improve our operations which which have increased our general and administrative expenses during fiscal 2006.

         Our principal competitors in the sale of veterinary medicine products are China Animal Husbandry Industry Co., Ltd., Qilu Animal Health Products Factory Co., Ltd. and Shinjaizhuang Huamu Animal Husbandry Co. Ltd. In addition, as China is a member of the WTO many good quality competitive products are imported into the Chinese market at reasonable prices. We believe we hold certain competitive advantages in this product segment based mainly on our manufacturing capacity and advanced technology. We have developed a number of new products for targeted markets and we have invested approximately $3,952,000 and $982,000, respectively, during fiscal 2006 and fiscal 2005, respectively in improvements in our manufacturing facility. We also focus on expanding our product offerings and improving quality control. In order to maintain what we believe to be a competitive position within this product segment we will need to continually develop new products and applications. We also are challenged to broaden our product line to meet consumer demand and compete with foreign made products. Two of the new products introduced in fiscal 2006 are injection based.

         The market in China for traditional medicine extracts is extremely competitive. According to official statistics, at peak time, there are more than 500 companies engaged in herb extraction in China. Companies in many different industries, including pharmaceutical companies, chemical companies, healthy products companies, herb extraction companies, biological engineering companies and research and development institutions, are now engaged in herb extraction. Our major competitors include Anhui Xuancheng Baicao Plants Industry & Trade Co., Ltd., Sichuan Shifangkangyuan Medicine Materials Co., Ltd. and Lanzhou Lantai Bio-Engineering Tech Co., Ltd. Most products from these companies are exported to overseas markets. Competitive factors primarily include price and quality. We believe that we are able to effectively compete in our market segment in China based upon the quality of the exclusive harvesting bases we have under contract and our reputation in the market place. Globally, as demand for our types of products expand we believe that we will be able to effectively compete against similar companies from other countries as a result of the lower costs of doing business in China, in particular the lower labor rates, and China's soil and growing conditions which enable us to produce high quality products.

         However, because the barriers to entry in the market are relatively low and the size of the potential market, we expect continued growth of our existing competitors in each of our product groups and the entrance of new competitors in the future. Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do.

INTELLECTUAL PROPERTY

         Our success depends in part on our ability to protect our intellectual property which includes various raw materials purification technologies used in our products. Qufu has registered the Shengwang trademark with China National Patent, Trademark and Intellectual Property Office. In 2006 we filed a trademark application with the U.S. Patent and Trademark Office covering the trade name "Only Sweet" and the tag line "Make Life Sweeter" which we intend to use the product name for our stevioside in our efforts to secure North American distribution of the product.

         To protect our proprietary rights, in our dealings outside the PRC we rely generally on confidentiality agreements with employees and third parties, and agreements with consultants, vendors and customers, although we have not signed such agreements in every case. We do not have any similar agreements with any of our employees or consultants in the PRC. Despite such protections, a third party could, without authorization, utilize our propriety technologies without our consent. During the past three years we had three of our traditional Chinese medicine products and four of our veterinary medicine products copied by our competitors. We can give no assurance that our agreements with employees, consultants and others who participate in the production of our products will not be breached, or that we will have adequate remedies for any breach, or that our proprietary technologies will not otherwise become known or independently developed by competitors.

GOVERNMENT REGULATION

         Our business and operations are located in the People's Republic of China. We are subject to state and local environmental laws related to certification of water release. We are subject to registration and inspection by The Ministry of Agriculture of China with respect to the manufacture and distribution of veterinary medicines and the State Food and Drug Administration of China (SFDA) with respect to the manufacturing and distribution of traditional Chinese medicine extracts. We are also licensed by the Shandong Provincial Government to manufacture veterinary medicine and stevioside. We are in substantial compliance with all provisions of those registrations, inspections and licenses and have no reason to believe that they will not be renewed as required by the applicable rules of the Central Government and the Shandong Province. In addition, our operations must conform to general governmental regulations and rules for private (non-state owned) companies doing business in China.

         The current GMP requirements set forth in the Quality System (QS) regulation are promulgated under section 520 of the Food, Drug and Cosmetic (FD&C) Act. They require that domestic or foreign manufacturers have a quality system for the design, manufacture, packaging, labeling, storage, installation, and servicing of finished medical devices intended for commercial distribution in the United States. The regulation requires that various specifications and controls be established for devices; that devices be designed under a quality system to meet these specifications; that devices be manufactured under a quality system; that finished devices meet these specifications; that devices be correctly installed, checked and serviced; that quality data be analyzed to identify and correct quality problems; and that complaints be processed. Thus, the QS regulation helps assure that medical devices are safe and effective for their intended use. The Food and Drug Administration (FDA) monitors device problem data and inspects the operations and records of device developers and manufacturers to determine compliance with the GMP requirements in the QS regulation.(6)

         Qufu has received the permanent license from the Chinese government agency to operate as a Sino-U.S. joint venture. Our management believes this license will provide Qufu with certain advantages in its business and operations. Joint ventures are generally perceived to be more financially stable enterprises. Furthermore, as a Sino - U.S. joint venture income taxes at the corporate level are waived for the first two years of operation, and then income taxes at the corporate level are reduced by 50% in the third, fourth and fifth year of operation. There were minimal expenses associated with the process to upgrade the status of Qufu to a Sino - U.S. joint venture. Certain capital requirements were necessary to qualify as a Sino - U.S. joint venture; however, as a result of our capital raising activities during fiscal 2006 and our acquisition of the remaining 20% of Qufu we were able to demonstrate that Qufu had the necessary capital requirements to register as a Sino - U.S. joint venture.

         PRC LEGAL SYSTEM

         Since 1979, many laws and regulations addressing economic matters in general have been promulgated in the PRC. Despite development of its legal system, the PRC does not have a comprehensive system of laws. In addition, enforcement of existing laws may be uncertain and sporadic, and implementation and interpretation thereof inconsistent. The PRC judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in the PRC, it may be difficult to obtain swift and
__________________
(6) http://www.fda.gov/cdrh/devadvice/32.html#introduction
equitable enforcement of such law, or to obtain enforcement of a judgment by a court of another jurisdiction. The PRC's legal system is based on written statutes and, therefore, decided legal cases are without binding legal effect, although they are often followed by judges as guidance. The interpretation of PRC laws may be subject to policy changes reflecting domestic political changes. As the PRC legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors. The trend of legislation over the past 20 years has, however, significantly enhanced the protection afforded foreign investors in enterprises in the PRC. However, there can be no assurance that changes in such legislation or interpretation thereof will not have an adverse effect upon our business operations or prospects.

         ECONOMIC REFORM ISSUES

         Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. We cannot predict if this refining and readjustment process may negatively affect our operations in future periods.

         Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included devaluations of the Chinese currency, the RMB, restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its Japanese and Korean customers, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

         To date reforms to China's economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to China's economic system will continue or that we will not be adversely affected by changes in China's political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

OUR HISTORY

         We were incorporated in Nevada on August 27, 1987 under the name Network USA, Inc. for the purposes of completing a merger or other business combination with an operating entity. From our inception through April 2002 we did not conduct business. On April 9, 2002, we acquired 20% of One Genesis, Inc., a privately-held Texas real estate corporation, from one of our then principal stockholders in exchange for approximately 4,333,332 shares of our common stock. The shares of One Genesis, Inc. were sold on July 31, 2002 for $120,000 in cash.

         Following this transaction, we continued to direct our efforts towards the investment and development of real estate, initially in the Houston, Texas market and also considered possible transactions in which a privately held business would merge into our company in a transaction in which control of our company would change hands. During fiscal 2003, we entered into a letter of intent with Aerospace Technologies Limited; however, the letter of intent was eventually terminated prior to the closing of any transaction.

         Effective on April 30, 2004, we acquired 100% of the issued and outstanding shares of Sunwin Tech from its stockholders in exchange for approximately 17,000,000 shares of our common stock which resulted in a change of control of our company. Sunwin Tech was organized in January 2004 and before its acquisition of 80% of Qufu as described below it did not have any business and operations. Concurrent with the closing of this transaction, our officers and directors resigned and our current officers and directors were appointed to their positions. In connection with the transaction, Sunwin Tech purchased 4,500,000 shares of our common stock owned by our former principal stockholders for $175,000, and, at the closing, Sunwin Tech distributed the 4,500,000 shares to Messrs. Baozhong Yuan, Laiwang Zhang, Xianfeng Kong and Lei Zhang, pro-rata to their ownership of Sunwin Tech immediately prior to the closing. Following the transactions, the former Sunwin Tech stockholders owned approximately 68 % of our issued and outstanding capital stock.

         Prior to our acquisition of Sunwin Tech, effective February 1, 2004, Sunwin Tech acquired 80% of Qufu from Pharmaceutical Corporation, a company controlled by Mr. Laiwang Zhang, our President and Chairman, in exchange for 32,500,000 shares of Sunwin Tech's common stock. At the time of this merger the minority stockholders of Qufu included Pharmaceutical Corporation (17%) and Group Corporation (2.5%)), both of which are controlled by Mr. Laiwang Zhang, our President and Chairman. The remaining minority stockholder, Qufu Veterinary Medicine Company, Ltd. (0.5%) was controlled by a Chinese state owned agency.

         In July 2004 following the transaction with Sunwin Tech, we changed the name of our company from Network USA, Inc. to Sunwin International Neutraceuticals, Inc.

         Subsequent to the acquisition of 80% of Qufu, Group Corporation acquired the 17% interest of Qufu owned by Pharmaceutical Corporation , and ultimately the Group Corporation acquired the 0.5% Qufu interest owned by Qufu Veterinary Medicine Company, Ltd., after it was dissolved. These events resulted in Group Corporation owning 20% of Qufu.

         In February 2006, we acquired the remaining 20% of Qufu from Group Corporation in exchange for 5,000,000 shares of our common stock valued at $2,775,000. At the request of Mr. Zhang, the control person of Group Corporation, 2,000,000 shares which issued to Ms. Dongdong Lin, our Chief Executive Officer, and the remaining 3,000,000 shares where issued to Mr. Zhang. Of the total purchase price, approximately $179,994 was allocated to consulting expenses paid to Mr. Zhang and Ms. Lin as it represented the difference between the purchase price and the valuation of the minority interest purchased.

EMPLOYEES

         As of March 31, 2007, we employed the following:

                                                                     No. of
         Function                                                   Employees
         --------                                                   ---------

         Management and administration ..........................       22
         Manufacturing, including quality control, and production      250
         Research and development ...............................       46
         Sales and marketing ....................................       77
                                                                       ---
         Total ..................................................      395

         Our employees are primarily based in Qufu, China while some managerial and sales staff occasionally works in other Chinese cities or overseas on different projects. Each full-time Chinese employee is a member of a local trade union. Labor relations have remained positive and we have not had any employee strikes or major labor disputes. Unlike trade union in western countries, trade unions in most parts of China are organizations mobilized jointly by the government and the management of the corporation.

PROPERTY

         Our principal executive offices and research and development facilities are located in a building we share with Pharmaceutical Corporation an affiliate, under an oral agreement. The cost for this facility is included in the annual management fee we pay Pharmaceutical Corporation.

         In October 2002 Qufu entered into a lease agreement with Pharmaceutical Corporation, an affiliate, which covers the approximately 54,000 square foot facilities used by our traditional Chinese medicine formula extract product group. This lease, which expires in October 2012, provides for an annual rent of approximately $20,000, payable in a lump sum annually.

         In October 2002 Qufu entered into a lease agreement with Qufu LuCheng Chiya Resident Commitment, an unaffiliated local governmental owned entity, which covers the approximate 25,200 square foot facilities used by our veterinary medicine product group. This lease, which expires in August 2012, provides for annual rent of approximately $22,500, payable in a lump sum annually.

         In April 2004 Qufu entered into a lease agreement with Qufu ShengDa Industry Co., Ltd., an unaffiliated local governmental owned entity, which covers the approximate 36,000 square foot facilities used by our stevioside product group. This lease, which expires in April 2014, provides for annual rent of approximately $3,750, for the first three years of the term and thereafter increases to approximately $6,250 for the balance of the lease term, payable in a lump sum annually.

         We believe that these facilities are sufficient for our needs.

LEGAL PROCEEDINGS

         We are not a party to any pending legal proceeding, nor are we aware of any legal proceedings being contemplated against us by any governmental authority. We are not aware of any legal proceeding in which any of our officers, directors, affiliates or security holders is a party adverse to us or in which any of them have a material interest adverse to us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table includes the names, positions held and ages of our executive officers and directors.

              Name                 Age          Position
              ----                 ---          --------

         Laiwang Zhang             43           President and Chairman
         Dongdong Lin              31           CEO, Secretary and director
         Fanjun Wu                 31           Chief Financial Officer
         Chengxiang Yan            37           Director

         LAIWANG ZHANG. Mr. Zhang has served as our President and Chairman since April 30, 2004 and he has served as Chairman of Qufu since January 2003. Mr. Zhang also serves as Chairman of Pharmaceutical Corporation, a company engaged in the sale and distribution of Chinese herb medicines, since April 2000.. In 1996, Mr. Zhang founded Group Corporation, a holding company with interests in companies operating in the areas of nutritional products, Chinese herb extracts, package products, animal health products, animal medicine and chemical products. Since April 1996 he has been General Manager of this company. From April 1992 to April 1996 Mr. Zhang served as Manager of our subsidiary Shengya Veterinary Medicine. From 1984 to 1992, Mr. Zhang served a President of Shandong Qufu Amylum Plant, a company that manufactures amylum. Mr. Zhang graduated from Shandong Technical University in 1984 with a Masters Degree in Engineering.

         DONGDONG LIN. Ms. Lin has served as our CEO, Secretary and a member of our Board of Directors since February 2005. Ms. Lin served as Manager of the Technology Information Department of Pharmaceutical Corporation, a company engaged in the sale and distribution of Chinese herb medicines, from January 2003 to December 2004. Ms. Lin joined Group Corporation in 1996, serving as a supervisor from April 1998 to April 2000, and Manager of the Department of Export and Import from April 2000 to December 2002. Ms. Lin holds a Bachelors Degree in Technology English from Haerbing Industry University and a Masters Degree in Economics from the China Academy of Social Science.

         FANJUN WU. Ms. Wu has been our Chief Financial Officer since April 30, 2004. Since 1997, she has been employed by Qufu , serving as Director of Finance Section from 1997 to 1998 and thereafter as Chief Financial Officer. From 1992 to 1996, she was Director of Finance Section for our subsidiary Shengya Veterinary Medicine.

         CHJENGXIANG YAN. Mr. Yan has been a member of our Board of Directors since April 30, 2004. Since 2001, he has served as a Director of Pharmaceutical Corporation, a company engaged in the sale and distribution of Chinese herb medicines. From 1999 to 2004, he was the Director of the Marketing Department for that company. From 1996 to 1998, Mr. Yan was Director of the Marketing Department for Group Corporation, a holding company with interests in companies operating in the areas of nutritional products, Chinese herb extracts, package products, animal health products, animal medicine and chemical products, and from 1993 to 1996, he was Director of the Marketing Section for our subsidiary Shengya Veterinary Medicine. Mr. Yan graduated from Shandong Agriculture University in 1993 with a Bachelor's Degree in Farming.

         There are no family relationships between any of our officers and directors.

KEY EMPLOYEE

         JEFFREY REYNOLDS. Mr. Reynolds, 43, has served as CEO of our Sunwin Stevia International subsidiary since October 2006. From 2004 to 2006 Mr. Reynolds was CEO and President of Alpha One General Contractors, a commercial general contracting firm in North Texas and from 2001 to 2004 he was Executive Vice President and Chief Planning Officer with Blue Chip Marketing and Communications, a marketing and communications services company for consumer products. From 1999 to2001 Mr. Reynolds served as President and Managing Director of Markatec, Inc. a privately owned marketing services company primarily focused on creating and implementing account specific co-marketing promotions in the consumer product industry, and from 1992 to 1999 he was employed with Crossmark, Inc. a marketing organization in the consumer packaged goods industry, where he served as Senior Vice President of Corporate Sales Development and Marketing from 1997 until leaving the company. From 1989 to 1992 Mr. Reynolds was employed with Nestle Foods Company, serving as Non Grocery

Region Manager from 1991 to 1992, as National Non Grocery Category Manager from 1990 to 1991, and as Regional Manager from 1989 to 1990. From 1984 to 1989 Mr. Reynolds was employed with Procter and Gamble; serving as a Unit Sales Manager from 1986 to 1989 and as Territory Sales Manager from 1984 to 1989.

U.S. ADVISORS

         In May 2005 and June 2005, under two separate agreements, we engaged China Direct Investments, Inc to assist us with operation and regulatory framework applicable to U.S. public companies. In January 2006 we entered into a three year agreement with China Direct Investments, Inc. which superceded the remaining term of an agreement signed in June 2005. Under the terms of the current agreement, China Direct Investments has been engaged to provide support to us in a variety of areas, including general business consulting, translation services, management of professional resources, identification of potential acquisition targets and investment sources, development of marketing plans and coordination of our public disclosure. As compensation for its services, in fiscal 2006 we issued China Direct Investments and its designees an aggregate of 3,760,000 shares of our common stock, which included shares to be issued to it as compensation under the June 2005 agreement, for an aggregate compensation value of $558,900. The agreement also provides that we will pay China Direct Investments, or its designees discretionary award fees. The discretionary award fee for fiscal 2006 was to be at least 1,190,000 shares of our common stock, which is part of the 3,760,000 shares issued to China Direct Investments, Inc. To date, as compensation under the current agreement in fiscal 2007 we have issued China Direct Investments and its designees, which includes Capital One Resources Co., Ltd., an affiliate, as well as certain employees of China Direct Investment's parent company, an aggregate of 955,000 shares of our common stock valued at $432,000. The agreement may be terminated by either party upon 30 days notice, however, the compensation paid to China Direct Investments is not refundable by it. China Direct Investments is a wholly owned subsidiary of China Direct, Inc., a public company (OTCBB: CHND). Capital One Resources Co., Ltd. is also a wholly-owned subsidiary of China Direct, Inc.

         In April 2007 we engaged Capital One Resources Co., Ltd. to provide additional support to us in a variety of areas, including general business consulting, identification of potential acquisitions targets in the Asian region as well as business development opportunities for our products in the Asian region. Under the terms of the agreement, we issued Capital Resources Co., Ltd. 1,200,000 shares of our common stock valued at $600,000 as base compensation and we agreed that it would pay Capital One Resources Co. Ltd and/or its designees discretionary award fees payable in cash or other marketable securities and that the fee for 2007 would be at least an additional 1,190,000 shares of our common stock.

DIRECTOR COMPENSATION

         We have not established standard compensation arrangements for our directors and during fiscal 2006 we did not compensate our directors for their service. In the future, we may elect to compensate directors for their service, which such amount will be determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf.

CODE OF ETHICS

         In April 2005, we adopted a Code of Ethics applicable to our Chief Executive Officer, principal financial and accounting officers and persons performing similar functions. A Code of Ethics is a written standard designed to deter wrongdoing and to promote:

         o  honest and ethical conduct,
         o full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,
         o  compliance with applicable laws, rules and regulations,
         o  the prompt reporting violation of the code, and
         o  accountability for adherence to the Code.

         A copy of our Code of Ethics is filed as an exhibit to the registration statement of which this prospectus forms a part, and we will provide a copy, without charge, to any person desiring a copy of the Code of Ethics, by written request to us at our principal offices.

COMMITTEES OF THE BOARD OF DIRECTORS

         Our Board of Directors has not yet established an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by the entire board as a whole. Because we do not have any independent directors, our Board of Directors believes that the establishment of committees of the Board would not provide any benefits to our company and could be considered more form than substance.

         We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given that all our operations are located in the PRC and our lack of directors and officers insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.

         None of our directors is an "audit committee financial expert" within the meaning of Item 401(e) of Regulation S-B. In general, an "audit committee financial expert" is an individual member of the audit committee or Board of Directors who:

         o understands generally accepted accounting principles and financial statements,
         o is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
         o has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
         o  understands internal controls over financial reporting, and
         o  understands audit committee functions.

         Since the reverse acquisition of our company by Sunwin Tech in April 2004 our Board of Directors has been comprised of individuals who are members of our management or otherwise affiliated with our company. While we would prefer that one or more of our directors be an audit committee financial expert, none of our current directors either have professional backgrounds in finance or accounting.

         All of our current management is located in the PRC and no member of our Board of Directors has previously served as an officer or a director of a U.S. public company. As a result of both the cultural differences between doing business in the PRC and doing business as a public company in the U.S., as well as the lack of experience of our Board of Directors with laws, rules and regulations which apply to public companies in the U.S., we are seeking to expand our Board of Directors to include qualified individuals who are also residents of the U.S. to serve as independent directors. At such time as we are able to attract additional members to our Board of Directors which include one or more independent directors, we intend to establish an Audit Committee of our Board of Directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include "independent" directors, nor are we required to establish or maintain an Audit Committee or other committee of our Board of Directors.

                             EXECUTIVE COMPENSATION

         The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at April 30, 2006. The value attributable to any option awards is computed in accordance with FAS 123R.

                                    SUMMARY COMPENSATION TABLE
                                                          NON-       NON-
                                                          EQUITY     QUALIFIED
                                                          INCENTIVE  DEFERRED   ALL
                                                          PLAN       COMPEN-    OTHER
NAME AND                                  STOCK   OPTION  COMPEN-    SATION     COMPEN-
PRINCIPAL                  SALARY  BONUS  AWARDS  AWARDS  SATION     EARNINGS   SATION    TOTAL
POSITION             YEAR  ($)     ($)    ($)     ($)     ($)        ($)        ($)       ($)
(A)                  (B)   (C)     (D)    (E)     (F)     (G)        (H)        (I)       (J)
-------------------  ----  ------  -----  ------  ------  ---------  ---------  --------  --------
Dongdong Lin (1,3)   2006  $7,500  $   0  $    0  $    0  $       0  $       0  $ 71,976  $ 79,476
                     2005  $6,000  $   0  $    0  $    0  $       0  $       0  $      0  $  6,000

Laiwang Zhang (2,3)  2006  $    0  $   0  $    0  $    0  $       0  $       0  $107,964  $107,964
                     2005  $4,500  $   0  $    0  $    0  $       0  $       0  $      0  $  4,500

(1) Ms. Lin has served as our Chief Executive Officer since February 2005.

(2) Mr. Zhang is our President and Chairman.

(3) In February 2006, we acquired the remaining 20% of Qufu from Group Corporation in exchange for 5,000,000 shares of our common stock valued at $2,775,000 based on the fair market value of our common stock. Our president and Chairman, Mr. Laiwang Zhang, is a control person of Group Corporation. At Mr. Zhang's request, 2,000,000 shares were issued to Ms. Dongdong Lin, our CEO, and the remaining 3,000,000 shares were issued to Mr. Zhang. Of the total purchase price, approximately $179,994 was allocated to consulting expenses paid to Mr. Zhang and Ms. Lin as it represented the difference between the purchase price and the valuation of the minority interest purchased. Accordingly, in fiscal 2006 129,725 shares of common stock valued at $71,976 was recorded as compensation to Ms. Lin and 194,588 shares of our common stock valued at $107,964 was recorded as compensation to Mr. Zhang.

HOW MS. LIN'S COMPENSATION IS DETERMINED

         Ms. Lin, who as served as our CEO since February 2005, is not a party to an employment agreement with our company. Her compensation is determined by our Board of Directors, of which she is a member. The Board of Directors considered a number of factors in determining Ms. Lin's compensation including the scope of her duties and responsibilities to our company, compensation levels of executives with comparable duties in similar companies such as ours and the time she devotes to our business. The Board of Directors did not consult with any experts or other third parties in fixing the amount of Ms. Lin's compensation. During fiscal 2006 Ms. Lin's compensation package included a base salary of $7,500. She does not receive any other form of compensation from our company. The amount of compensation payable to Ms. Lin can be increased at any time upon the determination of the Compensation Committee of our Board of Directors.

                  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

         The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of the date hereof:

                                OPTION AWARDS                                        STOCK AWARDS
          -------------------------------------------------------------  ------------------------------------
                                                                                                    Equity
                                                                                                    Incentive
                                                                                         Equity     Plan
                                                                                         Incentive  Awards:
                                                                                 Market  Plan       Market
                                                                         Number  Value   Awards:    or
                                      Equity                             of      of      Number     Payout
                                      Incentive                          Shares  Shares  of         Value of
                                      Plan                               or      or      Unearned   Unearned
                                      Awards:                            Units   Units   Shares,    Shares,
          Number of    Number of      Number of                          of      of      Units or   Units or
          Securities   Securities     Securities                         Stock   Stock   Other      Other
          Underlying   Underlying     Underlying                         That    That    Rights     Rights
          Unexercised  Unexercised    Unexercised  Option                Have    Have    that       That
          Options      Options        Unearned     Exercise  Option      Not     Not     Have Not   Have Not
Name      (#)          (#)            Options      Price     Expiration  Vested  Vested  Vested     Vested
          Exercisable  Unexercisable  (#)          ($)       Date        (#)     ($)     (#)        (#)
(a)       (b)          (c)            (d)          (e)       (f)         (g)     (h)     (i)        (j)
--------  -----------  -------------  -----------  --------  ----------  ------  ------  ---------  ---------
Dongdong  -            -              -            N/A       N/A         -       -       -          -
Lin(1)
Laiwang   -            -              -            N/A       N/A         -       -       -          -
Zhang

STOCK OPTION PLANS

2005 EQUITY COMPENSATION PLAN

         On March 23, 2005, our Board of Directors authorized and adopted our 2005 Equity Compensation Plan. The purpose of the plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give these persons a greater personal interest in the success of our business and an added incentive to continue to advance and contribute to us. We have currently reserved 5,000,000 of our authorized but unissued shares of common stock for issuance under the plan, and a maximum of 5,000,000 shares may be issued, unless the plan is subsequently amended (subject to adjustment in the event of certain changes in our capitalization), without further action by our Board of Directors and stockholders, as required. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the plan, although such shares may also be used by us for other purposes. As of May 17, 2007, there are no available shares to be issued, or options granted, under the 2005 Equity Compensation Plan. Under this Plan a total of 2,660,000 common shares were issued to satisfy our requirements under a service consulting agreement from June 2005, a total of 1,430,000 common shares were issued to satisfy our requirements under a service consulting agreement from January 2006, and we granted options to purchase 910,000 shares for a consulting agreement entered into in November 2005. These options granted for the purchase of 910,000 shares of common stock were exercised in the year ended April 30, 2006.

         The 2005 Equity Compensation Plan is administered by our Board of Directors or an underlying committee. The Board of Directors or the committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the Board or committee.

         Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. Our officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the plan; only our employees are eligible to receive incentive options. In addition, the plan allows for the inclusion of a reload option provision which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, compensatory stock grants may also be issued.

         Any incentive option granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the committee, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. The exercise price of non-qualified options shall be determined by the Board of Directors or the Committee, but shall not be less than the par value of our common stock on the date the option is granted. The per share purchase price of shares issuable upon exercise of a plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the 2005 Equity Compensation Plan.

         All incentive stock options expire on or before the 10th anniversary of the date the option is granted; however, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options expire 10 years and one day from the date of grant unless otherwise provided under the terms of the option grant.

         All plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee dies while our employee or within three months after termination of employment by us because of disability, or retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee's right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators.

         In the event of termination of employment because of death while an employee or because of disability, the optionee's options may be exercised not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier. If an optionee's employment by us terminates because of disability and such optionee has not died within the following three months, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier. If an optionee's employment terminates for any reason other than death or disability, the optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate. If an optionee's employment shall terminate for any reason other than death, disability or retirement, all right to exercise the option shall terminate not later than 90 days following the date of such termination of employment.

         The plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the plan or subject to unexercised options and in the purchase price per share under such options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the Board of Directors may declare that each option granted under the plan shall terminate as of a date to be fixed by the Board of Directors; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant's option, in whole or in part, including as to options not otherwise exercisable.

         The Board of Directors or committee may amend, suspend or terminate the plan at any time. However, no such action may prejudice the rights of any holder of a stock grant or optionee who has prior thereto been granted options under the plan. Further, no amendment to the plan which has the effect of increasing the aggregate number of shares subject to the plan (except for adjustments due to changes in our capitalization), or changing the definition of "eligible person" under the plan, may be effective unless and until approved by our stockholder in the same manner as approval of the plan was required. Any such termination of the plan shall not affect the validity of any stock grants or options previously granted thereunder. As the 2005 Equity Compensation Plan was approved by our stockholders within one year of the Effective Date, all incentive stock options automatically converted into non-qualified stock options. Unless the plan shall previously have been suspended or terminated by the Board of Directors, the plan, as it relates to grants of incentive stock options, terminates on March 23, 2015.

2006 EQUITY COMPENSATION PLAN

         On February 7, 2006, our Board of Directors authorized and adopted our 2006 Equity Compensation Plan. The purpose of the plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give such persons a greater personal interest in the success of our business and an added incentive to continue to advance and contribute to us. Our Board of Directors, or a committee of the Board, administers the 2006 Equity Compensation Plan including, without limitation, the selection of the persons who will be awarded stock grants and granted options, the type of options to be granted, the number of shares subject to each Option and the exercise price. We have currently reserved 6,200,000 of our authorized but unissued shares of common stock for issuance under the 2006 Equity Compensation Plan, and a maximum of 6,200,000 shares may be issued, unless the plan is subsequently amended (subject to adjustment in the event of certain changes in our capitalization). Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the 2006 Equity Compensation Plan, although such shares may also be used by us for other purposes. As of May 17, 2007, there are 960,000 shares available shares to be issued or options granted under the 2006 Equity Compensation Plan. Under this Plan a total of 860,000 common shares were issued to satisfy our requirements under a service consulting agreement from January 2006, we granted in February 2006 options to purchase 4,000,000 shares to employees, and we granted option to purchase 75,000 shares under a consulting agreement entered into in February 2006. All options granted for the purchase by employees of 4,000,000 shares of common stock were exercised in the year ended April 30, 2006. Of the options granted to the consultant for the purchase of 75,000 shares of common stock a total of 50,000 were exercised in the year ended April 30, 2006.

         Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. In addition, the plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Any incentive option granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. Unless the plan is approved by our stockholders within one year of February 7, 2006, no incentive stock options may be granted and all incentive stock options that may have been previously granted shall automatically be converted into non-qualified stock options.

         Our officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the Plan. Only our employees are eligible to receive incentive options.

         The Board of Directors or the committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the plan, and the interpretation of the provisions thereof and of the related option agreements are resolved by the Board or committee.

         The 2006 Equity Compensation Plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the plan or subject to unexercised options and in the purchase price per share under such options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the Board of Directors may declare that each option granted under the plan shall terminate as of a date to be fixed by the Board of Directors; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant's option, in whole or in part, including as to options not otherwise exercisable.

         The Plan provides that, with respect to incentive stock options, the aggregate fair market value (determined as of the time the option is granted) of the shares of common stock, with respect to which incentive stock options are first exercisable by any option holder during any calendar year cannot exceed $100,000. The purchase price for shares subject to incentive stock options must be at least 100% of the fair market value of our common stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an incentive option granted to a person who is a "10% stockholder". The 2006 Equity Compensation Plan provides that fair market value is determined by the Board or the committee in accordance with procedures, which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the committee must determine the fair value of such consideration to us in monetary terms. The exercise price of non-qualified options is determined by the Board of Directors or the committee, but cannot be less than the par value of our common stock on the date the option is granted.

         The per share purchase price of shares issuable upon exercise of a plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the plan.

         All incentive stock options expire on or before the 10th anniversary of the date the option is granted except as limited above. However, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options expire 10 years and one day from the date of grant unless otherwise provided under the terms of the option grant.

         All plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee dies while our employee or within three months after termination of employment by us because of disability, or retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee's right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators.

         In the event of termination of employment because of death while an employee or because of disability, the optionee's options may be exercised not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier. If an optionee's employment by us terminates because of disability and such optionee has not died within the following three months, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier. If an optionee's employment is terminated for any reason other than death or disability, the optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options terminate. If an optionee's employment terminates for any reason other than death, disability or retirement, all right to exercise the option terminates not later than 90 days following the date of such termination of employment.

         The Board of Directors or committee may amend, suspend or terminate the 2006 Equity Compensation Plan at any time. However, no such action may prejudice the rights of any holder of a stock grant or optionee who has prior thereto been granted options under the Plan. Further, no amendment to this plan which has the effect of increasing the aggregate number of shares subject to this plan (except for adjustments due to changes in our capitalization), or changing the definition of "Eligible Person" under the plan, may be effective unless and until approved by our stockholders, if required, in the same manner as approval of this plan, if required. Any such termination of the plan will not affect the validity of any stock grants or options previously granted thereunder. Unless the plan shall theretofore have been suspended or terminated by the Board of Directors, the 2006 Equity Compensation Plan terminates on February 7, 2016.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         The Nevada Revised Statues allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

         o the officer or director conducted himself or herself in good faith;

         o his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

         o in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

         This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws. Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

         Our articles of incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Sunwin pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         We pay Pharmaceutical Corporation a management fee for services rendered on our behalf. These management services include costs and services related to housing provided to certain of our non-management employees, government mandatory insurance for our employees and rent for our principal offices and the research and development facilities we use. For the fiscal year ended April 30, 2006 and the nine months ended January 31, 2007 this management fee was $123,000 and $144,337, respectively, which such amounts are included in our general and administrative expenses in the respective financial statements appearing elsewhere in this prospectus. As described elsewhere herein, Pharmaceutical Corporation is controlled by Mr. Zhang, our President and Chairman. We do not have a contract with Pharmaceutical Corporation and the amount of annual management fee is subject to increase at Mr. Zhang's discretion.

         In February 2006, we acquired the remaining 20% of Qufu from Group Corporation in exchange for 5,000,000 shares of our common stock valued at $2,775,000 based on the fair market value of our common stock. Our president and Chairman, Mr. Laiwang Zhang, is a control person of Group Corporation. At Mr. Zhang's request, 2,000,000 shares were issued to Ms. Lin, our CEO, and the remaining 3,000,000 shares were issued to Mr. Zhang. Of the total purchase price, approximately $179,994 was allocated to consulting expenses paid to Mr. Zhang and Ms. Lin as it represented the difference between the purchase price and the valuation of the minority interest purchased. Accordingly, in fiscal 2006 129,725 shares of common stock valued at $71,976 was recorded as compensation to Ms. Lin and 194,588 shares of our common stock valued at $107,964 was recorded as compensation to Mr. Zhang.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         At May 17 2007 we had 85,909,776 shares of common stock issued and outstanding. The following table sets forth information known to us as of May 17, 2007 relating to the beneficial ownership of shares of our common stock by:

         o each person who is known by us to be the beneficial owner of more than five percent of our outstanding common stock;
         o  each director;
         o  each executive officer; and
         o  all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 6 Youpeng Road, Qufu, Shandong, China. We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them. Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) and that can be acquired by him within 60 days from the that date, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the that date, have been exercised or converted.

                                           AMOUNT AND NATURE OF       PERCENTAGE
NAME OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP       OF CLASS
------------------------                   --------------------       ----------

Laiwang Zhang ......................           12,539,802                14.6%
Dongdong Lin .......................            4,984,108                 5.8%
Chengxiang Yan .....................                    0                  n/a
Fanjun Wu ..........................            1,732,052                 2.0%
All officers and directors
 as a group (four persons) .........           19,255,962                22.4%

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The following table sets forth securities authorized for issuance under 2005 Equity Compensation Plan, our 2006 Equity Compensation Plan and any compensation plans not previously approved by our stockholders as of April 30, 2006.

                                                                    NUMBER OF
                                                                    SECURITIES
                                                                    REMAINING
                                        NUMBER OF                   AVAILABLE
                                        SECURITIES                  FOR
                                        TO BE                       FUTURE
                                        ISSUED        WEIGHTED      ISSUANCE
                                        UPON          AVERAGE       UNDER
                                        EXERCISE      EXERCISE      EQUITY
                                        OF            PRICE OF      COMPENSATION
                                        OUTSTANDING   OUTSTANDING   PLANS
                                        OPTIONS,      OPTIONS,      (EXCLUDING
                                        WARRANTS      WARRANTS      SECURITIES
                                        AND           AND           REFLECTED
                                        RIGHTS        RIGHTS        IN COLUMN
                                        (A)           (B)           (A)) (C)
                                        -----------   -----------   ------------
Plan category

  Plans approved by our stockholders:             0           N/A              0
  Plans not approved by stockholders:        25,000         $0.50      1,265,000

         Equity compensation plans not approved by stockholders is comprised of options granted and/or restricted stock to be issued to employees and non-employees, including directors, consultants, advisers, suppliers, vendors, customers and lenders for purposes including to provide continued incentives, as compensation for services and/or to satisfy outstanding indebtedness to them.

                            DESCRIPTION OF SECURITIES

GENERAL

         The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, copies of which may be obtained upon request. Our authorized capital consists of 200,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. As of May 17, 2007 there were 85,909,776 shares of common stock and no shares of preferred stock were issued and outstanding.

COMMON STOCK

         Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefore. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

         Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which mean that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

PREFERRED STOCK

         We are authorized to issue up to 1,000,000 shares of preferred stock having such designations, rights, preferences, powers and limitations as may be determined by the board of directors at the time of designation. Our board of directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

COMMON STOCK PURCHASE WARRANTS

         In March 2007 in connection with our 2007 Unit Offering described later in this prospectus under "Selling Security Holders", we issued common stock purchase warrants to purchase an aggregate of 10,793,750 shares of our common stock. The terms of these warrants provide:

         o they are exercisable for a period of five years at an initial exercise price of $0.65 per share,

         o the warrant is exercisable on a "cashless" basis on or after the required effective issue date, if there has been a "non-registration event" as described below and on the automatic exercise date, also as described below. A cashless exercise feature permits the holder, rather than paying the exercise price in cash, the option of surrendering a number of warrants equal to the exercise price of the warrants being exercised,

         o the number of shares issuable upon the exercise and the exercise price per share are subject to adjustment in the event of stock splits, stock dividends, reclassifications or a merger or consolidation (where we are not the surviving entity), and

         o so long as the holder holds the warrant or shares of common stock received upon the exercise of the warrant, the number of shares of our common stock underlying the warrant and the exercise price of the warrant is also subject to adjustment in the event we issue additional shares of our common stock or any other securities which are convertible or exercisable into shares of our common stock at a per share price less than the purchase price of the shares included in the 2007 Unit Offering, which was $0.42 per share, or the exercise price of the warrant without the consent of the holder, other than in certain specific instances. In this event, the exercise price of the warrant would be reset to the lower price. If necessary, we are obligated to issue additional shares of our common stock to the holder to take into account the amount paid, whether in cash or by cashless exercise, by the holder upon a previous partial exercise of the warrant for which the holder still owns the shares received thereupon.

         Providing that the market price of our common stock is greater than the then current exercise price of the warrants, any warrants which have not previously been exercised on the expiration date of the warrant will be automatically exercised on a cashless basis.

         The holders contractually agreed to limit the exercise of the warrants so that upon the exercise the holder's beneficial ownership would not exceed 4.99% of our common stock outstanding at the time of exercise, including shares of our common stock which are beneficially owned by affiliates of the holder, except during the 45 day period prior to the expiration date of the warrant of while there is a tender offer outstanding for any of our shares of common stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Colonial Stock Transfer Co., 66 Exchange Place, Salt Lake City, Utah 84111. Our transfer agent may be reached by telephone at 801-355-5740.

                            SELLING SECURITY HOLDERS

2007 UNIT OFFERING

         On March 23, 2007, we completed the sale of 9,812,500 shares of our common stock, at an offering price of $0.42 per share, to 18 institutional and accredited investors, and issued the purchasers five year common stock purchase warrants to purchase 9,812,500 shares of common stock at an exercise price of $0.65 per share in a private transaction exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act and Rule 506 of Regulation D. We received gross proceeds of $4,121,250 in the offering. The net proceeds from the offering will be used for working capital purposes.

         The placement agent for the transaction, Skyebanc, Inc., received a cash fee of $15,960 and warrants to purchase 38,000 shares of common stock as compensation for its services. As described later in this section, Skyebanc, Inc. transferred warrants to purchase 14,440 shares of our common stock it received to Mr. Peter Fulton, an employee, as compensation to him. We paid $25,000 to counsel for the investors as reimbursement for legal services rendered in connection with the offering. We also paid due diligence fees to certain investors or their advisors, as well as a fee to China Direct Investments, Inc. who advised us in the offering, which consisted of an aggregate of $151,305 in cash and common stock warrants to purchase a total of 943,250 shares of common stock. The recipients of these fees are as set forth below:

         RECIPIENT                         CASH FEE PAID         WARRANTS ISSUED
         ---------                         -------------         ---------------

Alpha Capital Anstalt (1) ...........       $ 12,468.75                56,425
Osher Capital Partners, LLC (1) .....         59,482.50               280,325
Utica Advisors, LLC (2) .............         71,951.25               336,750
Robert Prager (3) ...................          7,402.50                44,750
China Direct Investments, Inc. (4) ..                 0               225,000
                                            -----------               -------
                          Totals ...        $151,305.00               943,250
_________

(1) Investor in the offering.
(2) Advisor to Monarch Capital Fund, Ltd., an investor in the offering.
(3) Provided due diligence services to Double U Master Fund, LP, an investor in the offering.
(4) Advisor to our company.

         The warrants issued to the placement agent and for the foregoing fees are substantially identical to the warrants issued in the offering. The terms of the warrants are described earlier in this prospectus under "Description of Securities - Common Stock Purchase Warrants."

         Until the earlier of [INSERT_DATE - 240 DAYS FROM EFFECTIVE DATE], 2008 or when all shares of common stock covered by this prospectus, including the shares underlying the warrants, have been sold by the holders, we agreed not to file any additional registration statements with the SEC, nor issue any equity, convertible debt or other securities convertible into common stock or equity, nor modify any existing securities, without the prior consent of the investors. In addition, we agreed until the sooner of two years from the closing date of the offering or until all shares of common stock covered by this prospectus, including the shares underlying the warrants, have been sold by the holders not to:

         o  enter into any equity line or credit or similar agreement,
         o issue or agree to issue any floating or variable priced equity linked securities with price reset rights,
         o adopt any officer, director, employee or consultant stock option or stock incentive plan,
         o amend our certificate of incorporation or bylaws in a manner which is adverse to the rights of the investors,
         o repay, repurchase or otherwise acquire any of our securities or pay any dividends, or
         o  prepay any financing related or other outstanding debt obligations.

         We granted the purchasers a one year right of first refusal to purchase additional offerings of securities we may undertake; however, we have agreed that until the first anniversary of the closing date we will not enter into any financing transactions which provide for the issuance of shares of our common stock or securities convertible or exercisable into shares of our common stock.

         In addition, the securities sold in this offering are subject to certain anti-dilution protections. In the event we were to issue any shares of common stock or securities convertible into or exercisable for shares of common stock to any third party purchaser at a price per share of common stock or exercise price per share which is less than the per share purchase price of the shares of common stock in this offering, or less than the exercise price per warrant share, respectively, without the consent of the investors then holding securities issued in this offering, the purchaser is given the right to apply the lowest such price to the purchase price of shares purchased and still held by the purchaser and to shares issued upon exercise of the warrants and still held by the purchaser (which will result in the issuance of additional shares to the purchaser) and to the exercise price of any unexercised warrants. The anti-dilution provisions and the right of first refusal do not apply with respect to certain limited exceptions, including strategic license agreements, mergers and similar acquisitions and certain option programs. The subscription agreements for the offering also contained customary, cross indemnification and contribution provisions.

         We agreed to file a registration statement with the SEC covering the public resale of the shares of common stock underlying the shares of common stock sold in the offering, including the shares issuable upon the exercise of the warrants, within 45 days from the closing of the offering. This prospectus is part of that registration statement. We also agreed to use our best efforts to cause the SEC to declare the registration statement effective within 120 days following the closing date. If we fail to meet these deadlines, we are required to pay the purchasers liquidated damages in cash in an amount equal to 2% of the purchase price of the shares for each 30 days (or pro rata for any period of less than 30 days), but not to exceed in 180 days of liquidated damages. The transaction documents also provide for the payment of liquidated damages to the investors in additional certain events, including our failure to maintain an effective registration statement. We agreed to pay all expenses of the registration statement.

THE SELLING SECURITY HOLDERS

         At May 17, 2007 we had 85,909,776 shares of our common stock issued and outstanding. This prospectus relates to periodic offers and sales of22,146,250 shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which includes:

         o 11,325,500 shares which are presently outstanding which were either sold in the 2007 Unit Offering or otherwise issued by us as described below, and
         o 10,793,750 shares issuable upon the exercise of the common stock purchase warrants issued in that transaction.

         The following table sets forth:

         o  the name of each selling security holder,
         o  the number of shares owned, and
         o the number of shares being registered for resale by the selling security holder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby. If all the securities offered hereby are sold, the selling security holders will not own any securities after the offering.

                                                                                           SHARES
                                                                                           TO BE       % TO BE
                                                NUMBER OF     % OWNED        SHARES        OWNED        OWNED
                                                  SHARES       BEFORE        TO BE         AFTER        AFTER
     NAME OF SELLING SECURITY HOLDER              OWNED       OFFERING      OFFERED       OFFERING     OFFERING
-------------------------------------------     ---------     --------     ----------     --------     --------
Alpha Capital Anstalt (1) .................     2,431,425        2.78%      2,431,425            0          0 %
Alvin Siegel (2) ..........................       100,000            *        100,000            0          0 %
Brio Capital L.P. (3) .....................       700,000            *        700,000            0          0 %
Capital One Resources Co., Ltd. (4) .......     1,700,000        2.00%      1,400,000      300,000          *
China Direct Investments, Inc. (5) ........       365,000            *        365,000            0          0 %
China Discovery Investors, Ltd. (6) .......       500,000            *        500,000            0          0 %
CMS Capital (7) ...........................       700,000            *        700,000            0          0 %
Double U Master Fund, LP (8) ..............     1,175,000        1.35%      1,175,000            0          0 %
Harborview Master Fund L.P. (9) ...........     1,175,000        1.35%      1,175,000            0          0 %
Jeda Services Corp. (10) ..................       100,000            *        100,000            0          0 %
Lake Street Fund, L.P. (11) ...............       950,000        1.11%        950,000            0          0 %
Monarch Capital Fund, Ltd. (12) ...........     2,375,000        2.73%      2,375,000            0          0 %
Nite Capital, L.P. (13) ...................       950,000        1.11%        950,000            0          0 %
Osher Capital Partners, LLC (14) ..........       980,325        1.13%        980,325            0          0 %
Penson Financial Services, Inc. ...........
 SEP IRA FBO: David Stein (15) ............       150,000            *        150,000            0          0 %
Peter Fulton (16) .........................        14,440            *         14,440            0          0 %
Platinum Long Term Growth VI (17) .........     2,375,000        2.73%      2,375,000            0          0 %
Alicia B. Church (18) .....................        47,620            *         47,620            0          0 %
Anna L. LaPerna (19) ......................        47,620            *         47,620            0          0 %
Dennis Church (20) ........................        95,239            *         95,239            0          0 %
George R. Church (21) .....................        23,810            *         23,810            0          0 %
Harry L. Church (22) ......................        23,810            *         23,810            0          0 %
Michael E. Tanner (23) ....................        47,620            *         47,620            0          0 %
Richard J. Church (24) ....................     2,304,161        2.65%      1,866,661      437,500          *
George L. Church and Dorothy R. Church (25)        47,620            *         47,620            0          0 %
Robert Prager (26) ........................        44,750            *         44,750            0          0 %
Skyebanc, Inc. (27) .......................        23,560            *         23,560            0          0 %
Treshnish Investment, Inc. (28) ...........       700,000            *        700,000            0          0 %
Utica Advisors (29) .......................       336,750            *        336,750            0          0 %
Whalehaven Capital Fund Limited (30) ......     1,900,000        2.19%      1,900,000            0          0 %
Yewen Xi (31) .............................       500,000            *        500,000            0          0 %
                                                                           ----------
                                                                           22,146,250
                                                                           ==========

* represents less than 1%

(1) The number of shares owned and offered includes 1,187,500 shares of our common stock which are presently outstanding and 1,243,925 shares of our common stock underlying common stock purchase warrants with at an exercise price of $0.65 per share. Alpha Capital Anstalt received warrants to purchase 56,425 of these shares as a due diligence fee. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Messrs. Konrad Ackerman and Rainer Posch have voting and dispositive control over securities owned by Alpha Capital Anstalt.

(2) The number of shares owned and offered includes 50,000 shares of our common stock which are presently outstanding and 50,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(3) The number of shares owned and offered includes 350,000 shares of our common stock which are presently outstanding and 350,000 shares of our common stock underlying common stock purchase warrants with at a price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder or its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Shaye Hirsch has voting dispositive control over securities owned by Brio Capital L.P. Mr. Hirsch disclaims beneficial ownership of the shares being registered hereunder.

(4) The number of shares owned includes 1,700,000 shares of our common stock which are presently outstanding. We issued 500,000 of these shares to Capital One Resource Co., Ltd. as compensation for consulting services rendered under the terms of our agreement with China Direct Investments, Inc. and the balance of 1,200,000 shares as compensation for consulting services rendered under the terms of an agreement with Capital One Resource Co., Ltd. and its parent CDI Shanghai Management Co., Ltd. See "Management - U.S. Advisors." The number of shares offered includes 1,200,000 shares of our common stock which are presently outstanding. Capital One Resource Co., Ltd. and CDI Shanghai Management Co., Ltd., are subsidiaries of China Direct, Inc. (OTCBB: CHND) and affiliates of China Direct Investments, Inc. Mr. Marc Siegel, President of China Direct, Inc., has voting and dispositive control over securities held by Capital One Resource Co., Ltd. The number of shares owned by Capital One Resource Co., Ltd. excludes our securities owned by China Direct Investments, Inc. (see footnote 5 below) and China Discovery Investors, Ltd. (see footnote 6 below).

(5) The number of shares owned and offered includes 140,000 shares of our common stock which are presently outstanding and 225,000 shares of common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. We issued the 140,000 shares of common stock to China Direct Investments as compensation under the terms of the consulting agreement with that company, and we issued the warrants as compensation for their services in advising our company in connection with the 2007 Unit Offering. See "Management - U.S. Advisor." China Direct Investments, Inc. is a subsidiary of China Direct, Inc. (OTCBB: CHND) and an affiliate of Capital One Resource Co., Ltd. Mr. Marc Siegel, President of China Direct, Inc., has voting dispositive control over securities owned by China Direct Investments, Inc. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(6) The number of shares owned and offered includes 250,000 shares of common stock which are presently outstanding and 250,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share held by China Discovery Investors, Ltd. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Marc Siegel has voting dispositive control over securities owned by China Discovery Investors, Ltd. The number of shares owned by China Discovery Investors, Ltd. excludes any securities owned by Capital One Resource Co., Ltd. (see footnote 3 above) and China Direct Investments, Inc. (see footnote 4 above), both subsidiaries of China Direct, Inc., a company of which Mr. Siegel is President and over which he has voting and dispositive control.

(7) The number of shares owned and offered includes 350,000 shares of our common stock which are presently outstanding and 350,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Martin Lipsker has voting dispositive control over securities owned by CMS Capital.

(8) The number of shares owned and offered includes 587,500 shares of common stock which are presently outstanding and 587,500 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Double U Master Fund L.P. is a master fund in a master feeder structure whose general partner is B&W Equities, LLC. Mr. Isaac Winehouse is the manager of B&W Equities, LLC and has voting dispositive control over securities owned by Double U Master Fund, LP. Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(9) The number of shares owned and offered includes 587,500 shares of common stock which are presently outstanding and 587,500 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Harborview Master Fund L.P. is a master fund in a maser feeder structure whose general partner is Harborview Advisors, LLC. Messrs. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors, LLC and have voting and dispositive control over securities held by Harborview Master Fund L.P. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder.

(10) The number of shares owned and offered includes 50,000 shares of common stock which are presently outstanding and 50,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. . Mr. David Stein has voting dispositive control over securities owned by Jeda Services Corp. The number of shares owned by Jeda Services Corp. excludes securities held by Penson Financial Services, Inc. SEP IRA FBO: David Stein (see footnote 15 below) over which Mr. Stein has voting and dispositive control.

(11) The number of shares owned and offered includes 475,000 shares of our common stock which are presently outstanding and 475,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Scott Hood has voting and dispositive control over securities owned by Lake Street Fund, L.P.

(12) The number of shares owned and offered includes 1,187,500 shares of our common stock which are presently outstanding and 1,187,500 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Joseph Franck has voting and dispositive control over securities owned by Monarch Capital Fund Ltd.

(13) The number of shares owned and offered includes 475,000 shares of common stock which are presently outstanding and 475,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. John Prinz has voting dispositive control over securities owned by Nite Capital L.P.

(14) The number of shares owned and offered includes 350,000 shares of our common stock which are presently outstanding and 630,325 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. Osher Capital Inc. received 280,325 of these warrants as a due diligence fee. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Yisroel Kluger has voting and dispositive control over securities owned by Osher Capital, LLC.

(15) The number of shares owned and offered includes 75,000 shares of common stock which are presently outstanding and 75,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. David Stein has voting and dispositive control over securities held in the SEP IRA for the benefit of Mr. Stein. The number of securities owned in the SEP IRA for the benefit of Mr. Stein excludes securities owned by Jeda Services Corp. (see footnote 10 above) over which Mr. Stein has voting and dispositive control.

(16) The number of shares owned and offered includes 14,440 shares of common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The warrants were transferred to Mr. Fulton by his employer, Skyebanc, Inc. which received the warrants as partial compensation for its placement agent fees in the 2007 Unit Offering. Mr. Fulton received his securities in the ordinary course of business and at the time he received the securities to be resold, he had no agreement or understanding, directly or indirectly, with any person to distribute the securities. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(17) The number of shares owned and offered includes 1,187,500 shares of our common stock which are presently outstanding and 1,187,500 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Mark Nordlicht has voting dispositive control over securities owned by Platinum Long Term Growth VI.

(18) The number of shares owned and offered includes 23,810 shares of our common stock presently outstanding and 23,810 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and her affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(19) The number of shares owned and offered includes 23,810 shares of our common stock which are presently outstanding and 23,810 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and her affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(20) The number of shares owned and offered includes 47,619 shares of our common stock presently outstanding and 47,620 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(21) The number of shares owned and offered includes 11,905 shares of our common stock which are presently outstanding and 11,905 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(22) The number of shares owned and offered includes 11,905 shares of our common stock which are presently outstanding and 11,905 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(23) The number of shares owned and offered includes 23,810 shares of our common stock which are presently outstanding and 23,810 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(24) The number of shares owned includes 1,370,831 shares of our common stock which are presently outstanding and 933,330 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares offered includes 933,331 shares of our common stock which are presently outstanding and 933,330 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and her affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Church was an executive officer and member of our Board of Directors from May 2000 until April 2004 and has provided business advisory services to us from time to time.

(25) The number of shares owned and offered includes 23,810 shares of our common stock which are presently outstanding and 23,810 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and their affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(26) The number of shares owned and offered includes 44,750 shares of our common stock which are underlying common stock purchase warrants with an exercise price of $0.65 per share which Mr. Prager received as a due diligence fee as set forth above. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(27) The number of shares owned and offered includes 23,560 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. Skyebanc, Inc., a broker/dealer and member of the NASD, received these warrants as partial compensation for its placement agent fee for the 2007 Unit Offering. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Vincent Labarbara has voting dispositive control over securities owned by Skyebanc, Inc.

(28) The number of shares owned and offered includes owns 350,000 shares of our common stock which are presently outstanding and 350,000 shares of our common stock underlying warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Bernard Korolnik has voting dispositive control over securities owned by Treshnish Investment, Inc.

(29) The number of shares owned and offered includes 336,750 shares of our common stock underlying warrants with an exercise price of $.65 per share. Utica Advisors received these warrants as a due diligence fee as set forth above. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Solomon Eisenberg has voting dispositive control over securities owned by Utica Advisors.

(30) The number of shares owned and offered includes 950,000 shares of common stock which are presently outstanding and 950,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Michael Finkelstein has voting dispositive control over securities owned by Whalehaven Capital Fund Limited.

(31) The number of shares owned and offered includes 250,000 shares of common stock which are presently outstanding and 250,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Xi has also provided business advisory services to us from time to time.

         None of the selling security holders are broker-dealers or affiliates of broker-dealers, other than Skyebanc, Inc. which received the securities as compensation for services as placement agent in the 2007 Unit Offering, and Mr. Peter Fulton, an employee of Skybanc, Inc. as described in footnote 16 above.

         None of these firms or individuals have any arrangement with any person to participate in the distribution of such securities. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section or as set forth below

         Certain of the selling security holders have participated in a prior financing concluded by us in July 2004 or April 2005. The following table describes their participation. The table does not give effect to the exercise of the warrants which took place subsequent to the date of the financing.

                                                       SECURITIES PURCHASED
                                                  ------------------------------
                                                  NUMBER OF SHARES   NUMBER OF
NAME OF INVESTOR                      OFFERING    OF COMMON STOCK    WARRANTS(1)
----------------                      --------    ---------------    -----------

Yewen Xi .........................   July 2004         300,000         300,000
Alvin Siegel .....................   April 2005        250,000         375,000
Lake Street Fund, L.P. ...........   April 2005      1,000,000       1,500,000
Monarch Capital Fund, Ltd. .......   April 2005      1,000,000       1,500,000
Osher Capital, Inc.(2) ...........   April 2005        250,000         375,000
Richard J. Church ................   April 2005        750,000       1,125,000
China Discovery Investors, Inc. ..   April 2005        375,000         600,000

(1) Each warrant was convertible into one share of common stock at an exercise price of $0.15 per share. All warrants, including those issued to investors in the April 2005 offering which did not investment in our 2007 Unit Offering, have subsequently been exercised.

(2) Osher Capital, Inc. is an affiliate of Osher Capital Partners, LLC, an investor in the 2007 Unit Offering. In addition to the securities purchased in the offering, Osher Capital, Inc. received 112,500 shares of our common stock as partial consideration for a due diligence fee.

                              PLAN OF DISTRIBUTION

         Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o  privately negotiated transactions;
         o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
         o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
         o  a combination of any such methods of sale;
         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
         o  any other method permitted pursuant to applicable law.

         The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

         In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling security holder has informed us that he/it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

         Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act of 1933 or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act of 1933 or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

         We will use our best efforts to file one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing:

         o  the name of any broker-dealers;
         o  the number of common shares involved;
         o  the price at which the common shares are to be sold;
         o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;
         o that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
         o  any other facts material to the transaction.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of May 17, 2007, we had 85,909,776 shares of common stock issued and outstanding. Of the issued and outstanding shares, 35,314,510 shares of our common stock are "restricted securities" and we have included 11,325,500 of those shares in the registration statement of which this prospectus is a part. In general, Rule 144 permits a stockholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a stockholder to sell shares under Rule 144. In addition, stockholders other than our officers, directors or 5% or greater stockholders who have owned their shares for at least two years may sell them without volume limitation or the need for our reports to be current.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The legality of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP, Boca Raton, Florida.

                                     EXPERTS

         Our financial statements as of and for the years ended April 30, 2006 and 2005 included in this prospectus has been audited by Sherb & Co. LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

         The registration statement, including all exhibits, and other materials we file with the SEC, may be inspected without charge at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference at 100 F Street, N.E., Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

                  Public Reference Room Office
                  100 F Street, N.E.
                  Washington, D.C. 20549

         You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Callers in the United States can also call 1-800-732-0330 for further information on the operations of the public reference facilities.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE QUARTERLY PERIOD ENDED JANUARY 31, 2007

                                      INDEX

                                                                            Page
                                                                            ----

Consolidated Balance Sheet
   January 31, 2007 (Unaudited) ............................................ F-2


Consolidated Statements of Operations (Unaudited)
   For the Three and Nine months Ended January 31, 2007 and 2006 ........... F-3


Consolidated Statements of Cash Flows (Unaudited)
   For the Nine months Ended January 31, 2007 and 2006 ..................... F-4


Notes to Consolidated Financial Statements.................................. F-5

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                January 31, 2007
                                   (Unaudited)

                                     ASSETS

CURRENT ASSETS:
  Cash ..........................................................  $  7,152,142
  Accounts receivable (net of allowance for doubtful accounts
    of $172,272) ................................................     2,947,568
  Inventories, net ..............................................     4,264,049
  Prepaid expenses and other ....................................       955,852
                                                                   ------------

      Total Current Assets ......................................    15,319,611

PROPERTY AND EQUIPMENT (net of accumulated depreciation
    of $2,295,383) ..............................................     5,184,666
                                                                   ------------

      Total Assets ..............................................  $ 20,504,277
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses .........................  $  1,684,095
  Due to related parties ........................................         1,297
                                                                   ------------

      Total Current Liabilities .................................     1,685,392

OTHER PAYABLES ..................................................       138,556
                                                                   ------------

      Total Liabilities .........................................     1,823,948
                                                                   ------------

STOCKHOLDERS' EQUITY:
  Preferred stock ($.001 Par Value; 1,000,000 shares authorized;
    No shares issued and outstanding) ...........................             -
  Common stock ($.001 Par Value; 200,000,000 shares authorized;
    73,942,276 shares issued and outstanding) ...................        73,942
  Additional paid-in capital ....................................    12,025,899
  Retained earnings .............................................     7,452,976
  Deferred compensation .........................................      (969,212)
  Subscription receivable .......................................      (602,900)
  Other comprehensive income - foreign currency .................       699,624
                                                                   ------------

      Total Stockholders' Equity ................................    18,680,329
                                                                   ------------

      Total Liabilities and Stockholders' Equity ................  $ 20,504,277
                                                                   ============

            See notes to unaudited consolidated financial statements

                         SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                                 (Unaudited)
                                                       For the Three Month          For the Nine Month
                                                        Ended January 31,            Ended January 31,
                                                   --------------------------    --------------------------
                                                       2007          2006           2007           2006
                                                   -----------   ------------    -----------   ------------
NET SALES ......................................   $ 3,798,352   $  3,841,882    $11,562,948   $ 11,065,853

COST OF SALES ..................................     2,850,491      2,615,530      8,518,605      7,555,073
                                                   -----------   ------------    -----------   ------------

GROSS PROFIT ...................................       947,861      1,226,352      3,044,343      3,510,780
                                                   -----------   ------------    -----------   ------------

OPERATING EXPENSES:
  Bad Debt Recovery ............................             -       (619,259)             -       (867,323)
  Stock-based consulting expense ...............       128,848        143,143        414,693        278,517
  Selling expenses .............................       409,436        522,237      1,314,792      1,371,548
  General and administrative ...................       360,103         40,077        830,020        760,116
                                                   -----------   ------------    -----------   ------------

      Total Operating Expenses .................       898,387         86,198      2,559,505      1,542,858
                                                   -----------   ------------    -----------   ------------

INCOME FROM OPERATIONS .........................        49,474      1,140,154        484,838      1,967,922

OTHER INCOME (EXPENSE):
  Other income (expense) .......................        10,626            891          8,370        152,771
  Interest income (expense) ....................        13,826        (15,818)        57,886        (30,321)
                                                   -----------   ------------    -----------   ------------

      Total Other Income (Expense) .............        24,452        (14,927)        66,256        122,450
                                                   -----------   ------------    -----------   ------------

INCOME BEFORE PROVISION INCOME TAXES ...........        73,926      1,125,227        551,094      2,090,372

PROVISION FOR INCOME TAXES .....................             -          2,313              -        523,906
                                                   -----------   ------------    -----------   ------------

INCOME BEFORE MINORITY INTEREST ................        73,926      1,127,540        551,094      2,614,278

MINORITY INTEREST IN INCOME OF SUBSIDIARY ......             -       (256,342)             -       (589,174)
                                                   -----------   ------------    -----------   ------------

NET INCOME .....................................        73,926        871,198        551,094      2,025,104

OTHER COMPREHENSIVE INCOME:
  Unrealized foreign currency translation ......       418,076         52,004        669,624        183,011
                                                   -----------   ------------    -----------   ------------

COMPREHENSIVE INCOME ...........................   $   492,002   $    923,202    $ 1,220,718   $  2,208,115
                                                   ===========   ============    ===========   ============

NET INCOME PER COMMON SHARE - BASIC AND DILUTED:
  Net income per common share - basic ..........   $      0.00   $       0.02    $      0.01   $       0.04
                                                   ===========   ============    ===========   ============
  Net income per common share - diluted ........   $      0.00   $       0.02    $      0.01   $       0.04
                                                   ===========   ============    ===========   ============

  Weighted Common Shares Outstanding - basic ...    73,942,276     49,778,814     73,941,003     45,481,225
                                                   ===========   ============    ===========   ============
  Weighted Common Shares Outstanding - diluted .    73,942,276     50,970,533     73,941,003     45,854,530
                                                   ===========   ============    ===========   ============

                          See notes to unaudited consolidated financial statements

                                                     F-3

                SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        (Unaudited)
                                                                   For the Nine Months
                                                                    Ended January 31,
                                                                --------------------------
                                                                    2007          2006
                                                                -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income ................................................   $   551,094    $ 2,025,104
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization ...........................       448,064        159,952
    Stock-based consulting and fees .........................       414,694        316,312
    Minority interest .......................................             -        589,174
    Allowance for doubtful accounts .........................      (100,496)      (805,294)
  Changes in assets and liabilities:
    Accounts receivable .....................................      (150,150)       250,967
    Inventories .............................................    (2,430,826)       138,215
    Prepaid and other current assets ........................       (13,946)       211,287
    Due from/to related parties .............................        (7,459)        67,190
    Accounts payable and accrued expenses ...................        70,698       (176,381)
    Income taxes payable ....................................             -       (523,906)
    Advances to customers ...................................       (38,505)        61,937
                                                                -----------    -----------

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES .........    (1,256,832)     2,314,557
                                                                -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures ......................................       (36,181)    (2,156,597)
                                                                -----------    -----------

NET CASH FLOWS USED IN INVESTING ACTIVITIES .................       (36,181)    (2,156,597)
                                                                -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock option and warrants .......        12,500      2,053,050
  Proceeds from subscription receivable .....................     3,077,100              -
  Proceeds from short term loan .............................       720,000              -
  Payment  on short term loans ..............................      (263,294)             -
  Payments on loans payable .................................      (720,000)      (289,506)
                                                                -----------    -----------

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES .............     2,826,306      1,763,544
                                                                -----------    -----------

EFFECT OF EXCHANGE RATE ON CASH .............................       185,158         36,522
                                                                -----------    -----------

NET INCREASE IN CASH ........................................     1,718,451      1,958,026

CASH  - beginning of year ...................................     5,433,691      1,674,298
                                                                -----------    -----------

CASH - end of period ........................................   $ 7,152,142    $ 3,632,324
                                                                ===========    ===========

SUPPLEMENTAL DISCLOSUREOF CASH FLOW INFORMATION:
  Cash paid for
  Interest ..................................................   $    12,122    $         -
                                                                ===========    ===========
  Taxes .....................................................   $         -    $         -
                                                                ===========    ===========

  Common stock issued for deferred compensation .............   $         -    $   532,833
                                                                ===========    ===========
  Stock options granted for deferred compensation ...........   $         -    $   106,546
                                                                ===========    ===========
  Due from related party exchanged for property and equipment   $         -    $   978,240
                                                                ===========    ===========

                 See notes to unaudited consolidated financial statements.

                                            F-4

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2007
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Sunwin International Neutraceuticals, Inc. was incorporated on August 27, 1987 in the State of Nevada as Network USA, Inc. The Company does not have any substantive operations of its own and substantially all of its primary business operations are conducted through its 100% owned subsidiary, Qufu Natural Green Engineering Co. Ltd. and its subsidiaries ("Qufu"). Qufu is a Chinese limited liability company, organized under the laws of the Peoples Republic of China, with principal offices in Qufu, China. Qufu was founded in July 1999 and was re-registered in January 2004 to amend its capital structure. Qufu has three wholly owned Chinese subsidiaries, Shengya Veterinary Medicine Co., Ltd (formerly known as Shangong Qufu Veterinary Medicine Plant), Shengyuan Herb Extraction Co., Ltd., and Qufu Chinese Medicine Factory. Qufu is engaged in the areas of essential traditional Chinese medicine, organic herbal medicine, neutraceutical products, natural sweetener called Stevioside, and animal medicine prepared from organic herbal ingredients.

On January 26, 2004, effective February 1, 2004, Sunwin Tech Group, Inc., ("Sunwin Tech") a Florida corporation that became a wholly-owned subsidiary of the Company (on April 30, 2004; see the following paragraph), entered into a Stock Purchase Agreement with Shandong Shengwang Pharmaceutical Group Corporation, Ltd. ("Group Corporation") a major shareholder of Qufu. Under this agreement, Group Corporation exchanged 80% of the issued and outstanding capital stock of Qufu in exchange for 100% of the issued and outstanding capital stock of Sunwin Tech with a fair market value of $95,000. The Stock Purchase Agreement has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Qufu, pursuant to which Sunwin Tech is treated as the continuing entity.

On April 30, 2004, under a Share Exchange Agreement, the Company issued 17,000,004 shares of its common stock for the acquisition of all of the outstanding capital stock of Sunwin Tech from its four shareholders, Messrs. Baozhong Yuan, Laiwang Zhang, Xianfeng Kong and Lei Zhang. For financial accounting purposes, the exchange of stock was treated as a recapitalization of Sunwin Tech with the former shareholders of the Company retaining 11,492,268 or approximately 36.3% of the outstanding stock. The consolidated financials statements reflect the change in the capital structure of the Company due to the recapitalization and the consolidated financial statements reflect the operations of the Company and its subsidiaries for the periods presented.

In connection with the Share Exchange Agreement, Sunwin Tech purchased 4,500,000 shares of the common stock of the Company owned by the former principal shareholders of the Company, for $175,000, and, at the closing Sunwin Tech distributed the 4,500,000 shares to Baozhong Yuan, Laiwang Zhang, Xianfeng Kong and Lei Zhang, pro-rata according to their ownership of Sunwin Tech immediately prior to the closing. This transaction did not affect the issuance of common shares by the Company.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2007
                                   (UNAUDITED)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

THE COMPANY (CONTINUED)

Effective July 27, 2004 the Company changed its name to Sunwin International Neutraceuticals, Inc. The Company filed an amendment to its Articles of Incorporation on July 12, 2004 to change its name, and to increase the number of shares of common stock it is authorized to issue to 200,000,000 with a par value of $.001 per share.

Also, effective July 27, 2004, the Company effected a six for one (6:1) forward stock split of its issued and outstanding common stock. Each stockholder of record at the close of business on July 27, 2004 received five additional shares of common stock for each share of common stock held. All share and per-share information has been restated to reflect this forward stock split.

As noted previously, prior to our acquisition of Sunwin Tech, effective February 1, 2004, Sunwin Tech acquired 80% of Qufu ("the Qufu Merger") from Group Corporation, an entity controlled by Mr. Laiwang Zhang, our President and Chairman, in exchange for all shares of Sunwin Tech's common stock. At the time of this merger the minority shareholders of Qufu included Shandong Shengwang Pharmaceutical Corporation Ltd. ("Corporation Ltd.") (17%) and Shandong Shengwang Group Corporation (2.5%) ("Shengwang Group"), both of which are controlled by our President and Chairman. The remaining minority shareholder, Qufu Veterinary Medicine Company, Ltd. ("Qufu Vet Ltd.") (0.5%) was controlled by a Chinese state owned agency.

Subsequent to the Qufu Merger, the Shengwang Group acquired the 17% interest of Qufu owned by Corporation Ltd., and ultimately the Shengwang Group acquired the 0.5% Qufu interest owned by Qufu Vet Ltd., after Qufu Vet Ltd. was dissolved. These events subsequent to the Qufu Merger resulted in the Shengwang Group owning 20% of Qufu.

In February 2006, the Company acquired the remaining 20% minority interest of Qufu from Shandong Shengwang Group Corporation. As a result, Qufu is a wholly-owned subsidiary of the Company, effective on February 1, 2006. The Company acquired the remaining 20% interest of Qufu Natural Green Engineering Company, Ltd. by issuing 5,000,000 shares of common stock in February 2006 valued at $2,775,000. The transaction was treated as a business combination pursuant to FAS 141. The Company accounted for the acquisition of the remaining 20% of Qufu as if it was a business combination. The fair value of the 5,000,000 shares was based on the price per share as of the close of the market on February 7, 2006 of $0.555 per share, for a total fair value of $2,775,000. The acquired minority interest had a value of approximately $2,595,000. The excess of approximately $180,000 was determined to be an indirect and general expense related to the business acquisition and was expensed.

On February 7, 2006, the Company formed a wholly owned subsidiary in Florida, Sunwin Stevia International Corp. The purpose of this subsidiary is to establish a North American distribution network for Stevioside manufactured by our Company.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2007
                                   (UNAUDITED)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

THE COMPANY (CONTINUED)

On April 11, 2006, the Company formed a wholly owned subsidiary in California, Sunwin California, Inc. The purpose of this subsidiary is to distribute Chinese herbs produced by our Company to Asian communities within California.

On April 20, 2006, the Company formed a wholly owned subsidiary in Canada, Sunwin (Canada) Pharmaceutical Ltd., in order to market its traditional Chinese medicines throughout Canada. The newly formed subsidiary will endeavor to market some of its products in Canada. The Company desires to develop a partnership with Canadian business representatives with knowledge of the consumer product market within Canada. As of the date of this report the Company has not identified a resource for this effort.

On May 31, 2006, the Company has entered into an oral agreement with Shandong Yulong Group Company, Limited ("Yulong") to acquire 100% ownership of Qufu Pharmaceuticals Factory ("Qufu Pharmaceuticals"). Qufu Pharmaceuticals Factory, founded in 1994, a wholly owned subsidiary of Yulong, manufactures and distributes Class I medicines in China. The medicines are derived from chemical compounds. Yulong is in the process of receiving a GMP (good manufacturing practices) certification for its facility which is a condition precedent to the Company finalizing any terms of the proposed acquisition. While the Company has been informed the certification should be issued during the first quarter of fiscal 2008, after which time the Company would then proceed with finalizing the terms under which it would proceed with the transaction, there is no assurance that the Company will ever consummate this acquisition.

BASIS OF PRESENTATION

Certain reclassifications have been made to the prior year to conform to current year presentation.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying consolidated financial statements for the interim periods are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. The consolidated financial statements include the accounts of the Company and its wholly and partially owned subsidiaries. All significant inter-company accounts and transactions have been eliminated. These consolidated financial statements should be read in conjunction with the financial statements for the year ended April 30, 2006 and notes thereto contained on Form 10-KSB of the Company as filed with the Securities and Exchange Commission. The results of operations for the nine months ended January 31, 2007 are not necessarily indicative of the results for the full fiscal year ending April 30, 2007.

The consolidated statements include the accounts of the Company and its wholly and partially-owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2007
                                   (UNAUDITED)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NET INCOME PER SHARE

Net income per common share for the nine months ended January 31, 2007 and 2006 is based upon the weighted average common shares and dilutive common stock equivalents outstanding during the period as defined by Statement of Financial Accounting Standards, Number 128 "Earnings Per Share."

INVENTORIES

Inventories, consisting of raw materials and finished goods related to the Company's products are stated at the lower of cost or market utilizing the weighted average method.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, loans and amounts due from related parties approximate their fair market value based on the short-term maturity of these instruments.

INCOME TAXES

The Company files federal and state income tax returns in the United States for its domestic operations, and files separate foreign tax returns for the Company's Chinese subsidiaries. Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The Company has no U.S. tax liability based on the fact that the Company derived all of its revenues outside of the United States.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2007
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight line method over the estimated economic lives of the assets, which are from five to twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

FOREIGN CURRENCY TRANSLATION

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation," and are included in determining net income or loss.

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.

The functional and reporting currency is the U.S. dollar. The functional currency of the Company's Chinese subsidiary, Qufu, is the local currency; the Chinese dollar or Renminbi ("RMB"). The financial statements of the subsidiaries are translated into United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented due to fluctuations between the RMB and the United States dollar. The cumulative translation adjustment and effect of exchange rate changes on cash for the nine months ended January 31, 2007 was $185,158.

On July 21, 2005, the central government of China allowed the RMB to fluctuate, ending its decade-old valuation peg to the U.S. dollar. The new RMB rate reflects an approximately 2% increase in value against the U.S. dollar. Historically, the Chinese government has benchmarked the RMB exchange ratio against the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the Chinese government continues to benchmark the RMB against the U.S. dollar.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2007
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

The Company accounts for stock options issued to employees in accordance with FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. The Company has adopted FAS No.123R in the second quarter of fiscal year 2006.

REVENUE RECOGNITION

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.

The Company does not record an allowance for product returns. The Company does not allow product returns except for previous isolated cases of product exchanges in the case of expired products.

The following policies reflect specific criteria for the various revenue streams of the Company: The Company's revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

NOTE 2 - INVENTORIES

At January 31, 2007, inventories consisted of the following:

         Raw materials ...............................     $ 2,253,623
         Finished goods ..............................       2,075,685
                                                           -----------
                                                             4,329,308
         Less: reserve for obsolete inventory ........         (65,259)
                                                           -----------
                                                           $ 4,264,049
                                                           ===========

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2007
                                   (UNAUDITED)

NOTE 3 - RELATED PARTY TRANSACTIONS

DUE TO RELATED PARTIES

The Company pays management fees to Group Corporation, an entity controlled by Mr. Zhang, our President and Chairman. Group Corporation provides management services to us, which includes costs and services related to housing provided to certain of our non-management employees, government mandatory insurance for our employees, and rent for our principal offices. The management fees, which are included in general and administrative expenses for the nine months ended January 31, 2007 and January 31, 2006, were $144,337 and $ 55,200 respectively. At January 31, 2007, the Company owed Group Corporation $1,297 for management fees.

NOTE 4 - PREPAID EXPENSES AND OTHERS ASSETS

Prepaid expenses and other assets at January 31, 2007 of $955,852 consisted of a prepayment to suppliers for merchandise that had not yet been shipped as well as services that had not yet been provided by the contractors/consultants. The Company will recognize the prepayment as inventory or expense as suppliers make delivery of goods or provide services, in compliance with its accounting policy. As of January 31, 2007, prepaid expenses to suppliers for merchandise which had not yet been shipped amounted to $612,344 and the prepaid expenses for consulting services amounted to $343,508.

NOTE 5 - STOCKHOLDERS EQUITY

Common Stock

For the nine months ended January 31, 2007 and 2006, amortization of stock based compensation amounted to $414,693 and $278,517, respectively.

On March 23, 2005, the Company's Board of Directors authorized and adopted the 2005 Equity Compensation Plan (the "2005 Plan"). The Company has currently reserved 5,000,000 of its authorized but unissued shares of common stock for issuance under the 2005 Plan. As of January 31, 2007, there are no available shares to be issued, or options granted, under the 2005 Plan. On February 7, 2006, the Company's Board of Directors authorized and adopted the 2006 Equity Compensation Plan (the "2006 Plan"). The Company has currently reserved 6,200,000 of its authorized but unissued shares of common stock for issuance under the 2006 Plan. As of January 31, 2007, there are 1,265,000 shares available to be issued or options granted under the 2006 Plan. The number of shares authorized under the 2006 Plan, may be amended (subject to adjustment in the event of certain changes in our capitalization) without further action by the Board of Directors and stockholders, as required.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2007
                                   (UNAUDITED)

NOTE 5 - STOCKHOLDERS EQUITY (CONTINUED)

Stock Options

The purpose of the Plan is to encourage stock ownership by the Company's officers, directors, key employees and consultants, and to give these persons a greater personal interest in the success of the business and an added incentive to continue to advance and contribute to the Company. Subject to the limitation on the aggregate number of shares issuable under the 2005 and 2006 Plan, there is no limit as to the amount of shares that may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares, or shares reacquired by the Company, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the plan, although such shares may also be used by the Company for other purposes.

The 2005 and 2006 Plan is administered by the Company's Board of Directors or an underlying committee. The Board of Directors or the committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the plans, and the interpretation of the provisions thereof and of the related option agreement, are resolved by the Board or committee.

Plan options may either be options qualifying as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified options. The Company's officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the plan; only its employees are eligible to receive incentive options. In addition, the 2005 and 2006 Plans allow for the inclusion of a reload option provision which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, compensatory stock grants may also be issued.

Any incentive option granted under the plans must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each Plan's option and the manner in which it may be exercised is determined by the Board of Directors or the committee, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. The exercise price of non-qualified options shall be determined by the Board of Directors or the Committee, but shall not be less than the par value of our common stock on the date the option is granted. The per share purchase price of shares issuable upon exercise of either the 2005 or 2006 Plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the Plan.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2007
                                   (UNAUDITED)

NOTE 5 - STOCKHOLDERS EQUITY (CONTINUED)

Stock Options (Continued)

All incentive stock options expire on or before the 10th anniversary of the date the option is granted; however, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options expire 10 years and one day from the date of grant unless otherwise provided under the terms of the option grant.

As of January 31, 2007, there are no shares available to be issued, or options granted, under the 2005 Plan. As of January 31, 2007, there are 1,265,000 shares available to be issued or options granted under the 2006 Plan. Under the 2006 Plan a total of 860,000 common shares were issued to satisfy the requirements under a service consulting agreement from January 2006, in February 2006 the Company granted options to purchase 4,000,000 shares to employees, and the Company granted options to purchase 75,000 shares under a consulting agreement entered into in February 2006. All options granted for the purchase by employees of 4,000,000 shares of common stock were exercised in the year ended April 30, 2006. Of the options granted to the consultant for the purchase of 75,000 shares of common stock a total of 50,000 were exercised for the year ended April 30, 2006 and a total of 25,000 options were exercised for the nine months ended January 31, 2007. There were no outstanding stock options as of January 31, 2007.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2007
                                   (UNAUDITED)

NOTE 6 - SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. In the periods ended January 31, 2007 and January 31, 2006, the Company operated in two reportable business segments - (1) the sale of essential traditional Chinese medicine, 100 percent organic herbal medicine, neutraceutical products, and animal medicines prepared from 100% organic herbal ingredients and (2) sale of natural sweetener called Stevioside. The Company's reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. Condensed information with respect to these reportable business segments for the nine months ended January 31, 2007 and 2006 are as follows:


Nine months Ended January 31, 2007 (Unaudited):

                                    Chinese and         Natural
                                      Animal           Sweetener       Corporate
                                     Medicines       (Stevioside)      and Other        Consolidated
                                   ------------      ------------     -----------       ------------
Net Revenues ................      $  5,307,396       $6,243,196      $    12,356       $ 11,562,948
Interest income .............             3,388           52,644            1,854             57,886
Depreciation and amortization           219,541          228,523                -            448,064
Net income (loss) ...........           688,428          649,773         (787,107)           551,094
Long-lived asset expenditures            36,181                -                -             36,181
Segment Assets ..............      $ 10,226,575       $9,427,275      $   850,427       $ 20,504,277

Nine months Ended January 31, 2006(Unaudited):

                                    Chinese and         Natural
                                      Animal           Sweetener       Corporate
                                     Medicines       (Stevioside)      and Other        Consolidated
                                   ------------      ------------     -----------       ------------
Net Revenues ................      $  6,622,791       $4,443,062      $         -       $ 11,065,853
Interest (expense) ..........           (32,704)           2,383                -            (30,321)
Depreciation and amortization            47,986          111,966                -            159,952
Net income (loss) ...........         1,434,990          921,704         (331,589)         2,025,104
Long-lived asset expenditures         1,546,346          610,251                -          2,156,597
Segment Assets ..............      $  6,560,683       $7,509,526      $ 1,123,969       $ 15,194,178

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2007
                                   (UNAUDITED)

NOTE 7 - OPERATING RISK

(a) Country risk

Currently, the Company's revenues are mainly derived from sale of herbs, beet sugar and veterinary products in the Peoples Republic of China ("PRC"). The Company hopes to expand its operations to countries outside the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company's financial condition.

(b) Products risk

In addition to competing with other companies, the Company could have to compete with larger U.S. companies who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel if access is allowed into the PRC market. If U.S. companies do gain access to the PRC markets, they may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

(c) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of RMB converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, the PRC is in a period of growth and is openly promoting business development in order to bring more business into the PRC. Additionally, the PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

(e) Key personnel risk

The Company's future success depends on the continued services of executive management in China. The loss of any of their services could be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 2007
                                   (UNAUDITED)

NOTE 7 - OPERATING RISK (CONTINUED)

(f) Performance of subsidiaries risk

Currently all of the Company's revenues are derived via the operations of Qufu and its subsidiaries. Economic, governmental, political, industry and internal company factors outside of the Company's control affect each of the subsidiaries. If the subsidiaries do not succeed, the value of the assets and the price of our common stock could decline. Some of the material risks relating to the subsidiary companies include the fact that Qufu and all of their subsidiaries are located in China and have specific risks associated with that and the intensifying competition for the Company's products and services.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                    FOR THE FISCAL YEAR ENDED APRIL 30, 2006

                                      INDEX

                                                                            Page
                                                                            ----

Report of Independent Registered Public Accounting Firm ....................F-18

Consolidated Financial Statements:

Consolidated Balance Sheet .................................................F-19

Consolidated Statements of Operations ......................................F-20

Consolidated Statements of Stockholders' Equity ............................F-21

Consolidated Statements of Cash Flows ......................................F-22

Notes to Consolidated Financial Statements .................................F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Sunwin International Neutraceuticals, Inc.
Shandong, China


         We have audited the accompanying consolidated balance sheet of Sunwin International Neutraceuticals, Inc. and its Subsidiaries as of April 30, 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended April 30, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunwin International Neutraceuticals, Inc. and Subsidiaries as of April 30, 2006, and the results of their operations and their cash flows for the years ended April 30, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.



                          /s/Sherb & Co., LLP
                          Certified Public Accountants


Boca Raton, Florida
June 23, 2006

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 April 30, 2006


                                     ASSETS

CURRENT ASSETS:
    Cash ........................................................  $  5,433,691
    Accounts receivable (net of allowance for doubtful accounts
     of $272,768) ...............................................     2,608,873
    Inventories, net ............................................     1,778,870
    Prepaid expenses and other ..................................       967,892
                                                                   ------------

        Total Current Assets ....................................    10,789,326

PROPERTY AND EQUIPMENT (net of accumulated depreciation
 of $1,847,319) .................................................     5,375,849
                                                                   ------------

        Total Assets ............................................  $ 16,165,175
                                                                   ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Loans payable ...............................................  $    255,487
    Accounts payable and accrued expenses .......................     1,579,402
    Due to related parties ......................................         8,497
    Advances from customers .....................................        37,363
                                                                   ------------

        Total Current Liabilities ...............................     1,880,749

OTHER PAYABLES ..................................................       134,448
                                                                   ------------

        Total Liabilities .......................................     2,015,197
                                                                   ------------


STOCKHOLDERS' EQUITY:
    Preferred stock ($.001 Par Value; 1,000,000 Shares
        Authorized; No shares issued and outstanding) ...........             -
    Common stock ($.001 Par Value; 200,000,000 Shares
        Authorized; 73,917,276 shares issued and outstanding) ...        73,917
    Additional paid-in capital ..................................    12,013,424
    Retained earnings ...........................................     6,901,883
    Deferred compensation .......................................    (1,383,906)
    Subscription reveivable .....................................    (3,680,000)
    Other comprehensive gain - foreign currency .................       224,660
                                                                   ------------

        Total Stockholders' Equity ..............................    14,149,978
                                                                   ------------

        Total Liabilities and Stockholders' Equity ..............  $ 16,165,175
                                                                   ============

                 See notes to consolidated financial statements.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           For the Years
                                                          Ended April 30,
                                                    ---------------------------
                                                        2006           2005
                                                    ------------   ------------

NET REVENUES .....................................  $ 15,490,013   $ 12,114,006

COST OF SALES ....................................    10,865,917      8,378,838
                                                    ------------   ------------

GROSS PROFIT .....................................     4,624,096      3,735,168
                                                    ------------   ------------

OPERATING EXPENSES:
     Stock-based consulting expense ..............       569,581        220,000
     Selling expenses ............................       615,348        923,114
     General and administrative ..................     1,011,026        967,226
                                                    ------------   ------------
        Total Operating Expenses .................     2,195,955      2,110,340
                                                    ------------   ------------

INCOME FROM OPERATIONS ...........................     2,428,141      1,624,828

OTHER INCOME (EXPENSE):
     Other income ................................       103,675         59,094
     Interest expense, net .......................       (35,338)       (62,054)
                                                    ------------   ------------

        Total Other Income (Expense) .............        68,337         (2,960)
                                                    ------------   ------------

INCOME BEFORE INCOME TAXES .......................     2,496,478      1,621,868

(BENEFIT) PROVISION FOR INCOME TAXES .............      (524,481)       513,373
                                                    ------------   ------------

INCOME BEFORE MINORITY INTEREST ..................     3,020,959      1,108,495

MINORITY INTEREST IN INCOME OF SUBSIDIARY ........      (591,145)      (279,381)
                                                    ------------   ------------

NET INCOME .......................................  $  2,429,814   $    829,114
                                                    ============   ============

NET INCOME PER COMMON SHARE - BASIC AND DILUTED:
      Net income per common share - basic ........  $       0.05   $       0.02
                                                    ============   ============
      Net income per common share - diluted ......  $       0.05   $       0.02
                                                    ============   ============

     Weighted Common Shares Outstanding - basic ..    50,614,262     34,987,824
                                                    ============   ============

     Weighted Common Shares Outstanding - diluted     50,639,262     36,224,370
                                                    ============   ============

                 See notes to consolidated financial statements.

                             SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                     For the Years Ended April 30, 2006 and 2005
                                               Common Stock, $.001 Par Value
                                               -----------------------------  Additional
                                                  Number of                    Paid-in      Retained       Deferred
                                                   Shares         Amount       Capital      Earnings     Compensation
                                                 -----------   -----------   -----------   -----------   ------------
Balance, April 30, 2004 ......................    31,617,276   $    31,617   $   218,383   $ 3,642,955   $  (100,000)

Common stock issued for services .............     1,500,000         1,500       148,500             -      (150,000)

Contributed capital ..........................             -             -         6,489             -             -

Common stock in private placement ............    10,250,000        10,250       892,315             -             -

Amortization of deferred compensation ........             -             -             -             -       250,000

Comprehensive income:
    Net income for the year ..................             -             -             -       829,114             -

    Foreign currency translation adjustment ..             -             -             -             -             -
                                                 -----------   -----------   -----------   -----------   -----------

Balance, April 30, 2005 ......................    43,367,276        43,367     1,265,687     4,472,069             -

Common stock issued for services .............     5,090,000         5,090       992,801             -      (762,833)

Common stock issued for acqusition of minority
interest in subsidiary .......................     5,000,000         5,000     2,770,000             -             -

Grants of stock warrants .....................             -             -        14,563             -             -

Grants of stock options ......................             -             -       798,833             -      (798,833)

Exercise of stock warrants ...................    15,500,000        15,500     2,335,000             -             -

Exercise of stock options ....................     4,960,000         4,960     3,836,540             -             -

Amortization of deferred compensation ........             -             -             -             -       177,760

Subscription receivable ......................             -             -             -             -             -

Comprehensive income:
    Net income for the year ..................             -             -             -     2,429,814             -

    Foreign currency translation adjustment ..             -             -             -             -             -
                                                 -----------   -----------   -----------   -----------   -----------

Balance, April 30, 2006 ......................    73,917,276   $    73,917   $12,013,424   $ 6,901,883   $(1,383,906)
                                                 ===========   ===========   ===========   ===========   ===========
                                                                                                         (continued)
                                   See notes to consolidated financial statements.

                                                         F-21A

                             SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                     For the Years Ended April 30, 2006 and 2005
                                                     (continued)
                                                                                 Other                Total
                                                       Subscription          Comprehensive         Stockholders'
                                                        Receivable            Gain (Loss)             Equity
                                                       ------------          -------------         ------------
Balance, April 30, 2004 ......................         $          -          $          -          $  3,792,955

Common stock issued for services .............                    -                     -                     -

Contributed capital ..........................                    -                     -                 6,489

Common stock in private placement ............                    -                     -               902,565

Amortization of deferred compensation ........                    -                     -               250,000

Comprehensive income:
    Net income for the year ..................                    -                     -               829,114

    Foreign currency translation adjustment ..                    -                (2,971)               (2,971)
                                                       ------------          ------------          ------------

Balance, April 30, 2005 ......................                    -                (2,971)            5,778,152

Common stock issued for services .............                    -                     -               235,058

Common stock issued for acqusition of minority
interest in subsidiary .......................                    -                     -             2,775,000

Grants of stock warrants .....................                    -                     -                14,563

Grants of stock options ......................                    -                     -                     -

Exercise of stock warrants ...................                    -                     -             2,350,500

Exercise of stock options ....................                    -                     -             3,841,500

Amortization of deferred compensation ........                    -                     -               177,760

Subscription receivable ......................           (3,680,000)                    -            (3,680,000)

Comprehensive income:
    Net income for the year ..................                    -                     -             2,429,814

    Foreign currency translation adjustment ..                    -               227,631               227,631
                                                       ------------          ------------          ------------

Balance, April 30, 2006 ......................         $ (3,680,000)         $    224,660          $ 14,149,978
                                                       ============          ============          ============

                                   See notes to consolidated financial statements.

                                                         F-21B

                SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                      For the Years
                                                                      Ended April 30,
                                                               --------------------------
                                                                  2006           2005
                                                               -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income .............................................   $ 2,429,814    $   829,114
    Adjustments to reconcile net income to net cash provided
      by operating activities:
       Depreciation and amortization .......................       304,814        291,415
       Stock-based consulting ..............................       427,381        250,000
       Minority interest ...................................       841,851        278,083
       Allowance for doubtful accounts .....................      (765,083)      (539,048)
    Changes in assets and liabilities:
       Accounts receivable .................................       (28,970)     1,347,264
       Inventories .........................................     1,065,019      1,033,328
       Prepaid and other current assets ....................      (270,234)      (117,128)
       Due from related parties ............................        74,944        (66,447)
       Other assets ........................................             -         12,077
       Accounts payable and accrued expenses ...............      (297,127)      (376,697)
       Income taxes payable ................................      (515,412)       515,412
       Advances to customers ...............................        25,849     (1,018,862)
       Accounts payable - long-term ........................         4,260           (102)
                                                               -----------    -----------

NET CASH PROVIDED BY OPERATING ACTIVITIES ..................     3,297,106      2,438,409
                                                               -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Increase (decrease) in due from related parties ........       978,240       (464,455)
    Capital expenditures ...................................    (3,952,212)      (981,634)
    Disposal of fixed assets ...............................     1,033,682              -
                                                               -----------    -----------

NET CASH FLOWS (USED IN) INVESTING ACTIVITIES ..............    (1,940,290)    (1,446,089)
                                                               -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from sale of common stock .....................             -        902,565
    Proceeds from exercise of stock options and warrants ...     2,512,000              -
    Payments on loans payable ..............................      (337,054)      (760,694)
                                                               -----------    -----------

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES ............     2,174,946        141,871
                                                               -----------    -----------

EFFECT OF EXCHANGE RATE ON CASH ............................       227,631         (2,971)
                                                               -----------    -----------

NET INCREASE IN CASH .......................................     3,759,393      1,131,220

CASH  - beginning of year ..................................     1,674,298        543,078
                                                               -----------    -----------

CASH - end of year .........................................   $ 5,433,691    $ 1,674,298
                                                               ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATON:
    Cash paid for:
       Interest ............................................   $    35,338    $    62,054
                                                               ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATON:
    Common stock issued for acquisition of minority interest   $ 2,775,000    $         -
                                                               ===========    ===========
    Contributed capital paid for services ..................   $         -    $     6,489
                                                               ===========    ===========
    Stock Options granted for deferred compensation ........   $   798,833    $         -
                                                               ===========    ===========
    Common stock issued for subscription receivable ........   $ 3,680,000    $         -
                                                               ===========    ===========

                      See notes to consolidated financial statements.

                                           F-22

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Sunwin International Neutraceuticals, Inc. was incorporated on August 27, 1987 in the State of Nevada as Network USA, Inc. ("Network"). The Company does not have any substantive operations of its own and substantially all of its primary business operations are conducted through its 100% owned subsidiary, Qufu Natural Green Engineering Company Limited and its subsidiaries ("Qufu"). Qufu is a Chinese limited liability company, organized under the laws of the Peoples Republic of China, with principal offices in Qufu, China. Qufu was founded in July 1999 and was re-registered in January 2004 to change its capital structure. Qufu has three wholly owned Chinese subsidiaries, Shengya Veterinary Medicine Co., Ltd (formerly known as Shangong Qufu Veterinary Medicine Plant), Shengyuan Herb Extraction Co., Ltd., and Qufu Chinese Medicine Factory. Qufu is engaged in the areas of essential traditional Chinese medicine, 100 percent organic herbal medicine, nutraceutical products, natural sweetener (beet sugar), and animal medicine prepared from 100% organic herbal ingredients.

On January 26, 2004, effective February 1, 2004, Sunwin Tech Group, Inc., ("Sunwin Tech") a Florida corporation that became a wholly-owned subsidiary of the Company (on April 30, 2004; see the following paragraph) entered into a Stock Purchase Agreement with Shandong Shengwang Pharmaceutical Group Corporation ("Group Corporation") a major shareholder of Qufu, Under this agreement, Shandong exchanged 80% of the issued and outstanding capital stock of Qufu in exchange for 100% of the issued and outstanding capital stock of Sunwin Tech Group, Inc. ("Sunwin") with a fair market value of $95,000. The Stock Purchase Agreement has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Qufu, pursuant to which Sunwin Tech is treated as the continuing entity.

On April 30, 2004, under a Share Exchange Agreement, Network issued 17,000,004 shares of the Company's common stock for the acquisition of all of the outstanding capital stock of Sunwin Tech Group, Inc., a Florida corporation, from its four shareholders: Baozhong Yuan, Laiwang Zhang, Xianfeng Kong and Lei Zhang. For financial accounting purposes, the exchange of stock was treated as a recapitalization of Sunwin Tech with the former shareholders of the Network retaining 11,492,268 or approximately 36.3% of the outstanding stock. The consolidated financials statements reflect the change in the capital structure of the Network due to the recapitalization and the consolidated financial statements reflect the operations of Network and its subsidiaries for the periods presented.

In connection with the Share Exchange Agreement, Sunwin Tech purchased 4,500,000 shares of the common stock of Network owned by the former principal shareholders of Network, for $175,000, and, at the closing Sunwin Tech distributed the 4,500,000 shares to Baozhong Yuan, Laiwang Zhang, Xianfeng Kong and Lei Zhang, pro-rata according to their ownership of Sunwin Tech immediately prior to the closing. This transaction did not affect the issuance of common shares by Network.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company (Continued)

Effective July 27, 2004 Network changed its name to Sunwin International Neutraceuticals, Inc. ("Sunwin"). Henceforth Network or Sunwin are to be referred to as the "Company", unless reference is made to the respective company for reference to events surrounding that company. The Company filed an amendment to its Articles of Incorporation on July 12, 2004 to change its name, and to increase the number of shares of common stock it is authorized to issue to 200,000,000 shares, $.001 par value per share.

Also, effective July 27, 2004, the Company effected a six for one (6:1) forward stock split of its issued and outstanding common stock. Each stockholder of record at the close of business on July 27, 2004 received five additional shares of common stock for each share of common stock held. All share and per-share information has been restated to reflect this forward stock split.

As noted previously, prior to our acquisition of Sunwin Tech, effective February 1, 2004, Sunwin Tech acquired 80% of Qufu ("the Qufu Merger") from Shandong Shengwang Pharmaceutical Group Corporation ("Group Corporation"), a company controlled by Mr. Laiwang Zhang, our President and Chairman, in exchange for all shares of Sunwin Tech's common stock. At the time of this merger the minority shareholders of Qufu included Shandong Shengwang Pharmaceutical Corporation Ltd. ("Corporation Ltd.") (17%) and Shandong Shengwang Group Corporation (2.5%) ("Shengwang Group"), both of which are controlled by our President and Chairman. The remaining minority shareholder, Qufu Veterinary Medicine Company, Ltd. ("Qufu Vet Ltd.") (0.5%), was controlled by a Chinese state owned agency.

Subsequent to the Qufu Merger, the Shengwang Group acquired the 17% interest of Qufu owned by Corporation Ltd., and ultimately the Shengwang Group acquired the 0.5% Qufu interest owned by Qufu Vet Ltd., after Qufu Vet Ltd. was dissolved. These events subsequent to the Qufu Merger, resulted in the Shengwang Group owning 20% of Qufu.

In February 2006, the Company acquired the remaining 20% minority interest of Qufu from Shandong Group in exchange for 5,000,000 shares of our common stock valued at $2,775,000. Our President and Chairman, is a control person of Shandong Group. Of the total purchase price, approximately $180,000 was allocated to consulting expenses paid to the President and Chairman as it represented the difference between the purchase price and the valuation of the minority interest purchased. The minority interest income for the year end April 30, 2006 represents the minority interest's proportional share of Qufu's net income up until the date we acquired the minority interest ownership in Qufu.

On February 7, 2006, the Company formed a wholly owned subsidiary in Florida, Sunwin Stevia International Corp. The purpose of this subsidiary is to establish a North American distribution network for stevioside manufactured by our company.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basis of presentation

On April 11, 2006, the Company formed a wholly owned subsidiary in California, Sunwin California, Inc. The purpose of this subsidiary is to exploit the distribution of Chinese herbs in Chinese communities within California.

On April 20, 2006, the Company formed a wholly owned subsidiary in Canada, Sunwin (Canada) Pharmaceutical Limited, in order to market its Chinese herb-based medicines throughout Canada. The newly formed subsidiary will submit applications to health Canada for products licenses in order to distribute their products in Canada.

The consolidated statements include the accounts of Sunwin International Neutraceuticals, Inc. and its wholly and partially-owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in 2006 and 2005 include the allowance for doubtful accounts, the reserve for obsolete inventory and the useful life of property, plant and equipment.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

Accounts receivable

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written off when it is determined that the amounts are uncollectible. At April 30, 2006, the allowance for doubtful accounts was $272,768.

Inventories

Inventories, consisting of raw materials and finished goods related to the Company's products are stated at the lower of cost or market utilizing the weighted average method.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advances from customers

Advances from customers at April 30, 2006 of $37,363 consist of a prepayment to the Company for merchandise that had not yet shipped to the customer. The Company will recognize the deposits as revenue as customers take delivery of the goods, in compliance with its revenue recognition policy.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, loans and amounts due from related parties approximate their fair market value based on the short-term maturity of these instruments.

Income taxes

The Company files federal and state income tax returns in the United States for its domestic operations, and files separate foreign tax returns for the Company's Chinese subsidiaries. Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

Income per Share

Net income per common share for the years ended April 30, 2006 and 2005 is based upon the weighted average common shares and dilutive common stock equivalents outstanding during the year as defined by Statement of Financial Accounting Standards, Number 128 "Earnings Per Share". As of April 30, 2006, there were options to purchase 25,000 shares of common stock, which dilute future earnings per share.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight line method over the estimated economic lives of the assets, which are from five to twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Foreign currency translation

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52,"Foreign Currency Translation," and are included in determining net income or loss.

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.

The functional and reporting currency is the U.S. dollar. The functional currency of the Company's Chinese subsidiary, Qufu, is the local currency; the Chinese dollar or Renminbi ("RMB"). The financial statements of the subsidiaries are translated into United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented due to fluctuations between the Chinese dollar ("RMB") and the United States dollar. The cumulative translation adjustment and effect of exchange rate changes on cash at April 30, 2006 was $224,660.

On July 21, 2005, the central government of China allowed the Chinese dollar or RMB to fluctuate, ending its decade-old valuation peg to the U.S. dollar. The new RMB rate reflects an approximately 2% increase in value against the U.S. dollar. Historically, the Chinese government has benchmarked the RMB exchange ratio against the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the Chinese government continues to benchmark the RMB against the U.S. dollar.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive income

The Company uses Statement of Financial Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income". Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders', changes in paid-in capital and distributions to stockholders. For the Company, comprehensive income for the year ended April 30, 2006 included net income and foreign currency translation adjustments.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions in the United States and China. As of April 30, 2006, bank deposits in the United States exceeded federally insured limit by $424,757. At April 30, 2006, the Company had approximately $4,908,934 in China bank deposits, which may not be insured. The Company has not experienced any losses in such accounts through April 30, 2006. Almost all of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce potential credit risk.

Stock based compensation

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

Research and development

Research and development costs are expensed as incurred and amounted to $115,137 and $171,335 for the years ended April 30, 2006 and 2005, respectively, and are included in general and administrative expenses on the accompanying statements of operations. Research and Development costs are incurred on a project specific basis.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company: The Company's revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

Advertising

Advertising is expensed as incurred. Advertising expenses for the years ended April 30, 2006 and 2005 totaled approximately $171,896 and $212,865, respectively. Sunwin incurred a decrease in advertising costs related to its veterinary medicine division. Industry regulations adopted by the central government regarding good manufacturing process ("GMP") have limited competition in the industry. As such the Company has reduced their advertising expenditures in the veterinary medicine department.

Minority Interest

Under generally accepted accounting principles when losses applicable to the minority interest in a subsidiary exceed the minority interest in the equity capital of the subsidiary, the excess is not charged to the majority interest since there is no obligation of the minority interest to make good on such losses. The Company, therefore, has included losses applicable to the minority interest against its interest since the minority owners have no obligation to make good on the losses. If future earnings do materialize, the Company shall be credited to the extent of such losses previously absorbed. On February 7, 2006, the Board of Directors approved the acquisition of the remaining 20% of Qufu from Shandong Shengwang Group Corporation. As a result, Qufu is a wholly-owned subsidiary of the Company, effective on February 1, 2006. There is no minority interest as of April 30, 2006. The acquisition of the remaining 20% of Qufu was a non cash transaction, whereby we issued 5,000,000 shares of our common stock to acquire the remaining 20% of Qufu. The minority interest income for the year end April 30, 2006 represents the minority interest's proportional share of Qufu's net income up until the date we acquired the minority interest ownership in Qufu.

Shipping and costs

Shipping costs are included in selling expenses and totaled $357,941 and $273,992 for the years ended April 30, 2006 and 2005, respectively.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent accounting pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS No. 151 amends the guidance in ARB No.43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handing costs, and spoilage. This statement requires that those items be recognized as current period charges regardless of whether they meet the criterion of "so abnormal" which was the criterion specified in ARB No. 43. In addition, this Statement requires that allocation of fixed production overheads to the cost of production be based on normal capacity of the production facilities. This pronouncement is effective for the Company beginning October 1, 2005. Adopting the new standard does not significantly impact the Company's consolidated financial statements as of April 30, 2006.

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. The Company has adopted FAS No.123R in the second quarter of fiscal year 2006.

In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Non-monetary Assets." The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for fiscal periods beginning after December 15, 2005. The adoption of this pronouncement is not expected to have any significant effect on the Company's financial position or results of operations.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 ("SFAS No. 154"), Accounting Changes and Error Corrections. SFAS No. 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 also requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We adopted SFAS No. 154 on April 1, 2006, which we do not expect SFAS No. 154 to have a significant impact on our consolidated financial condition and results of operations.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 2 - INVENTORIES

At April 30, 2006, inventories consisted of the following:

         Raw materials ...............................     $   873,376
         Finished goods ..............................         968,819
                                                           -----------
                                                             1,842,195

         Less: reserve for obsolete inventory ........         (63,325)
                                                           -----------
                                                           $ 1,778,870
                                                           ===========

NOTE 3 - PROPERTY AND EQUIPMENT

At April 30, 2006, property and equipment consisted of the following:

                                        Estimated Life

         Office Furniture                   7 Years        $     2,054
         Auto and Truck                    10 Years        $     3,927
         Manufacturing Equipment           20 Years        $ 4,831,178
         Building                          20 Years        $ 1,719,740
         Office Equipment                   5 Years        $    71,302
         Construction in Process                  -        $   594,967
                                                           -----------
                                                           $ 7,223,168
         Less: Accumulated Depreciation                    $(1,847,319)
                                                           -----------
                                                           $5,375, 849

For the years ended April 30, 2006 and 2005, depreciation expense amounted to $304,814 and $291,415, respectively.

NOTE 4 - RELATED PARTY TRANSACTIONS

Due from related parties

Before February 7, 2006, the minority shareholder of Qufu, which owned 20% of that company, was Shandong Shengwang Group Corporation ("Shengwang Group"). On February 7, 2006, the Company acquired 20% of Qufu from Group Corporation. As a result, Qufu is a wholly-owned subsidiary of the Company, effective on February 1, 2006. Prior to the acquisition of the minority interest of Qufu, the minority interest was owned by Shandong Shengwang Pharmaceutical Corporation Ltd. ("Corporation Ltd.") (17%) and Shandong Shengwang Group Corporation (2.5%) ("Shengwang Group"), both of which are controlled by our President and Chairman. The remaining minority shareholder, Qufu Veterinary Medicine Company, Ltd. ("Qufu Vet Ltd.") (0.5%) was controlled by a Chinese state owned agency.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 4 - RELATED PARTY TRANSACTIONS (continued)

Due from related parties (Continued)

Prior to acquisition of the minority interest, the Shengwang Group acquired the 17% interest of Qufu owned by Corporation Ltd., and ultimately the Shengwang Group acquired the 0.5% Qufu interest owned by Qufu Vet Ltd,, after which Qufu Vet Ltd. was dissolved. These events, resulted in the Shengwang Group owning 20% of Qufu.

Many of the members of the Company's management have been employed by Shandong Shengwang Pharmaceutical Group Corporation (the original 80% owner of Qufu) ("Group Corporation"), Corporation Ltd, and Shengwang Group prior to the 80% and 20% acquisition of Qufu, and performed services in conjunction with their duties at, and for, Qufu and the Company.

From time to time the Company advance funds to Corporation, Ltd. and certain of its affiliated entities to effectuate the purchase of equipment and hiring of construction services for the Company at advantageous prices through the buying power provided by Corporation, Ltd. in connection with the Company building an additional manufacturing line. At April 30, 2006, all funds advanced to Corporation, Ltd. for the purchase of equipment and hiring of construction services on the Company's behalf were utilized and the Company took possession of the equipment and manufacturing facilities.

The Company pays management fees to Corporation, Ltd. The management fees which are included in general and administrative expenses for the years ended April 30, 2006 and April 30, 2005 were $123,078 and $ 43,806 respectively. At April 30, 2006, the Company owed Corporation, Ltd. $8,497 for management fees.

Consulting agreement

On June 11, 2005, the Company entered into a one-year agreement with China Direct Investments, Inc. for business development and management services, effective May 1, 2005. In connection with this agreement, the Company was required to issue 665,000 shares of the Company's common stock payable on a quarterly basis on August 31, 2005, November 30, 2005, February 28, 2006 and May 1, 2006 for a total of 2,660,000 shares. In November 2005, the Company issued 1,330,000 shares of common stock due under this consulting agreement. A total of 1,330,000 shares were issued under this June 2005 agreement. The remaining 1,330,000 to be issued under this agreement were issued under a January 2006 service agreement.

In January 2006, the Company issued the remaining 1,330,000 shares due under this contract and entered into a new consulting agreement with China Direct Investments, Inc. In connection with the issuance of 2,660,000 common shares under the original consulting agreement, the Company recorded stock-based consulting expense of $235,058 and deferred consulting expense of $203,933 to be amortized over the new contract term of 36-months based on the fair value of common shares issuable at the end of each month of the service period at shares prices ranging from $.11 to $.20 per share. Effective January 1, 2006, the Company entered into a three-year agreement with China Direct Investments, Inc. to provide business development and management services. In connection with the new agreement, the Company issued 2,430,000 shares of common stock, plus the remaining 1,330,000 remaining to be issued under the June 2005 service agreement.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 4 - RELATED PARTY TRANSACTIONS (continued)

Consulting agreement (Continued)

The Company valued these shares using the fair value of common shares on grant date at approximately $.23 per share and recorded deferred consulting expense of $558,900 to be amortized over the service period. For the year ended April 30, 2006, amortization of deferred consulting expense amounted to $84,760.

NOTE 5 - ACQUISITIONS

On January 26, 2004, the Company entered into a Stock Purchase Agreement, effective February 1, 2004 with Shandong Shengwang Pharmaceutical Group Corporation ("Shandong"), a 90% shareholder of Qufu Natural Green Engineering Company Limited and its subsidiaries ("Qufu"). Qufu is a Chinese limited liability company with principal offices in Qufu City, Shandong, China. Under this agreement, Shandong exchanged 80% of the issued and outstanding capital stock of Qufu in exchange for 100% of the issued and outstanding capital stock of Sunwin Tech Group, Inc. with a fair market value of $95,000. The Company accounted for this acquisition using the purchase method of accounting. The Stock Purchase Agreement has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Qufu, pursuant to which Sunwin is treated as the continuing entity.

On February 7, 2006, the Company acquired 20% of Qufu Natural Green Engineering Company, Limited from Shandong Shengwang Group Corporation. As a result, Qufu Natural Green Engineering Company, Limited is a wholly-owned subsidiary of the Company, effective on February 1, 2006. There is no minority interest for the year ended April 30, 2006.

NOTE 6 - LOANS PAYABLE

Loans payable consisted of the following at April 30, 2006:


Note to Bank of China dated February 28, 2006, due in
quarterly installments  through February 28, 2007.
Interest rate at 6.9030%. Secured by equipment          $    255,487
                                                        ------------
          Total                                         $    255,487
                                                        ============

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 7 - INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" "SFAS 109". SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company's subsidiaries in China are governed by the Income Tax Law of the Peoples Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the "PRC Income Tax Law"). Pursuant to the PRC Income Tax Law, wholly-owned foreign enterprises are subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax). During the year ended April 30, 2006 the Company obtained approval from the Peoples Republic of China to have its income taxes abated. Such approval is in effect for the year end April 30, 2006, and was also granted for the prior fiscal year ended April 30, 2005. The Income tax benefit reflected in year end April 30, 2006 is for the reduction of income taxes payable owing from the year ended April 30, 2005.

The components of income before income tax consist of the following:

                                              Year Ended April 30,
                                          ----------------------------
                                              2006             2005
                                          -----------      -----------
         US Operations ..............     $  (682,742)     $  (288,410)
         Chinese Operations .........       3,179,220        1,910,278
                                          -----------      -----------
                                          $ 2,496,478      $ 1,621,868
                                          ===========      ===========

The components of the (benefit) provision for income taxes are as follows:

                                                 Year Ended April 30,
                                               ------------------------
                                                  2006           2005
                                               ---------      ---------

         Federal, State and Local ........     $       -      $       -
         Peoples Republic of China
                 - Federal and Local .....      (524,481)       513,373
                                               ---------      ---------
                                               $(524,481)     $ 513,373
                                               =========      =========

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 7 - INCOME TAXES (Continued)

The table below summarizes the differences between the Company's effective tax rate and the statutory US Federal rate as follows for years ended April 30, 2006 and 2005:

                                                                Year Ended April 30,
                                                             --------------------------
                                                                2006            2005
                                                             -----------    -----------
Income tax at Federal statutory rate .....................   $   874,000    $   568,000
Permanent differences - stock based compensation .........       136,000         87,000
US tax rate in excess of foreign tax rate ................       (50,000)       (32,000)
US net operating loss not available against foreign income        89,000         13,000
Other reconciling items for foreign income taxes .........             -       (123,000)
Abatement of foreign income taxes year end April 30, 2006     (1,049,000)             -
                                                             -----------    -----------
                                                                       -        513,000
Year end April 30, 2005 foreign income
  taxes abated in year end April April 30, 2006 ..........      (525,000)             -
                                                             -----------    -----------
Tax (benefit) provision ..................................   $  (525,000)   $   513,000
                                                             ===========    ===========

The Company has a net operating loss ("NOL") carryforward for United States income tax purposes at April 30, 2006 expiring through the year 2026. Management estimates the NOL as of April 30, 2006 to be approximately $620,000. The utilization of the Company's NOL's maybe limited because of a possible change in ownership as defined under Section 382 of Internal Revenue Code.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has recognized, a valuation allowance for those deferred tax assets for which it is more likely than not that realization will not occur. The Company's deferred tax asset as of April 30, 2006 is as follows:

         NOL carryforwards ............................      $ 135,000
         Valuation allowance ..........................       (135,000)
                                                             ---------
         Deferred tax asset, net of allowance .........      $       -
                                                             =========

NOTE 8 - STOCKHOLDERS' EQUITY

Preferred stock

The Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $.001, with such designations, rights and preferences as may be determined from time to time by the Board of Directors.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

Common Stock

On July 27, 2004, the Company's board of directors approved a 6 for 1 forward stock split. All per share data included in the accompanying consolidated financial statement have been adjusted retroactively to reflect the forward split.

On April 30, 2004, the Company issued 1,000,002 shares of common stock for debt. The Company valued these shares at the quoted trading price on the date of grant of $0.10 per common share. In connection with these shares, the Company reduced a loan payable by $100,000.

On April 30, 2004, the Company granted 2,125,002 shares of common stock to consultants for business development and marketing services. The Company valued these shares at the quoted trading price on the date of grant of $0.10 per common share.

In connection with these shares issued on April 30, 2004, for the years ended April 30, 2005 and 2004, the Company recorded stock-based consulting expense of $100,000 and $112,500, respectively.

On May 1, 2004, the Company entered into three one-year consulting agreements with third party consultants for business development services and for management services relating to the payment of professionals for legal and accounting services. In connection with these consulting agreements, the Company issued an aggregate of 1,500,000 shares of common stock. The Company valued these shares at the quoted trading price on the date of grant of $0.10 per common share. For the year ended April 30, 2005, in connection with these shares, the Company recorded stock-based consulting expense of $120,000 and professional fees of $30,000 (included in general and administrative expense).

In July 2004, the Company sold 2.5 units to three accredited investors in a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption available under Regulation D. Each unit consists of 600,000 shares of our common stock and two-year common stock warrants to purchase 600,000 shares of our common stock at an exercise price of $0.167 per share. As of July 15, 2004, the Company issued 1,500,000 shares of common stock and granted 1,500,000 warrants for net proceeds of $120,000.

On April 12, 2005, the Company completed an $875,000 financing consisting of 8,750,000 shares of our common stock at $.10 per share, and Class A Common Stock Purchase Warrants to purchase an additional 13,125,000 shares. Each warrant entitles the holder to purchase one share of common stock for a period of five years, at an exercise price of $.15 per share, subject to adjustment. In connection with this financing, the Company received net proceeds of $782,565.

If the Company fails to maintain an effective registration statement for the time periods required by the subscription agreement, or if the holder is unable to exercise the warrant as a result of the Company's failure to maintain an effective registration statement, upon written demand by the holder, the Company is obligated to pay the holder a sum equal to the closing price of the Company's common stock on the trading day immediately preceding the notice, less the original purchase price of $0.10 per share.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

Common Stock (Continued)

During the year ended April 30, 2006, the Company issued 15,500,000 shares of common stock in connection with the exercise of common stock warrants for proceeds of $2,350,500.

During the year ended April 30, 2006, the Company issued 4,960,000 shares of common stock in connection with the exercise of common stock options for net proceeds of $161,500 and share subscription receivable of $3,680,000.

During the year ended April 30, 2006, the Company issued 2,660,000 shares of common stock for services rendered (See Note 4). In connection with the issuance of these common shares, the Company recorded stock-based consulting expense of $235,058 and deferred consulting expense of $203,933 based on the fair value of common shares issued at the end of each month of the service period. Additionally, effective January 1, 2006, the Company entered into a new three-year agreement with China Direct Investments, Inc. to provide business development and management services. In connection with this new agreement, the Company issued 2,430,000 shares of common stock. The Company valued these services using the fair value of common shares on grant date at approximately $.23 per share and recorded deferred consulting expense of $558,900 to be amortized over the service period. For the year ended April 30, 2006, amortization of deferred consulting expense amounted to $84,760.

On February 7, 2006, the Company issued 5,000,000 shares of common stock to acquire the 20% minority interest of Qufu based on 20% of the shareholder equity of Qufu. In connection with the issuance of these common shares, the Company holds a 100% ownership interest in Qufu Natural Green Engineering Company, Limited. The acquisition of the remaining 20% of Qufu was a non cash transaction, whereby we issued 5,000,000 shares of our common stock to acquire the remaining 20% of Qufu. The minority interest income for the year end April 30, 2006 represents the minority interest's proportional share of Qufu's net income up until the date we acquired the minority interest ownership in Qufu. The Company recognized stock based consulting expense of $179,994. This amount of $179,994 represents the difference between the purchase price of $2,775,000 (5,000,000 common shares at $.555 per share) and the valuation of the minority interest of $2,595,006 that was purchased.

Stock Options

On March 23, 2005, the Company's Board of Directors authorized and adopted the 2005 Equity Compensation Plan (the "2005 Plan"). The Company has currently reserved 5,000,000 of its authorized but unissued shares of common stock for issuance under the 2005 Plan. On February 7, 2006, the Company's Board of Directors authorized and adopted the 2006 Equity Compensation Plan (the "2006 Plan"). The Company has currently reserved 6,200,000 of its authorized but unissued shares of common stock for issuance under the 2006 Plan. The number of shares authorized under the 2005 or 2006 Plan, may be amended (subject to adjustment in the event of certain changes in our capitalization) without further action by the Board of Directors and stockholders, as required.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

Stock options (Continued)

The purpose of these Plans is to encourage stock ownership by the Company's officers, directors, key employees and consultants, and to give these persons a greater personal interest in the success of its business and an added incentive to continue to advance and contribute to the Company. Subject to the limitation on the aggregate number of shares issuable under the 2005 and 2006 Plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by the Company, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the plan, although such shares may also be used by the Company for other purposes.

The 2005 and 2006 Plan is administered by the Company's Board of Directors or an underlying committee. The Board of Directors or the committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the plans, and the interpretation of the provisions thereof and of the related option agreement, are resolved by the Board or committee.

Plan options may either be options qualifying as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified options. The Company's officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the plan; only its employees are eligible to receive incentive options. In addition, the 2005 and 2006 Plans allows for the inclusion of a reload option provision which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, compensatory stock grants may also be issued.

Any incentive option granted under the plans must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each Plan's option and the manner in which it may be exercised is determined by the Board of Directors or the committee, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. The exercise price of non-qualified options shall be determined by the Board of Directors or the Committee, but shall not be less than the par value of our common stock on the date the option is granted. The per share purchase price of shares issuable upon exercise of either the 2005 or 2006 Plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the Plan.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

Stock options (Continued)

All incentive stock options expire on or before the 10th anniversary of the date the option is granted; however, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options expire 10 years and one day from the date of grant unless otherwise provided under the terms of the option grant.

As of April 30, 2006, there are no available shares to be issued, or granted with options, under the 2005 Plan. Under the 2005 Plan a total of 2,660,000 common shares were issued to satisfy the requirements under the service consulting agreement from June 2005, a total of 1,430,000 common shares were issued to satisfy the requirements under the service consulting agreement from January 2006, and the Company granted options to purchase 910,000 shares for a consulting agreement entered into in November 2005. These options granted for the purchase of 910,000 shares of common stock were exercised in the year ended April 30, 2006.

As of April 30, 2006, there are 1,265,000 shares available to be issued, or granted with options, under the 2006 Plan. Under the 2006 Plan a total of 860,000 common shares were issued to satisfy the requirements under a service consulting agreement from January 2006, in February 2006 the Company granted options to purchase 4,000,000 shares to employees, and the Company granted option to purchase 75,000 shares under a consulting agreement entered into in February 2006. All options granted for the purchase by employees of 4,000,000 shares of common stock were exercised in the year ended April 30, 2006. Of the options granted to the consultant for the purchase of 75,000 shares of common stock a total of 50,000 were exercised in the year ended April 30, 2006.

The following options were granted during the year ended April 30, 2006:

- On November 4, 2005, the Company entered into the consulting agreements with three consultants for general business development. These agreements have a term of one year. In addition the consultants will assist the Company in the marketing and selling of its Stevia and Chinese herb products in North America. The Company granted the three consultants an aggregate of 910,000 options to purchase 910,000 shares of the Company's common stock at $0.15 per share. These options were granted under the Company's 2005 equity compensation plan. The fair value of these option grants were estimated at $0.062 per option on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions dividend yield of -0- %; expected volatility of 92 %; risk-free interest rate of 3.75 % and an expected holding period of one year. In connection with these options, the Company recorded deferred compensation of $56,292 to be amortized over the service period of one year. For the year ended April 30, 2006, amortization of deferred consulting expense amounted to $28,146. These options have a one year life. All options were exercisable on the date of grant. All 910,000 options have been exercised during the year ended April 30, 2006.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

Stock options (Continued)

- On February 7, 2006, the Company issued 4,000,000 options to purchase shares of the Company's common stock to five employees. These options are for services to be rendered over three years. Of these 4,000,000 options issued to the employees, options to purchase 3,200,000 shares of the Company's common stock at $0.90 per share were granted to four employees and options to purchase 800,000 shares of the Company's common stock at $1.00 per share were granted to one employee. These options have a life of one year. These options were granted under the Company's 2006 equity compensation plan. The fair value of these option grants were estimated at $0.184 and $ 0.169 per option respectively on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions dividend yield of -0- %; expected volatility of 119 %; risk-free interest rate of 4.65 % and an expected holding period of one year. In connection with these options, the Company recorded deferred compensation of $722,137 to be amortized over the service period of three years. For the year ended April 30, 2006, amortization of deferred consulting expense amounted to $60,178. All options were exercisable on the date of grant. All 4,000,000 options have been exercised during the year ended April 30, 2006.

- On February 7, 2006, the Company entered into a three-month consulting agreement with a consultant to formulate a comprehensive marketing plan to distribute Stevioside manufactured by the Company, in North America. Under the agreement, the Company will pay the consultant $50,000 and grant the consultant 25,000 options per month for a period of three months. These options were granted under the Company's 2006 equity compensation plan. The options are to purchase common stock at $0.50 per share for a period of one year. The fair value of these option grants were estimated at $0.272 per option on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions dividend yield of -0- percent; expected volatility of 119 percent; risk-free interest rate of 4.65 percent and an expected holding period of one year. In connection with these options, the Company recorded deferred compensation of $20,404 to be amortized over the service period of one year. For the year ended April 30, 2006, amortization of deferred consulting expense amounted to $4,676. These options have a life of five years. All options were exercisable on the date of grant. A total of 75,000 options have been granted under this consulting agreement. Of these granted options 50,000 have been exercised during the year ended April 30, 2006.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

Common stock options (Continued)

A summary of the status of the Company's outstanding stock options granted as of April 30,2006 and changes during the period are as follows:

                                                                        Weighted
                                                                         Average
                                                                        Exercise
                                                       Shares             Price
                                                     ---------          --------
     Outstanding at April 30, 2004                           -          $     -
     Granted                                                 -                -
     Exercised                                               -                -
     Forfeited                                               -                -
                                                     ---------          --------
     Outstanding at April 30, 2005                           -          $     -
     Granted                                         4,985,000            0.773
     Exercised                                       4,960,000            0.774
     Forfeited                                               -                -
                                                     ---------          --------
     Outstanding at April 30, 2006                      25,000          $  0.50
                                                     =========          ========

     Options exercisable at end of period               25,000          $  0.50
                                                     =========          ========

         Weighted-average fair value of options
         granted during the period                                      $ 0.773

The following information applies to all options outstanding at April 30, 2006:

                             Options Outstanding         Options Exercisable
                          -------------------------      -------------------
                          Weighted
                          Average          Weighted                 Weighted
Range of                  Remaining        Average                  Average
Exercise                  Contractual      Exercise                 Exercise
Prices        Shares      Life (Years)     Price         Shares     Price
--------      ------      ------------     --------      ------     --------
 $0.50        25,000          0.78          $ 0.50       25,000      0.50

Common stock warrants

In July 2004, in connection with a private placement, the Company granted two-year common stock purchase warrants to purchase an aggregate of 1,500,000 shares of the Company's common stock with an exercise price of $0.167 per share. These warrants contain standard anti-dilution protection for the warrant holder in the event of stock splits, recapitalization or reorganization by the Company. All 1,500,000 warrants have been exercised during the year ended April 30, 2006.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

Common stock warrants (Continued)

On April 12, 2005, in connection with a private placement, the Company granted Class A Common Stock Purchase Warrants to purchase an aggregate of 13,125,000 shares of the Company's common stock. Each warrant entitles the holder to purchase one share of common stock for a period of five years, at an exercise price of $0.15 per share, subject to adjustment. Additionally, in connection with this private placement, the Company granted Class A Common Stock Purchase Warrants to purchase an aggregate of 375,000 shares of the Company's common stock for a period of five years, at an exercise price of $0.15 per share as a placement fee. The number of shares issuable upon the exercise, and the exercise price per share, are subject to adjustment in the event the Company issues additional shares of common stock as a dividend or other distribution or for stock splits or combinations. The number of shares of the Company's common stock and the exercise price of the warrant are also subject to adjustment in the event the Company issues additional shares of its common stock or any other securities which are convertible or exercisable into shares of its common stock at a per share price less than the exercise price of the warrant, other than in certain specific instances, in which event the exercise price of the warrant would be reset to the lower price. All 13,625,000 warrants granted in connection with this private placement have been exercised during the year ended April 30, 2006.

On May 1, 2005, the Company entered into a two-month agreement with China Direct Investments, Inc., a related party, to provide consulting and advisory services to assist the Company. The consultant received an aggregate of 500,000 Class A Common Stock Purchase Warrants to purchase shares of the Company's common stock at an exercise price of $0.15 per share for one year. The fair value of this warrant grant was estimated at $0.029 per warrant on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions dividend yield of -0- %; expected volatility of 45 %; risk-free interest rate of 4.00 % and an expected holding period of 5 years. In connection with these warrants, the Company recorded stock-based consulting expense of $14,564. All 500,000 warrants granted in connection with this agreement have been exercised during the year ended April 30, 2006.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

Common stock warrants (Continued)

A summary of the status of the Company's outstanding stock warrants granted as of April 30, 2006 and changes during the period is as follows:

                                                                    Weighted
                                                                     Average
                                                                    Exercise
                                                     Shares           Price
                                                   ----------       --------
         Outstanding at April 30, 2004                      -       $      -
         Granted                                   15,000,000          0.151
         Exercised                                          -              -
         Forfeited                                          -              -
                                                   ----------       --------
         Outstanding at April 30, 2005             15,000,000       $  0.151
         Granted                                      500,000          0.150
         Exercised                                 15,500,000          0.151
         Forfeited                                          -              -
                                                   ----------       --------
         Outstanding at April 30, 2006                      -       $     -
                                                   ==========       ========

         Warrants exercisable at end of period              -       $     -
                                                   ==========       ========
         Weighted-average fair value of warrants
          granted during the period                                 $  0.150
                                                                    ========

NOTE 9 - COMMITMENTS

Operating Leases

The Company leases office and manufacturing space under leases in Shandong, China that expire through 2013. All facilities related to traditional Chinese medicine are leased from Shandong Shengwang Pharmaceutical Group Corporation. This lease term will be expired on Oct0ber 1, 2012 with annual lease payment of $19,940. Future minimum rental payments required under these operating leases are as follows:

            Period:                           Total:          Shandong

   Period Ended April 30, 2007              $ 46,320          $ 19,940
   Period Ended April 30, 2008              $ 48,605          $ 19,940
   Period Ended April 30, 2009              $ 48,605          $ 19,940
   Period Ended April 30, 2010              $ 48,605          $ 19,940
   Period Ended April 30, 2011              $ 48,605          $ 19,940
   Thereafter                               $ 76,334          $ 28,249

Rent expense included in general and administrative expenses for the years ended April 30, 2006 and 2005 amounted to $46,990 and $42,479, respectively.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 10 - LEGAL PROCEEDINGS

The Company is not a party to any pending legal proceeding. No federal, state or local governmental agency is presently contemplating any proceeding against the Company.

NOTE 11 - OPERATING RISK

(a) Country risk

Currently, the Company's revenues are mainly derived from sale of herbs, beet sugar and veterinary products in the Peoples Republic of China ("PRC"). The Company hopes to expand its operations to countries outside the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company's financial condition.

(b) Products risk

In addition to competing with other companies, the Company could have to compete with larger U.S. companies who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel if access is allowed into the PRC market. If U.S. companies do gain access to the PRC markets, they may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

(c) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi (RMB) converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, the PRC is in a period of growth and is openly promoting business development in order to bring more business into the PRC. Additionally, the PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

(e) Key personnel risk

The Company's future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 11 - OPERATING RISK (Continued)

(f) Performance of subsidiaries risk

Currently all of the Company's revenues are derived via the operations of Qufu and its subsidiaries. Economic, governmental, political, industry and internal company factors outside of the Company's control affect each of the subsidiaries. If the subsidiaries do not succeed, the value of the assets and the price of our common stock could decline. Some of the material risks relating to the subsidiary companies include the fact that Qufu and all of their subsidiaries are located in China and have specific risks associated with that and the intensifying competition for the Company's products and services.

NOTE 12 - SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. In the periods ended April 30, 2006 and 2005, the Company operated in two reportable business segments - (1) the sale of essential traditional Chinese medicine, 100 percent organic herbal medicine, neutraceutical products, and animal medicines prepared from 100% organic herbal ingredients and (2) sale of natural sweetener (stevioside). The Company's reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. Condensed information with respect to these reportable business segments for the year ended April 30, 2006 and 2005 is as follows:

Year Ended April 30, 2006 (Unaudited):

                                   Chinese and        Natural          Corporate
                                      Animal         Sweetener            and
                                    Medicines       (Stevioside)         Other         Consolidated
                                   -----------      ------------      -----------      ------------
Net Revenues ................      $ 8,288,493      $ 7,201,520       $         -       $15,490,013
Interest expense (income) ...           37,729           (2,391)                -            35,338
Depreciation and amortization          149,608          155,206                 -           304,814
Net income (loss) ...........        1,927,890        1,184,666          (682,742)        2,429,814
Long-lived asset expenditures        2,599,074        1,353,138                 -         3,952,212
Segment Assets ..............      $ 7,664,588      $ 7,858,330       $   642,257       $16,165,175

Year Ended April 30, 2005(Unaudited):

                                   Chinese and        Natural          Corporate
                                      Animal         Sweetener            and
                                    Medicines       (Stevioside)         Other         Consolidated
                                   -----------      ------------      -----------      ------------
Net Revenues ................      $ 6,573,440      $ 5,540,566       $         -       $12,114,006
Interest expense (income) ...           46,914           11,240             3,900            62,054
Depreciation and amortization           96,092          195,323                 -           291,415
Net income (loss) ...........          614,703          502,821          (288,410)          829,114
Long-lived asset expenditures          770,198          211,436                 -           981,634
Segment Assets ..............      $ 4,249,534      $ 5,687,174       $   900,777       $10,837,485

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2006 and 2005

NOTE 13 - SUBSEQUENT EVENTS (unaudited)

On May 31, 2006, the Company has entered into an oral agreement with Shandong Yulong Group Company, Limited ("Yulong") to acquire 100% ownership of Qufu Pharmaceuticals Factory ("Qufu Pharmaceuticals"). Qufu Pharmaceuticals Factory, founded in 1994, a wholly owned subsidiary of Yulong, manufactures and distributes Class I medicines in China. The medicines are derived from chemical compounds not from herbal based remedies. The Company will issue shares of its common stock to acquire Qufu Pharmaceuticals. The acquisition will enable the Company to diversify its revenues into another segment.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY.............................................................3
ABOUT THE OFFERING.............................................................3
SELECTED FINANCIAL DATA........................................................4
RISK FACTORS...................................................................4
CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING INFORMATION...................14
MARKET FOR COMMON STOCK AND DIVIDEND POLICY...................................14
CAPITALIZATION................................................................15
USE OF PROCEEDS...............................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................16
BUSINESS......................................................................32
MANAGEMENT....................................................................49
EXECUTIVE COMPENSATION........................................................53
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS..........................60
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................60
DESCRIPTION OF SECURITIES.....................................................61
SELLING SECURITY HOLDERS......................................................63
PLAN OF DISTRIBUTION..........................................................72
LEGAL MATTERS.................................................................74
EXPERTS.......................................................................74
WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................74



                   SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.


                                   PROSPECTUS
                                   ----------


                                  _______, 2007


                        22,146,250 Shares of Common Stock

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Nevada Revised Statutes allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

(a)      the officer or director conducted himself or herself in good faith;

(b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

(c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

         Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

         SEC Registration and Filing Fee ..................     $   397
         Legal Fees and Expenses* .........................      35,000
         Accounting Fees and Expenses*  ...................      30,000
         Financial Printing* ..............................       5,000
         Transfer Agent Fees*  ............................       1,500
         Blue Sky Fees and Expenses*  .....................       2,500
         Miscellaneous* ...................................       1,000
                                                                -------
                                 TOTAL ....................     $75,397
                                                                =======
         * Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         Following are all issuances of securities by the small business issuer during the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

         Effective on April 30, 2004, we acquired 100% of the issued and outstanding shares of Sunwin Tech from its stockholders, in exchange for approximately 17,000,000 shares of our common stock which resulted in a change of control of our company. In connection with the transaction, Sunwin Tech purchased 4,500,000 shares of our common stock owned by our former principal stockholders, and, at the closing, Sunwin Tech distributed the 4,500,000 shares to Messrs. Baozhong Yuan, Xianfeng Kong and Lei Zhang (former officers and directors) and Laiwang Zhang, pro-rata to their ownership of Sunwin Tech immediately prior to the closing. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

         On April 30, 2004, we issued 1,000,002 shares of our common stock to an unaffiliated third party in satisfaction of $100,000 due that party by our company. We valued these shares at $0.10 per share. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

         On April 30, 2004, we also issued an aggregate of 2,125,002 shares of our common stock to eight individuals and entities as compensation for business development and advisory services under agreements for services rendered or to be rendered for a six-month period. We valued these shares at $0.10 per share, resulting in consulting expense of $112,500 for fiscal 2004 and deferred consulting expense of $100,000. These issuances included 709,680 shares issued to Mr. Richard J. Church and 290,322 shares issued to Mr. Michael L. Mead, former officers and directors of our company. The securities were issued in reliance on an exemption from registration provided by Section 4(2) and Regulation D of the Securities Act.

         On May 1, 2004, we issued an aggregate of 1,500,000 shares of our common stock to two companies and one individual as compensation valued at $150,000 under one year consulting agreements. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act. We valued these shares at $150,000.

         In July 2004, we sold 2.5 units of our securities to three accredited investors in a private transaction exempt from registration under the Securities Act in reliance on an exemption available under Section 4(2) and Regulation D of the Securities Act. Each unit consisted of 600,000 shares of our common stock and two-year common stock purchase warrants to purchase 600,000 shares of our common stock at an exercise price of $0.167 per share. This transaction resulted in the issuance of an aggregate of 1,500,000 shares of our common stock and warrants to purchase an additional 1,500,000 shares. We received gross proceeds of $120,000. We did not use a placement agent and paid no commission.

         In April 2005, we sold 8,750,000 shares of our common stock at $.10 per share, and issued five year common stock purchase warrants to purchase an additional 13,125,000 shares at an exercise price of $0.15 per share, to 12 accredited investors in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of the Securities Act and the rules and regulations, including Regulation D. We paid a finder's fee of $87,500 and issued five-year warrants to purchase a total of 375,000 shares of common stock with an exercise price of $0.15 per share.

         In May 2005, we issued five-year warrants to purchase 500,000 shares of our common stock, at an exercise price of $.15 per share, to China Direct Investments, Inc., an accredited investor, as compensation under a consulting agreement for advisory services rendered or to be rendered for a two month period. We valued these shares at $39,221. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

         In August 2005, we issued 665,000 shares of our common stock to China Direct Investments, Inc., an accredited investor, as compensation under a consulting agreement for advisory services rendered. We valued these shares at $73,150. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

         In February 2006, we acquired the remaining 20% of Qufu from Shandong Shengwang Pharmaceutical Group Corporation, an accredited investor, in exchange for 5,000,000 shares of our common stock valued at $2,775,000. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

         In March 2006 we issued 140,000 shares of our common stock to China Direct Investments, Inc., an accredited investor, as compensation under a consulting agreement for advisory services rendered. We valued the shares at $32,200. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

         In March 2007, we sold 9,812,500 shares of our common stock and issued common stock purchase warrants to purchase an additional 9,812,500 shares of common stock to 18 accredited investors in a private placement exempt from registration under the Securities Act in reliance on exemptions provided by
Section 4(2) and Rule 506 of Regulation D of that act resulting in gross proceeds to us of $4,121,250. We paid Skyebanc, Inc., an NASD member firm that acted as placement agent in the transaction, a cash fee of $15,960 and issued it warrants to purchase 38,000 shares of common stock as compensation for its services. We paid $25,000 to counsel for the investors as reimbursement for legal services rendered in connection with the offering. We also paid due diligence fees to certain investors or their advisors, as well as a fee to China Direct Investments, Inc. who advised us in the offering, which consisted of an aggregate of $151,305 in cash and common stock warrants to purchase a total of 943,250 shares of common stock.

         In March 2007 we issued Capital One Resource Co., Ltd., an accredited investor and affiliate of China Direct Investments, Inc., 500,000 shares of our common stock as compensation under a consulting agreement for advisory services rendered under the terms of the agreement with China Direct Investments, Inc. We valued the shares at $215,000. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

         In April 2007 we issued Capital One Resource Co., Ltd., an accredited investor, 1,200,000 shares of our common stock as compensation under a consulting agreement for advisory services. We valued the shares at $600,000 based upon the fair market value of the shares on the date of issuance. The securities were issued in reliance on an exemption from registration provided by
Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS.

3.1      Articles of Incorporation (1)
3.2      Certificate of Amendment to Articles of Incorporation (2)
3.3      By-Laws (1)
4.1      Form of $0.65 common stock purchase warrant (8)
5.1      Opinion of Schneider Weinberger & Beilly LLP *
10.1 Share Exchange Agreement dated April 30, 2004 between Network USA, Inc. and the stockholders of Sunwin Tech Group, Inc. (3)
10.2     Form of Stevia rebaudiana Planting Agreement (4)
10.3 Stock Purchase Agreement between Sunwin Tech Group, Inc., Qufu Natural Green Engineering Company, Limited and Shandong Shengwang Pharmaceutical Group Corporation (4)
10.4     2005 Equity Compensation Plan (5)
10.5     Consulting and Management Agreement with China Direct Investments, Inc.
         *
10.6 Lease agreement dated October 1, 2002 between Shandong Shengwang Pharmaceutical Corporation and Qufu Natural Green Engineering Co., Ltd.
         (7)

10.7 Lease agreement dated October 6, 2002 between Qufu LuCheng Chiya Resident Commitment and Qufu Natural Green Engineering Co., Ltd. (7)
10.8 Lease agreement dated April 1, 2004 between Qufu ShengDa Industry Co., Ltd. and Qufu Natural Green Engineering Co., Ltd.(7)
10.9 Stock Purchase Agreement dated February 7, 2006 between Sunwin International Neutraceuticals, Inc., Qufu Natural Green Engineering Company and Shandong Shengwang Pharmaceutical Group Corporation (6)
10.10    2006 Equity Compensation Plan (6)
10.11    Subscription Agreement (8)

10.12 Consulting and Management Agreement with CDI Shanghai Management Co., Ltd. and Capital One Resource Co., Ltd. *

23.1     Consent of Sherb & Co., LLP*
23.2     Consent of Schneider Weinberger & Beilly LLP (included in Exhibit 5.1)*

*   filed herewith

**  previously filed

(1) Incorporated by reference to the Annual Report on Form 10-KSB for the fiscal year ended April 30, 2000
(2) Incorporated by reference to the Form 8-K/A as filed on July 30, 2004.
(3) Incorporated by reference to the Report on Form 8-K as filed with on May 12, 2004.
(4) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended April 30, 2004.
(5) Incorporated by reference to the Report on Form 8-K as filed on April 28, 2005.
(6) Incorporated by reference to the Quarterly Report on Form 10-QSB for the period ended January 31, 2006.
(7) Incorporated by reference to the Annual Report on Form 10-KSB/A for the fiscal year ended April 30, 2005.
(8) Incorporated by reference to the Report on Form 8-K as filed on March 23, 2007.

ITEM 28. UNDERTAKINGS.

         The small business issuer will:

         (1) File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information to the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at then end of the offering.

         (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

         i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

         ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer; The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer;

         iii. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser;

         iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

         (5) For determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned on May 24, 2007.

                                  Sunwin International Neutraceuticals, Inc.

                                  By: /s/ Dongdong Lin
                                      ----------------
                                      Dongdong Lin, Chief Executive Officer,
                                      director, principal executive officer

                                  By: /s/ Fanjun Wu
                                      -------------
                                      Fanjun Wu, Chief Financial Officer, and
                                      principal accounting and financial officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                      TITLE                          DATE

/s/  Laiwang Zhang          President and Chairman                May 24, 2007
------------------
Laiwang Zhang

/s/ Dongdong Lin            Chief Executive Officer, director,    May 24, 2007
----------------            principal executive officer
Dongdong Lin

/s/ Fanjun Wu               Chief Financial Officer and           May 24, 2007
-------------               Principal accounting officer
Fanjun Wu

/s/ Chengxiang Yan          Director                              May 24, 2007
------------------
Chengxiang Yan